As Filed with the Securities and Exchange Commission on October 15, 2004

Registration No.: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXESSTEL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	3661	91-1982205
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6815 Flanders Drive, Suite 210

San Diego, CA 92121

(858) 625-2100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mike H.P. Kwon

Chief Executive Officer

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, CA 92121

(858) 625-2100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Hentrich, Esq. John D. Tishler, Esq. Steffani M. Stevens, Esq. Sheppard, Mullin, Richter & Hampton LLP 12544 High Bluff Drive San Diego, CA 92130 Ph (858) 720-8900 Fax (858) 509-3691

David Morash

President, Chief Operating Officer

and Acting Chief Financial Officer

Helen Chao, Esq.

Secretary and General Counsel

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, CA 92121

Ph (858) 625-2100

Fax (858) 625-2110

	Stanton D. Wong, Esq. Gabriella A. Lombardi, Esq. Pillsbury Winthrop LLP 2475 Hanover Street Palo Alto, CA 94304-1114 Ph (650) 233-4500 Fax (650) 233-4545	Christopher M. Forrester, Esq. Pillsbury Winthrop LLP 11682 El Camino Real San Diego, CA 92130 Ph (858) 509-4052 Fax (858) 509-4010

Approximate date of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	9,200,000 Shares	$3.60	$33,120,000	$4,197

(1)	Includes 1,200,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock as reported by the American Stock Exchange on October 13, 2004, pursuant to Rule 457(c) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2004

8,000,000 Shares

Common Stock

Axesstel, Inc. is offering 5,000,000 shares of its common stock and our selling stockholders are offering 3,000,000 shares of Axesstel, Inc.’s common stock. Axesstel, Inc.’s common stock is traded on the American Stock Exchange under the symbol “AFT.” The last reported sale price of the common stock on the American Stock Exchange on October 13, 2004 was $3.64 per share.

Investing in our common stock involves risks.

See “ Risk Factors” beginning on page 6.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount and Commissions	$	$
Proceeds, Before Expenses, to Axesstel, Inc.	$	$
Proceeds to the Selling Stockholders	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Axesstel, Inc. and the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock to cover over-allotments, if any.

Sole Book Runner

First Albany Capital Pacific Growth Equities, LLC

Merriman Curhan Ford & Co.

Prospectus dated                     , 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, the “Company,” “Axesstel,” “we,” “us” and “our” refer to Axesstel, Inc., a Nevada corporation, and its subsidiaries unless otherwise noted.

We own the trademark “Axesstel.” All other tradenames and trademarks used in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, and it may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” the consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our Company

We design, develop and market fixed wireless voice and data products for the worldwide telecommunications market. Fixed wireless products are stationary telephones, data terminals and broadband modems that connect to telecommunications service providers using wireless transmission instead of a landline. Our products are based on Code Division Multiple Access, or CDMA technology, and include desktop phone terminals, payphone terminals, voice/data terminals and broadband modems used for high-speed voice and data services.

The worldwide telecommunications market is estimated to be $1.04 trillion in 2004. Despite the size of this market, telephone penetration is less than 5% of the worldwide population outside of Europe and North America. For much of the world’s population, basic telephone service is available only through wireless technology. Even in areas where wireless networks have been widely deployed, the cost of ownership for a mobile phone is high and mobile phones are not well-suited for use as a landline substitute. We believe recent developments have made fixed wireless an attractive alternative to both mobile and landline telephones. For example, the cost of licensing fixed wireless spectrum has generally decreased, governments and telecommunications service providers are subsidizing the purchase of fixed wireless phones, systems costs have declined, and transmission protocols have standardized around CDMA and Global System for Mobile Communication, or GSM.

We currently sell our products to telecommunications service providers in developing countries where large segments of the population do not have access to telephone service. Currently, our principal customers are Tata Teleservices in India, TeleCard Limited in Pakistan, affiliates of BellSouth International, Inc. in Latin America and an affiliate of a major U.S. telecommunications service provider in Venezuela. We believe there are over 80 CDMA-based telecommunications service providers in over 35 countries that have deployed or plan to deploy fixed wireless solutions. We intend to increase our customer base by marketing to these service providers.

Since January 2004, substantially all of our net revenues have been generated from the sale of our voice and data desktop terminals; however, we believe an increasing portion of our net revenues will be derived from sales of our broadband data products. Our newest product is our CDMA2000 1xEV-DO broadband modem. The CDMA2000 1xEV-DO standard is a third generation, or 3G, CDMA technology used for high-speed data communications.

We outsource the manufacturing of all of our products exclusively to Wistron NeWeb Corporation, or WNC, a leading contract manufacturer based in Taiwan that specializes in advanced wireless communications. We believe that outsourcing our manufacturing to WNC allows us to scale production rapidly, focus on our core competency of designing and engineering our products and reduce our capital requirements.

We believe that we provide the following benefits to our customers:

•	high-quality products at affordable prices;

•	reliable delivery of products with short lead-times;

•	products that are easy to deploy, install and use; and

•	products with a full range of voice and data features.

Our objective is to be the leading provider of CDMA-based fixed wireless voice and data products in our target markets. Key elements of our strategy include:

•	increasing market share with existing customers;

•	acquiring new customers;

•	continuing to aggressively manage the costs of developing and manufacturing our products;

•	continuing to develop innovative products;

•	establishing and expanding strategic partnerships; and

•	penetrating developed markets through the rollout of data products.

Recent Developments

On October 14, 2004, we sold 833,334 shares of our common stock to three private equity funds managed by ComVentures, a venture capital fund based in Palo Alto, California that invests exclusively in communications and infrastructure companies, at a per share price of $3.60 for aggregate proceeds of $3.0 million.

Our Address

Our principal executive offices are located at 6815 Flanders Drive, Suite 210, San Diego, CA 92121, and our telephone number at that address is (858) 625-2100. Information contained in our website is not part of this prospectus.

The Offering

Common stock offered by Axesstel	5,000,000 shares

Common stock offered by the selling stockholders	3,000,000 shares

Common stock outstanding after this offering	15,249,606 shares

Over-allotment option	1,200,000 shares

Use of proceeds

We intend to use the net proceeds primarily for working capital, capital expenditures and general corporate purposes. We also may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no plans for acquisitions of any businesses, products or technologies. We will not receive any proceeds from the sale of our common stock by the selling stockholders. See “Use of Proceeds.”

American Stock Exchange symbol	AFT

The total number of shares of our common stock set forth above that will be outstanding after this offering is based on 10,249,606 shares outstanding as of October 14, 2004 and, unless specifically stated otherwise, the information in this prospectus:

•	excludes the exercise for cash by some of the selling stockholders prior to the closing of this offering of options to purchase shares of common stock with a weighted average exercise price of $ per share and warrants to purchase shares of common stock with a weighted average exercise price of $ per share;

•	excludes shares of common stock reserved for issuance on the exercise of convertible debentures and notes;

•	excludes 7,842,503 shares of common stock as of October 14, 2004 reserved for issuance on the exercise of 4,036,663 outstanding options with a weighted average exercise price of $0.97 per share and 3,805,840 outstanding warrants with a weighted average exercise price of $0.78 per share; and

•	excludes 909,940 shares of common stock reserved for future grants under our stock option plans.

•	excludes shares of common stock that the underwriters may purchase from us to cover over-allotments, if any.

Unless we state otherwise, information in this prospectus assumes that the underwriters will not exercise their over-allotment option and that no other person, other than the selling stockholders described above, will exercise any other outstanding options or warrants or will convert any convertible securities.

Summary Consolidated Financial Data

The tables below summarize our consolidated statements of operations and balance sheet data as of and for the periods indicated. The data are derived from, and are qualified by reference to, the consolidated financial statements and related notes included elsewhere in this prospectus. The data in the following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2002	2003	2003	2004
			(unaudited)
Consolidated Statements of Operations Data:
Net revenues:
Product sales	$3,898,787	$4,290,013	$2,248,275	$8,303,590
Engineering development service	4,020,000	7,253,980	6,161,480	—

Total net revenues	7,918,787	11,543,993	8,409,755	8,303,590

Cost of goods sold:
Product sales	3,498,651	4,067,376	2,784,825	7,243,001
Engineering development service	929,910	3,391,537	1,449,797	—

Total cost of goods sold	4,428,561	7,458,913	4,234,622	7,243,001

Gross profit:
Product sales	400,136	222,637	(536,550)	1,060,589
Engineering development service	3,090,090	3,862,443	4,711,683	—

Total gross profit	3,490,226	4,085,080	4,175,133	1,060,589

Total operating expenses	3,358,192	7,823,385	3,072,718	5,253,074
Operating income (loss)	132,034	(3,783,305)	1,102,415	(4,192,485)

Other income (expense)	127,367	(137,696)	148,255	(204,685)

Income (loss) before income taxes	259,401	(3,876,001)	1,250,670	(4,397,170)

Provision (benefit) for income taxes	204,136	(1,266,730)	413,000	(1,758,868)

Net income (loss)	$55,265	$(2,609,271)	$837,670	$(2,638,302)

Earnings (loss) per share:
Basic	$0.01	$(0.41)	$0.13	$(0.33)

Diluted	$0.01	$(0.41)	$0.09	$(0.33)

Weighted average shares outstanding:
Basic	6,879,120	6,417,376	6,222,844	8,108,310

Diluted	9,869,321	6,417,376	9,104,734	8,108,310

			As of June 30, 2004
			Actual	As Adjusted
			(unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents			$1,490,336
Working capital			(1,105,688)
Total assets			14,550,625
Long-term liabilities			2,720,650
Total stockholders’ equity			4,832,871

The as adjusted consolidated balance sheet data as of June 30, 2004 gives effect to the sale of the 5,000,000 shares of common stock we are offering pursuant to this prospectus, at an assumed public offering price of $         per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

RISK FACTORS

You should consider carefully the risks described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could suffer and the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

Risks Related to Our Business

If we do not successfully execute our new business model, the value of your investment will decline.

In the fourth quarter of 2003 and first quarter of 2004, we transitioned from a business model involving contract research and development and product development, manufacturing and marketing to a business model in which we focus entirely on developing, manufacturing and selling branded products for the wireless telecommunications industry. Our limited experience in our new business reduces our ability to evaluate our prospects and make appropriate forecasts and assumptions with certainty. Our new business model requires that we continue to design competitive products, manufacture these products in high volumes and at increasingly lower unit cost, and sell these products at attractive prices and in increasingly large quantities. If we do not successfully execute our new business model, our results of operations will be harmed substantially and the value of your investment in our stock will decline.

We rely on a small number of customers for substantially all of our net revenues and the loss of one or more of these customers would seriously harm our business.

For the six months ended June 30, 2004, three customers and their affiliates have accounted for substantially all of our net revenues and a substantial portion of our net revenues have been derived from one customer. We expect that our dependence on a small number of customers will continue into the foreseeable future. At present, these customers generally purchase products from us on a purchase order basis. Orders covered by firm purchase orders are generally not cancelable, however customers may decide to delay or cancel orders. In that case, we would have difficulty enforcing the provisions of the purchase order and our net revenues could decline substantially. Any such decline could result in us incurring net losses, increasing our accumulated deficit and needing to raise additional capital to fund our operations.

If we cannot eliminate our operating losses, we may need to raise additional capital to continue our operations, which may not be available on commercially reasonable terms, or at all, and which may dilute your investment.

We have incurred significant operating losses since we changed our business model. For the six months ended June 30, 2004, we incurred a net loss of $2.6 million. At June 30, 2004, we had an accumulated deficit of $6.2 million. Eliminating these losses and achieving profitability will require us to increase our customer orders, reduce our manufacturing costs and manage our operating and administrative expenses. We cannot guarantee that we will be successful in achieving or maintaining profitability and eliminating our accumulated deficit. If we are unable to generate sufficient net revenues to pay our expenses, and the proceeds from this offering and our existing sources of cash and cash flows are otherwise insufficient to fund our activities, we will need to raise additional funds to continue our operations. These funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we are unsuccessful in eliminating our losses and reducing our accumulated deficit, and we cannot obtain additional funds on commercially reasonable terms or at all, we may be required to cease our operations, which could result in the loss of all of your investment in our stock.

We depend in substantial part on the adoption and acceptance of fixed wireless telecommunications in developing countries and regions to create demand for our products.

Our target customers are large telecommunications service providers who are developing wireless services in developing countries and regions where demand for basic telephone service has grown substantially in recent years and where the cost of building a wireless telecommunications infrastructure is preferable to a traditional wireline infrastructure. These service providers in turn resell our products to their customers, the end users, who use our products over their telecommunications networks. If demand for fixed wireless infrastructure in these countries does not continue to increase, if the service providers elect to develop traditional landline infrastructure instead of fixed wireless infrastructure in these countries or if the service providers are unable to finance network expansion and related fixed wireless phones, demand for our products will not develop. Even if these service providers elect to develop fixed wireless infrastructure, demand for our products will not develop if the service providers are unable to sell their services and our products to the end users at prices that are affordable. In some instances, service providers purchase our products from us and then resell the products to their end users at reduced prices in order to establish a service relationship with those users. If telecommunications service providers do not continue to subsidize the purchase of our products, our revenues may decline if end users cannot afford our products on their own.

We expect our operating results to fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.

We believe that our operating results may fluctuate substantially from quarter-to-quarter and year-to-year for a variety of reasons, many of which are beyond our control. Factors that could affect our quarterly and annual operating results include those listed below as well as others listed in this “Risk Factors” section:

•	changes in our pricing policies or those of our competitors;

•	the introduction of new products or product enhancements by us or our competitors;

•	changes in the terms of our arrangements with customers or suppliers;

•	our current reliance on large-volume orders from only a few customers;

•	variations in our distribution channels;

•	general economic conditions in our target markets;

•	the timing of final product approvals from any major customer;

•	delays or failures to fulfill orders for our products on a timely basis;

•	the ability of our customers to obtain letters of credit in a timely manner that are satisfactory to us;

•	our inability to forecast our manufacturing needs;

•	delays in the introduction of new or enhanced products by us or market acceptance of these products;

•	change in the financial position of our manufacturer;

•	the availability and cost of raw materials and components for our products;

•	an increase in product warranty returns or in our allowance for doubtful accounts; and

•	operational disruptions, such as transportation delays or failures of our order processing system.

As a result of these factors, period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance. In addition, our operating results may fall below the expectations of public market analysts or investors. In this event, our stock price could decline significantly.

If CDMA technology does not continue to be accepted and to grow throughout the world, demand for our products will decline.

All of our products are based on CDMA technology; therefore, our business will suffer if service providers in markets where fixed wireless infrastructure is being developed do not elect to base the infrastructure on CDMA technology. If a competing standard, such as GSM, is chosen by a particular service provider, we will be unable to market our products to that service provider unless we are able to change our products to operate on that standard. This would require significant investment to modify our products or would reduce the number of service providers to which we could market our existing products. If one of our customers is purchased by a larger telecommunications service provider that uses another standard such as GSM, the local service provider may switch to the competing standard and our sales of CDMA fixed wireless phones could decrease.

We must expand our customer base in order to grow our business.

To grow our business, we must fulfill orders from our existing customers, obtain additional orders from our existing customers, develop relationships with new customers and obtain and fulfill orders from new customers. We cannot guarantee that we will be able to develop relationships with additional telecommunications service providers and obtain purchase orders from those service providers. Further, even if we do obtain purchase orders from additional telecommunications service providers, there is no guarantee that those orders will be for product quantities or at product prices that will enable us to recover our costs in acquiring those customers and fulfilling the orders. Whether we will be able to obtain additional orders for our products will depend on a number of factors, including:

•	the continued acceptance of fixed wireless products, such as the products that we sell;

•	the growth in our target markets of fixed wireless infrastructure that support CDMA standards;

•	our ability to manufacture reliable products at competitive prices that have the features that are required by our customers and the end users of those products; and

•	our ability to expand relationships with existing customers and to develop relationships with new customers that will lead to additional orders for our products.

We expect to experience competitive pricing pressure for our products, which may impair our revenue growth, gross margins and ability to achieve profitability.

Pricing for fixed wireless phones has been declining along with pricing in general for telecommunications equipment and other technology products. We believe that these pricing trends will continue in the future. Accordingly, as we reduce our selling prices, our results of operations will be adversely affected unless we can generate equivalent cost reductions in our cost of goods and otherwise.

We depend on a single third-party manufacturer to produce all of our products.

We currently rely on WNC, which is located in Taiwan, to manufacture all of our products. We expect to continue to rely primarily on a limited number of third-party manufacturers to produce our products. Our reliance on others for our manufacturing exposes us to a number of risks which are outside our control, including:

•	unexpected increases in manufacturing costs;

•	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

•	interruptions in shipments for an extended period of time due to acts of God, war, terrorism, earthquakes, typhoons, damaging winds or floods;

•	interruptions in manufacture and shipments for an extended period of time due to shortages of electricity or water;

•	inability to control quality of finished products;

•	inability to control delivery schedules;

•	inability to control production levels and to meet minimum volume commitments to our customers;

•	inability to control manufacturing yield;

•	inability to maintain adequate manufacturing capacity;

•	inability to secure adequate volumes of components in a timely fashion or at expected prices;

•	unwillingness of our current or future manufacturing supplier to provide sufficient credit to support our sales;

•	manufacturing delays due to lack of financing, availability of parts, labor stoppages, disruptions or political instability in the region; and

•	scarcity of shipping containers.

In addition, we currently purchase all of our products from WNC on a purchase order basis. WNC is not obligated to accept any purchase order we submit and therefore may elect not to supply products to us on the terms we request, including terms related to specific quantities, pricing or timing of deliveries. If WNC were to refuse to fulfill our purchase orders on terms that we request or on terms that would enable us to recover our expenses and make a profit, we would not be able to fulfill customer orders, which would negatively impact our revenues attributable to that order, our reputation with that customer and other customers and our competitive position in the marketplace. Further, if WNC were to cease manufacturing our products on acceptable terms, we may be unable to identify and secure the services of a new third-party manufacturer in a timely manner or on terms that would be commercially reasonable.

Given that we rely exclusively on WNC to manufacture our products, we are subject to risks affecting WNC’s business, including delays in its manufacturing process, availability of components, disruptions in its workforce or manufacturing capabilities, capacity constraints, quality control problems and compliance by WNC with import and export restrictions of the U.S. and foreign countries. In particular, in order to meet our projected demand, WNC will need to make additional capital expenditures, which it may choose not to do. Any of these risks could result in a delay of quality products being shipped to our customers, which could negatively impact our revenues, our reputation and our competitive position in our industry.

We may experience delays in manufacturing and our costs may increase if we are unable to provide our manufacturer with an accurate forecast of our needs.

We provide WNC with a rolling forecast of demand, which it uses to determine our component requirements. Lead times for ordering components vary significantly and depend on various factors, such as the specific supplier, contract terms and demand and supply for a component at a given time. Some of our components have long lead times. If our forecasts are less than our actual requirements, WNC or any other third-party manufacturer that we use in the future may not be able to manufacture products in a timely manner. Furthermore, if we cannot produce our products in a timely manner, the liquidated damages provisions in some of our contracts with our customers may result in our selling our products at a loss. If our forecasts are too high, our manufacturer will be unable to use the components it has purchased on our behalf. The cost of the components used in our products tends to drop rapidly as volumes increase and the technologies mature. Therefore, if WNC is unable to use fully components purchased on our behalf, our cost of producing products may be higher than our competitors due to an oversupply of higher priced components.

We may be required to maintain greater working capital in the future, which may harm our ability to accept high-volume purchase orders.

Under the arrangements we have with our existing customers, we accept customer orders based on letters of credit that our customers place with us. This enables us to maintain a low level of working capital because we are able to quickly collect payment for the products that we deliver and pay our third-party vendors. If we are unable to continue to persuade customers to place letters of credit with us, we may be required to maintain a greater level of working capital in order to pay our manufacturer and third-party vendors. It is possible that future customers may not be able to establish letters of credit acceptable to us, which could result in a need for us to have greater working capital in order to fulfill such customers’ orders. In such an event, we might be precluded from accepting large orders from these customers because of limitations on our working capital. Any inability to accept such orders could harm our ability to meet our projections and reduce our net revenues.

In order to stay competitive and meet customer demand on a timely basis, we may decide or be forced to stock inventory of components or finished product.

Presently, WNC manufactures our products based upon purchase orders. We make our purchase orders with WNC based upon firm purchase orders from our customers, and we carry no inventory. For competitive reasons or because of delays in the supply chain, we may be forced to stock components or finished product ourselves. This may require substantial working capital which would be costly and might be unavailable. Also, the inventory we stock might become obsolete requiring us to write it off and sustain a loss which could be substantial.

We rely upon a license and chipsets from Qualcomm for CDMA technology that is critical to our products.

All of our products are based on proprietary CDMA technology that we license from Qualcomm. Our non-exclusive license from Qualcomm does not have a specified term and may be terminated by us or by Qualcomm for cause or upon the occurrence of other specified events. If we were to lose access to this licensed technology, we would be forced to attempt to develop or acquire comparable non-infringing technology. We might be unsuccessful in developing or acquiring such technology, and even if successful, the costs of developing or acquiring such technology may be so great that it would preclude us from being able to sell our products at competitive prices in the market.

We also depend upon Qualcomm to provide the chipsets necessary for the manufacture of our products. We purchase these chipsets from Qualcomm on a purchase order basis, and we cannot be certain that we will receive chipsets from Qualcomm on terms, including pricing, quality and timing, that allow us to deliver our products to our customers on a timely basis or at all. We currently are experiencing a delay in receiving chipsets from Qualcomm because of increased demand in the market for these chipsets. Furthermore, as Qualcomm modifies its chipsets, we must ensure that our products and the networks upon which our products function are compatible with the modified chipsets. If we experience any delay in the delivery of these chipsets, if we are unable to obtain such chipsets on terms that are consistent with our expectations, or if our products are not compatible with the modified chipsets, our ability to timely deliver our products to our customers and at prices that will enable us to make a profit might be harmed, which could negatively impact our gross margins, our reputation and our competitive position in the marketplace.

Qualcomm offers limited warranties and indemnities to us in connection with the non-exclusive license and the chipsets. In the event that our customers or the end users of our products look to us for specific product warranties or seek damages related to the CDMA technology or the chipsets, we may not be able to obtain redress or indemnification from Qualcomm, which could result in reduced or negative gross margins, harm to our reputation and general harm to our competitive position in the marketplace.

If Qualcomm does not enforce its intellectual property rights, our competitors who do not pay license fees to Qualcomm will be able to produce CDMA-based products at a lower cost than us.

Qualcomm may not protect its license and royalty structure in the fixed wireless market. Due to the size of the fixed wireless market and the number of small companies in overseas locations such as Korea and China, Qualcomm may decide that it is unable or unwilling to protect its license and royalty structure in the fixed wireless marketplace. If it does not strictly enforce its intellectual property rights under its patent portfolio, our competitors who do not pay license fees and royalties to Qualcomm will be able to produce product at a lower cost, which may adversely affect our competitive position in the marketplace.

We rely on limited or sole sources for many of our components.

In addition to Qualcomm, we rely on third-party vendors to supply WNC with components for the manufacture of our products. Our components are purchased on a purchase order basis. Any shortage or delay in the supply of key components may harm our ability to meet scheduled product deliveries. It is not always possible to maintain multiple qualified suppliers for all of our components and subassemblies. As a result, some key components are purchased only from a single supplier or a limited number of suppliers. If demand for a specific component increases, we may not be able to obtain an adequate number of that component in a timely manner. In addition, if our suppliers experience financial or other difficulties, the availability of these components could be limited. We have experienced, and may experience in the future, problems in obtaining or delays in receiving adequate and reliable quantities of various components from certain key suppliers. It could be difficult, costly and time-consuming to obtain alternative sources for these components or to change product designs to make use of alternative components. If we are unable to obtain a sufficient supply of components, if we experience any interruption in the supply of components or if the cost of our components increases, our ability to meet scheduled product deliveries could be harmed, which could result in lost orders, harm to our reputation and reduced revenues.

We have little experience with the length of sales cycles for our new business model.

We have only recently shifted our primary business focus to designing, manufacturing and marketing proprietary fixed wireless products, and we therefore have little experience with the length of the sales cycle for our products. Our sales cycle depends on the length of time required for adoption of new technologies in our target markets. In addition, the period between our initial contact with a potential customer and their purchase of our products is relatively long. The evaluation, testing, acceptance, proposal, contract negotiation, funding and implementation process can extend over many months. Based on our limited operating history, it generally takes us between three and six months to complete a sale to a customer; however, it is possible that the sales cycle may be substantially longer. As a result, we may not be successful in forecasting with certainty the sales that we will make in a given period.

If our sales cycle unexpectedly lengthens in general or for one or more large orders, the timing of our net revenues and results of operations could be harmed, which in turn could reduce our net revenues in any quarter. Therefore, period-to-period comparisons of our results of operations may not necessarily be meaningful, and these comparisons should not be relied upon as indications of future performance. Further, sales cycles that are longer than we expect likely will harm our ability to generate sufficient cash to cover our working capital requirements for a given period.

If we do not compete effectively in the fixed wireless telecommunications industry, our revenues and market share will decline.

The markets for fixed wireless products are highly competitive, and we expect competition to increase. Many of our competitors, including LG Electronics Inc., Huawei Technologies Co. Ltd., ZTE Corporation, Westech Korea, Inc., and Telular Corporation, have significantly greater financial, technical and marketing resources than we do. These competitors may be able:

•	to select more accurately the new or emerging technologies desired by the market;

•	to respond more rapidly than we can to new or emerging technologies;

•	to respond more rapidly than we can to changes in customer requirements;

•	to devote greater resources than we do to research and development efforts;

•	to promote their products more effectively, including selling their products at a loss in order to obtain market share or bundling their products with other products that we do not offer in order to promote an end-to-end solution for their customers that we cannot match;

•	to obtain components and manufacture and sell products at lower prices as a result of efficiencies of scale or purchasing power, thereby rendering our products non-competitive or forcing us to sell our products at reduced or negative gross margins; and

•	to design into their products lower cost manufacturing and components.

We currently partner with large wireless infrastructure providers who could decide to compete with us in the future. In addition, other companies that are not current competitors may enter our field rapidly, either by developing products on their own or by partnering with our competitors that already have products in existence. If we are not successful in continuing to win competitive bids, in enhancing our products and customer relationships and in managing our cost structure so that we can provide competitive prices, our market share may decline, which would result in reduced sales.

We will need to develop new products and features to meet the needs of our customers in order to be successful.

The fixed wireless telecommunications market is characterized by rapid technological advances, evolving industry standards, changing customer needs and frequent new product introductions and enhancements. To maintain and increase our net revenues, we must develop and market new products and enhancements to existing products that keep pace with advancing technological developments and industry standards and that address the needs of our customers and their end users. The process of developing new technology and products is complex, uncertain and expensive, and success depends on a number of factors, including:

•	proper product definition;

•	component cost;

•	resolving technical hurdles;

•	timely completion and introduction to the market;

•	differentiation from the products of our competitors; and

•	market acceptance of our products.

We must commit significant resources for research and development of new products before knowing whether our investments will result in products the fixed wireless telecommunications market will accept. Further, we may be required to purchase licenses from third parties in connection with new product developments and these licenses may not be available on commercially reasonable terms, or at all. Even if we successfully introduce new products and technologies, our products may not be accepted by the market or we may be unable to sell our products at prices that are sufficient to recover our investment in developing those new products. If we fail to introduce new products at prices that are competitive and allow us to generate a profit, we will lose customers and market share and the value of our company will decline.

We may have difficulty managing any growth that we might experience.

Our business has grown at a significant rate, and at this time, we have only limited management resources to manage this growth. If we continue to experience growth in our operations, our management team and our operational, financial and accounting systems, procedures and controls will need to be expanded, which will result in increased expenses, and could distract us from our business plan. Our future success will depend substantially on our ability to manage growth effectively. These challenges may include:

•	attracting and hiring additional management employees;

•	maintaining our cost structure at an appropriate level based on the net sales we generate;

•	managing manufacturing expansion projects;

•	implementing and improving our operational, financial and accounting systems, procedures and controls;

•	managing operations in multiple locations and multiple time zones; and

•	reducing our operating expenses as a percentage of net revenues.

We may not be able to recover our outstanding accounts receivable because of technical aspects of letter of credit arrangements.

Presently most of our sales are covered by confirmed letters of credit. If there are any discrepancies either with the documents presented by the manufacturers, the freight forwarder or us, it may cause the letters of credit to be invalid or payment to be delayed. If a letter of credit is issued late, shipments will be delayed, which may cause us to miss our quarterly financial projections. In addition, if competitors are willing to sell their products without letters of credit, our customers may refuse to supply us with letters of credit and therefore we may encounter problems collecting our accounts receivable.

Any failure to maintain sales through agents and other third party resellers, distributors and manufacturers of complementary technologies could harm our business.

To date, we have sold our products through our direct sales force and, when desirable or required by the laws of a particular jurisdiction or a prospective customer, through local agents, and a network of other third parties, such as resellers, distributors and manufacturers of complementary technologies. We rely on these agents and third parties to assist us in providing customer contacts and marketing our products directly to our potential customers. When working with agents, we may enter into exclusive arrangements that preclude us from using another agent in a particular jurisdiction, which could harm our ability to develop new customer relationships.

Certain agents and other third parties are not obligated to continue selling our products, and they may terminate their arrangements with us at any time. Our ability to increase our revenues in the future will depend in large part on our success in developing and maintaining relationships with these agents and other third parties. Any failure to develop or maintain our relationships with these third parties and any failure of these third parties to effectively market our products could harm our business, financial condition and results of operations.

We depend upon the fixed wireless telecommunications industry and any downturns in the industry may reduce our sales.

All of our sales are derived from the fixed wireless telecommunications industry. In general, the global wireless telecommunications industry is subject to economic cycles and has experienced in the past, and is likely to experience in the future, periods of slowdown. Intense competition, relatively short product cycles and significant fluctuations in product demand characterize the industry as a whole. The wireless telecommunications industry generally is subject to rapid technological change and product obsolescence. Fluctuations in demand for our products as a result of periods of slowdown in the wireless telecommunications market or discontinuation of products or modifications developed in connection with standards or next generation products could reduce our sales.

Our products are complex and may contain errors or defects, which may cause us to incur significant unexpected expenses and lost sales.

Our products are complex and must meet stringent customer and end user requirements. Although our products are examined and tested prior to release, these tests cannot uncover all problems that may occur once our products are delivered to a large end user base. We have only recently begun to sell our products, and in many cases, our products have not been installed with the end user. As a result, we remain uncertain as to the long-term performance attributes of our products and whether they will develop errors in the future. If errors are discovered and we are unable to correct those errors, we could experience the following, any of which would harm our business:

•	costs associated with the remediation of any problems;

•	costs associated with design modifications;

•	loss of or delay in sales;

•	loss of customers;

•	failure to achieve market acceptance or loss of market share;

•	increased service and warranty costs;

•	liabilities to our customers and end users; and

•	increased insurance costs.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Our primary target markets include India, China, Pakistan, Brazil and Russia. Much of our research and development operations are in South Korea. Our focus on these developing markets and our international operations subject us to increased international risks, many of which are beyond our control, including:

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	difficulties in complying with foreign regulatory requirements applicable to our products;

•	difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses and compliance with foreign laws, including employment laws;

•	difficulties in staffing and managing foreign operations, including cultural differences in the conduct of business, labor and other workforce requirements and inadequate local infrastructure;

•	trade restrictions or higher tariffs;

•	transportation delays and difficulties of managing international distribution channels;

•	longer payment cycles for, and greater difficulty collecting, accounts receivable;

•	political and economic instability, including wars, terrorism, political unrest, boycotts, curtailment of trade and other business restrictions; and

•	public health emergencies such as SARS and avian bird flu.

In addition, because all of our sales are denominated in U.S. dollars, changes in foreign currency exchange rates affect the market price for our products in countries in which they are sold. If the currency of a particular country weakens against the U.S. dollars, the cost of our products in that country may increase to the service provider and end user, which may result in the service provider or end user choosing to purchase the products of one of our competitors instead of our products.

If we are unable to retain our key personnel necessary to operate our business, our ability to develop and market our products successfully could be harmed.

We depend substantially on our current executive officers and management, including Mike H.P. Kwon, our Chief Executive Officer, and David Morash, our President and Chief Operating Officer. The loss of any key employee or the inability to attract or retain qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of, and harm our ability to sell, our products and damage the market’s perception of us. Our success also may depend on our ability to identify, attract and retain additional qualified management, engineering and sales and marketing personnel. In particular, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled engineers with appropriate qualifications. Competition for qualified engineers is intense, especially in San Diego where our headquarters are located. If we lose the services of a significant number of our engineers and cannot hire and integrate additional engineers, our ability to develop our products and implement our business strategy could be harmed.

Our competitive position will be seriously damaged if we cannot protect intellectual property rights in our technology.

Our success, in part, depends on our ability to obtain and enforce intellectual property protection for our technology. We rely on a combination of contracts and trademark, patent and trade secret laws to establish and protect our proprietary rights in our technology. However, we may not be able to prevent misappropriation of our intellectual property, and the agreements we enter into may not be enforceable. In addition, effective copyright and trade secret protection may be unavailable or limited in some foreign countries.

There is no guarantee any patent will issue on any patent application that we may file. Further, any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented. If we do not secure and maintain patent protection for our technology and products, our competitive position will be significantly harmed because it will be much easier for competitors to sell products similar to ours. Alternatively, a competitor may independently develop or patent technologies that are substantially equivalent to or superior to our technology. If this happens, any patent that we may obtain may not provide protection and our competitive position could be significantly harmed.

As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patent applications and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do receive patents for our existing or new products, these patents may not provide meaningful protection. In some countries outside of the United States, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult and our competitors may successfully sell products in those countries that have functions and features that infringe on our intellectual property.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

Our competitive position will be seriously damaged if our products are found to infringe on the intellectual property rights of others.

Other companies and our competitors may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe the intellectual property rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. An adverse result from intellectual property litigation could force us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

•	redesign products or services that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and shipment delays and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

In addition, it is possible that our customers or end users may seek indemnity from us in the event that our products are found or alleged to infringe the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.

Failure to adequately protect our trademark rights could cause us to lose market share and cause our sales to decline.

We sell our products under the brand name Axesstel. We use our brand name to compete in the fixed wireless telecommunications market. We have expended significant resources promoting our brand name and we have applied for a registered trademark in the U.S. for our brand name. However, registration of our brand name trademark could be denied, and if granted, such registration will not necessarily deter or prevent unauthorized use by others. If other companies, including our competitors, use our brand name, consumer confusion could result, meaning that consumers may not recognize us as the source of our products. This would reduce the value of goodwill associated with our brand name. This consumer confusion and the resulting reduction in goodwill could cause us to lose market share and cause our sales to decline.

We may face litigation that could significantly damage our business and financial condition.

In the telecommunications equipment and other high technology industries, litigation increasingly has been used as a competitive tactic by both established companies seeking to protect their position in the market and by emerging companies attempting to gain access to the market. In this type of litigation, complaints may be filed on various grounds, such as antitrust, breach of contract, trade secret, copyright or patent infringement, patent or copyright invalidity, and unfair business practices. If we are required to defend ourselves against one or more of these claims, whether or not they have any merit, we are likely to incur substantial expense and management’s attention will be diverted from operations. This type of litigation also may cause confusion in the market and make our licensees and distributors reluctant to commit resources to our products. Any of these effects could harm our business and result in a decline in the value of your investment in our stock.

Our exclusive arrangements with some customers may limit our ability to sell our products to other potential customers in our target markets.

We have agreed with some of our customers not to sell products to competitors of our customers within specific geographic regions for specified periods of time. As a result of these exclusive arrangements, the number of service providers to which we can sell products is reduced in those geographic regions. We expect that our existing customers may continue to require, and new customers may require, us to agree to these exclusive arrangements, which could further limit our potential customer base. If we are required to continue to enter into these arrangements or we cannot obtain waivers from the exclusivity provisions of our existing arrangements, our ability to develop new customer relationships may be limited, which could harm our ability to develop new customer relationships and therefore generate more net revenues.

In the event we are unable to address problems with our disclosure controls and procedures and our internal controls, our business could suffer.

Our management recently identified several areas of our disclosure controls and procedures that need to be improved or fixed, including:

•	a lack of effective documentation for stock options and other compensatory equity grants;

•	the absence of a procedure to obtain from officers and directors information required to be disclosed about such persons;

•	the absence or ineffectiveness of a rule compliance checking procedure for SEC filings; and

•	a lack of effective record keeping and compliance assistance for reports required under Section 16(a) of the Securities Exchange Act of 1934.

In addition, in connection with the audit of our financial statements for the year ended December 31, 2003, our independent registered public accounting firm identified several matters relating to significant deficiencies in the design or operation of our internal controls, some of which were characterized as material weaknesses. A material weakness constitutes a greater deficiency than a significant deficiency. For the year ended December 31, 2003, and for each of the quarters within that year, these items had the potential to impair our ability to record, process, summarize and report financial data consistent with the assertions of our management in our financial statements. The material weaknesses identified involved our ability to classify costs by expense category and project, specifically in the areas of research and development, product development and engineering services. The significant deficiencies included a lack of formal month-end closings and financial reporting and analysis procedures for our San Diego, California operations. We believe that we have addressed the matters identified by our independent auditor, but similar problems, or other deficiencies in our internal controls over financial reporting, could arise in the future.

We are subject to increased costs as a result of newly adopted accounting and SEC regulations.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our management will be required by the end of 2005 to perform an evaluation of our internal controls over financial reporting and have our independent auditor attest to that evaluation. Compliance with these requirements is expected to be expensive and time consuming. If we fail to timely complete this evaluation, or if our independent auditors cannot timely attest to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls.

In designing and evaluating our internal controls over financial reporting, we recognize that any internal control or procedure, no matter how well designed and operated, can provide only reasonable assurance of achieving desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. No system of internal controls can be designed to provide absolute assurance of effectiveness and any material failure of internal controls over financial reporting could materially impact our reported financial results and the market price of our stock could significantly decline. In addition, adverse publicity related to a material failure of internal controls over financial reporting would have a negative impact on our reputation and business.

The convertible term notes we issued to Laurus Master Fund, Ltd. are collateralized by a general security interest in our assets. If we were to default under the terms of the notes or corresponding security agreement, then Laurus would have the right to foreclose on our assets.

In March 2004 and August 2004, we completed the sale and issuance to Laurus Master Fund, Ltd. of a $3.0 million convertible term note and a $1.0 million convertible term note, respectively. As of June 30, 2004, $2.9 million was outstanding under the March note and, as of August 30, 2004, $1.0 million was outstanding under the August note. Both notes are collateralized by a general security interest in our assets pursuant to the terms of the security agreements executed by us in connection with the sale and issuance of the notes. If we were to default under the terms and conditions of the notes or the security agreements, Laurus would have the right to accelerate any indebtedness outstanding and foreclose on our assets in order to satisfy our indebtedness. Such a foreclosure could have a material adverse effect on our business, liquidity, results of operation and financial position. Also, our agreements with Laurus preclude us from obtaining additional debt without the permission of Laurus.

Following this offering, our Chief Executive Officer will own             % of our outstanding common stock and will be able to exert substantial influence over us and our major corporate decisions.

Upon completion of this offering, our Chief Executive Officer, Mike Kwon, who is a selling stockholder in this offering, will beneficially own             % of our outstanding common stock, or             % if the underwriters exercise their over-allotment option in full. As a result, Mr. Kwon will have substantial influence over who is elected to our board of directors each year as well as whether we enter into any significant corporate transaction that requires stockholder approval. In addition, upon completion of this offering,              other stockholders will each beneficially own more than 5% of our common stock, and if they were to act together, would represent beneficial ownership of             % of our outstanding common stock, or             % if the underwriters exercise their over-allotment option in full. Presently, neither our articles of incorporation nor our bylaws prevent our stockholders from taking action by written consent; therefore, stockholders holding more than 50% of our outstanding voting power can take action without a stockholder meeting. Examples of corporate actions that we may seek to take that would require stockholder approval include:

•	an amendment to our articles of incorporation;

•	a sale of all or substantially all of our assets;

•	a merger or reorganization transaction; and

•	an issuance of shares of our common stock in an offering other than a public offering at a price of less than fair market value if the number of shares being sold exceed 20% of our then outstanding common stock.

The lack of a requirement for a stockholder meeting prior to taking such action means that our minority stockholders may be unable to articulate objections to the actions sought to be taken by stockholders participating in the action by written consent. In addition, our board of directors may be unable to provide a recommendation to the stockholders as to how they should vote on any such matter. This concentration of ownership may also discourage, delay or prevent a change of control of our company, which could deprive our other stockholders of an opportunity to receive a premium for their stock as part of a sale of our company, could harm the market price of our common stock and could impede the growth of our company. In addition, our board has recently approved an employment arrangement that would entitle Mr. Kwon to a seat on our board.

We may not address successfully the problems encountered in connection with any potential future acquisitions.

We expect to continue to consider opportunities to acquire or make investments in other technologies, products and businesses that could enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. We have limited experience in acquiring other businesses and technologies. Potential and completed acquisitions and strategic investments involve numerous risks, including:

•	problems assimilating the purchased technologies, products or business operations;

•	problems maintaining uniform standards, procedures, controls and policies;

•	unanticipated costs associated with the acquisition;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering new markets in which we have no or limited prior experience;

•	potential loss of key employees of acquired businesses; and

•	increased legal and accounting costs as a result of the newly adopted rules and regulations related to the Sarbanes-Oxley Act of 2002.

If we fail to properly evaluate and execute acquisitions and strategic investments, our management team may be distracted from our day-to-day operations, our business may be disrupted and our operating results may suffer. In addition, if we finance acquisitions by issuing equity or convertible debt securities, our stockholders would be diluted.

Nevada law and provisions in our charter documents may delay or prevent a potential takeover bid that would be beneficial to common stockholders.

Our articles of incorporation and our bylaws contain provisions that may enable our board of directors to discourage, delay or prevent a change in our ownership or in our management. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. These provisions include the following:

•	our board of directors may fill vacancies on the board of directors;

•	our stockholders are permitted to remove members of our board of directors only upon the vote of at least two-thirds of the outstanding shares of stock entitled to vote at a meeting called for such purpose or by written consent;

•	our bylaws provide that a special meeting of stockholders may be called only by our president, secretary, board of directors or the holders of a majority of our outstanding stock entitled to vote at a meeting called for such purpose or by a written consent; and

•	our board of directors is expressly authorized to make, alter or repeal our bylaws.

In addition, we may be subject to the restrictions contained in Sections 78.378 through 78.3793 of the Nevada Revised Statutes which provide, subject to certain exceptions and conditions, that if a person acquires a “controlling interest,” which is equal to either one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of a corporation, that person is an “interested stockholder” and may not vote that person’s shares. The effect of these restrictions may be to discourage, delay or prevent a change in control of our company.

Risks Related to this Offering

Our stock price may be volatile, and you may not be able to resell our shares at a profit or at all.

To date, there has been a limited public market for the shares of our common stock. The trading price of our common stock could fluctuate due to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus. The trading market for our common stock also may be influenced by the research and reports that industry or securities analysts publish about us or our industry. If one or more of the analysts who cover us in the future were to publish an unfavorable research report or to downgrade our stock, our stock price likely would decline. If one or more of these analysts were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In addition, the stock market in general, and technology companies in particular, have experienced extreme price and volume fluctuations. These trading prices and valuations may not be sustainable. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We may invest or spend the net proceeds of this offering we receive in a manner with which you may not agree or which may not yield a return.

We will have broad discretion over a portion of the net proceeds we receive from this offering. We will not receive any of the net proceeds from the sale of shares of our common stock by our selling stockholders. The net proceeds we receive from this offering will be used for general corporate purposes, including working capital and capital expenditures. We may use a portion of the net proceeds we receive to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have not reserved or allocated specific amounts for these purposes, and we cannot specify with certainty how we will use the net proceeds we receive. Accordingly, our management will have considerable discretion in the application of the net proceeds we receive, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds we receive may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds we receive are used, they may be placed in investments that do not produce income or that lose value.

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of our common stock in the public market after this offering, or the perception that those sales might occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have              shares of common stock outstanding and              shares subject to unexercised options that are fully vested. Of these shares,

•	shares will be eligible for resale immediately following the completion of this offering; and

•	shares will be available for sale as soon as 90 days after the completion of this offering following the expiration of lock-up agreements the underwriters have entered into with the holders of our common stock, subject to certain volume limitations. For more information on the volume limitations, see “Shares Eligible for Future Sale.”

Any or all of the shares subject to the lock-up agreements may be released prior to expiration of the lock-up period at the discretion of First Albany Capital Inc. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value of their shares.

The public offering price of our common stock in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Given that our common stock has in the past been sold at prices substantially lower than the public offering price that you will pay, you will suffer immediate dilution of $             per share in pro forma net tangible book value, based on an assumed public offering price of $             per share of common stock. If all of our options outstanding as of             , 2004 were exercised as of the completion of this offering, the dilution in pro forma net tangible book value to new investors would increase to $             per share.

Sales of common stock issuable on the exercise of outstanding options and warrants may depress the price of the common stock.

As of October 14, 2004, there were options and warrants granted to our employees, directors and consultants to purchase approximately 7,800,000 shares of our common stock, of which options and warrants for approximately 6,400,000 shares were exercisable at that time. The exercise prices for the options and warrants range from $0.07 to $4.25 per share with a weighted average exercise price of $0.88. Options to purchase the remaining approximately 1,400,000 shares will become exercisable over the next three years. In the future we may issue additional shares of common stock, convertible securities, options and warrants. The issuance of shares of common stock issuable upon the exercise of convertible securities, options or warrants could cause substantial dilution to holders of common stock. It also could negatively affect the terms on which we could obtain equity financing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on any forward-looking statements that reflect our management’s view only as of the date of this prospectus. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale by us of 5,000,000 shares of common stock in this offering will be approximately $             million, or $             million if the over-allotment option is exercised in full, based on an assumed public offering price of $             per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses we are responsible for paying. In addition, we will receive $             in connection with the exercise of options and warrants being exercised in connection with the closing of this offering.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures and general corporate purposes. The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. We also may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no agreements or commitments for acquisitions of any businesses, products or technologies. Pending these uses, we intend to invest the net proceeds of this offering in short-term money market and money market equivalent securities.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Since May 20, 2004, our common stock has been listed on the American Stock Exchange under the symbol “AFT.” Prior to May 20, 2004, our common stock was quoted on the OTC Bulletin Board under the symbol “AXES.” The following table sets forth, for our common stock for the periods indicated, the high and low sales prices as reported by the American Stock Exchange for the period from May 20, 2004 to October 13, 2004 and the high and low bid prices as quoted on the OTC Bulletin Board from January 1, 2002 to May 20, 2004.

	Common Stock Price
	High	Low
Year Ended December 31, 2002
First Quarter	$1.74	$0.87
Second Quarter	$2.32	$0.73
Third Quarter	$2.00	$0.15
Fourth Quarter	$3.00	$0.90
Year Ended December 31, 2003
First Quarter	$3.50	$1.20
Second Quarter	$4.65	$1.10
Third Quarter	$4.52	$2.00
Fourth Quarter	$3.25	$1.55
Year Ended December 31, 2004
First Quarter	$3.05	$1.75
Second Quarter	$5.95	$3.00
Third Quarter	$5.00	$2.10
Fourth Quarter (through October 13, 2004)	$4.02	$2.99

On October 13, 2004, the last day prior to the date of this prospectus for which information was practicably available, the closing price for our common stock was $3.64 per share. As of October 12, 2004, our common stock was held by 320 stockholders of record. The prices reported for the period prior to May 20, 2004 set forth above reflect inter-dealer prices without retail markup, mark down or commission, and may not represent actual prices.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the growth and development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant. Under the terms of our agreements with Laurus Master Fund, Ltd., we are required to obtain the prior written consent of Laurus prior to paying any dividends.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2004:

•	on an actual basis; and

•	as adjusted for the sale of 5,000,000 shares of our common stock offered by us under this prospectus at an assumed public offering price of $ per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2004
	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	$1,490,336	$

Debt	$3,404,713	$

Stockholders’ equity:
Common stock, par value $0.0001; authorized 50,000,000 shares; 9,166,468 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	917
Additional paid-in capital	10,999,046
Accumulated other comprehensive loss	10,886
Accumulated deficit	(6,177,978)

Total stockholders’ equity	4,832,871

Total capitalization	$8,237,584	$

The actual and as adjusted information set forth in the table:

•	excludes the exercise for cash by some of the selling stockholders prior to the closing of this offering of options to purchase shares of common stock with a weighted average exercise price of $ per share and warrants to purchase shares of common stock with a weighted average exercise price of $ per share;

•	excludes shares of common stock reserved for issuance on the exercise of convertible debentures and notes;

•	excludes 7,842,503 shares of common stock as of October 14, 2004 reserved for issuance upon the exercise of 4,036,663 outstanding options with a weighted average exercise price of $0.97 per share and 3,805,840 outstanding warrants with a weighted average exercise price of $0.78 per share;

•	excludes 909,940 shares of common stock reserved for future grants under our stock option plans; and

•	excludes shares of common stock that the underwriters may purchase from us to cover over-allotments, if any.

DILUTION

The net tangible book value of our common stock at June 30, 2004 was $1.2 million, or $0.13 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the 5,000,000 shares of common stock offered by us hereby at an assumed public offering price of $             per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 2004 would have been approximately $            , or $             per share. This represents an immediate increase in net tangible book value of $             per share to existing stockholders and an immediate dilution of $             per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share
Net tangible book value per share as of June 30, 2004
Increase in net tangible book value per share attributable to the sale of common stock in this offering
Pro forma net tangible book value per share after this offering
Dilution in net tangible book value per share to new investors in this offering

If the underwriters’ over-allotment option is exercised in full, the as adjusted net tangible book value per share after this offering would be $             per share, the increase in net tangible book value per share to existing stockholders would be $             per share and the dilution in net tangible book value to new investors would be $             per share.

The table assumes that none of the stock options and warrants outstanding as of June 30, 2004 are exercised. As of June 30, 2004, there were 7,789,169 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.86 per share.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated statements of operations and balance sheet data for the year ended December 31, 2002 are derived from our consolidated financial statements that have been audited by Kenny H. Lee CPA Group, Inc., independent registered accountants, which are included elsewhere herein. The selected consolidated statements of operations and balance sheet data for the year ended December 31, 2003 are derived from our consolidated financial statements that have been audited by Gumbiner, Savett, Finkel, Fingleson, and Rose, Inc., independent registered accountants, which are included elsewhere herein. The selected consolidated financial data for the six months ended June 30, 2003 and 2004 were derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, such unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for such periods and as of such date. Our operating results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the entire fiscal year ended December 31, 2004. The financial data presented below is only a summary and should be read in conjunction with the other financial information appearing elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2002	2003	2003	2004
			(unaudited)
Consolidated Statements of Operations:
Net revenues:
Product sales	$3,898,787	$4,290,013	$2,248,275	$8,303,590
Engineering development service	4,020,000	7,253,980	6,161,480	—

Total net revenues	7,918,787	11,543,993	8,409,755	8,303,590

Cost of goods sold:
Product sales	3,498,651	4,067,376	2,784,825	7,243,001
Engineering development service	929,910	3,391,537	1,449,797	—

Total cost of goods sold	4,428,561	7,458,913	4,234,622	7,243,001

Gross profit:
Product sales	400,136	222,637	(536,550)	1,060,589
Engineering development service	3,090,090	3,862,443	4,711,683	—

Total gross profit	3,490,226	4,085,080	4,175,133	1,060,589

Operating expenses:
Research and development	796,742	2,278,141	759,788	1,829,662
Selling, general and administrative	2,561,450	5,545,244	2,312,930	3,423,412

Total operating expenses	3,358,192	7,823,385	3,072,718	5,253,074

Operating income (loss)	132,034	(3,738,305)	1,102,415	(4,192,485)

Other income (expense):
Interest income and other income	204,564	230,749	226,736	7,003
Interest expense and other expense	(77,197)	(368,445)	(78,481)	(211,688)

Total other income (expense)	127,367	(137,696)	148,255	(204,685)

Income (loss) before income taxes	259,401	(3,876,001)	1,250,670	(4,397,170)

Provision (benefit) for income taxes	204,136	(1,266,730)	413,000	(1,758,868)

Net income (loss)	55,265	(2,609,271)	837,670	(2,638,302)

Other comprehensive income (loss):
Foreign currency translation adjustment	(43,055)	5,361	(46,321)	(5,031)

Comprehensive income (loss)	$12,210	$(2,603,910)	$791,349	$(2,643,333)

Earnings (loss) per share:
Basic	$0.01	$(0.41)	$0.13	$(0.33)

Diluted	$0.01	$(0.41)	$0.09	$(0.33)

Weighted average shares outstanding:
Basic	6,879,120	6,417,376	6,222,844	8,108,310

Diluted	9,869,321	6,417,376	9,104,734	8,108,310

	As of December 31,		As of June 30, 2004
	2002	2003
			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$768,665	$376,336	$1,490,336
Working capital	93,820	(1,613,119)	(1,105,688)
Total assets	5,863,717	8,880,934	14,550,625
Long-term liabilities	107,831	1,720,000	2,720,650
Total stockholders’ equity	3,545,802	3,149,904	4,832,871

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions which could cause actual results to differ materially from management’s expectations. See “Special Note Regarding Forward-Looking Information” elsewhere in this prospectus.

Overview

We design, develop and market fixed wireless voice and data products for the worldwide telecommunications market. Our product line includes fixed wireless desktop phone terminals, payphone terminals, voice/data terminals and broadband modems used for high-speed data services. Our products are based on the Code Division Multiple Access, or CDMA, technology which was developed by Qualcomm. Our products have similar functionality to phones and modems that use the traditional landline telecommunications network; however, they are wireless desktop devices and can be substituted for wired phones and modems.

We currently sell our products to telecommunications service providers in developing countries where large segments of the population do not have telephone service or traditional landline telecommunications networks found in developed areas such as North America and Western Europe. At present, our principal customers are Tata Teleservices in India, TeleCard Limited in Pakistan, affiliates of BellSouth International, Inc. in Latin America and an affiliate of a major U.S. telecommunications service provider in Venezuela. The affiliates of BellSouth are expected to be acquired by Telefonica, S. A., and our contracts are being assigned to Telefonica. We believe there are over 80 CDMA-based telecommunications service providers in over 35 countries that have deployed or plan to deploy fixed wireless solutions.

To date, the products we have sold have been used primarily for their voice capabilities; however, in the future we believe an increasing portion of our sales and growth will be generated from sales of broadband data products, like our broadband modem which is based on the CDMA2000 1xEV-DO standard, a newer version of the CDMA standard used for high-speed data communications.

History

We were founded in July 2000 as Axesstel, Inc., a California corporation, which we refer to as Axesstel California. In August 2002, we were acquired by Miracom Industries, Inc., a Nevada corporation, the stock of which was quoted on the OTC Bulletin Board. Immediately following the closing of the transaction, Miracom changed its name to Axesstel, Inc. and adopted our business plan as its exclusive business. In late 2002 and 2003, we began performing original design manufacturing product engineering and development for major international telecommunications companies. In December 2002, we acquired Entatel, Ltd., a South Korean company, in order to meet the engineering requirements of these projects, and changed its name to Axesstel R & D Center Co., Ltd. In January 2004, we shifted our business model from providing research and development and product development, manufacturing and marketing on a contract basis to developing, manufacturing and selling proprietary fixed wireless products. As a result, we no longer expect to recognize engineering development service revenues.

In the first quarter of 2004, we commenced large scale product manufacturing with our Taiwan-based manufacturing partner, Wistron NeWeb Corporation, or WNC. We participate with WNC in sourcing components for our products in an effort to reduce costs, ensure the quality of the components we purchase and mitigate against the risk that components are not available at the time we need the components to fulfill our customer orders. We believe WNC provides flexibility and scalability to our manufacturing operations.

Net Revenues

Since January 2004, all of our net revenues have been from the sale of fixed wireless voice and data phone terminals. Prior to January 2004, our net revenues were derived from a combination of engineering services and the sale of fixed wireless products. Our portfolio consists of fixed wireless products in four categories: desktop phone terminals, payphone terminals, voice/data terminals and broadband modems. We currently are shipping fixed wireless phones and fixed wireless payphones. We are soliciting orders for our fixed wireless voice/data terminals and fixed wireless broadband modems and expect to begin product shipments in the fourth quarter of 2004. We expect fixed wireless phone terminals will continue to represent a major portion of our net revenues for the foreseeable future. However, we believe that an increasing portion of our anticipated growth will come from sales of our next generation data products such as our fixed wireless broadband modem into developing and industrialized countries as demand grows for broadband data services.

We sell our products to telecommunications service providers on a fixed-price-per-unit basis. Our customers in turn resell our products to end users as part of their service activation. Through June 30, 2004, substantially all of our net revenues have been derived from four customers. All of our sales are based on purchase orders. We negotiate the pricing of our products based on the quantity and the length of the time for which deliveries are to be made. For purchase orders involving a significant number of units, or which involve deliveries over a long period of time, we typically receive rolling forecasts or a predetermined quantity for a fixed period of time from our customers, which in turn allows us to forecast internal volume and component requirements for manufacturing. In order to minimize our collection risks, we have sold to our international customers on a cash basis or under letters of credit issued or confirmed by major international banks. To date, substantially all of our product sales have been to customers outside of the United States. In order to minimize foreign exchange risk, we have made all sales to date in U.S. dollars.

We supply WNC with rolling forecasts. In addition, we receive forecasts from our customers, and in turn, place orders with WNC for near-term production. Based upon our purchase orders and forecasts, WNC procures components in amounts intended to meet the near-term demand. Additionally, we provide Qualcomm with rolling forecasts for chipsets. WNC places the chipset orders and pays Qualcomm on our behalf. Following receipt of our orders, WNC manufactures our products and delivers the finished goods to the customer’s freight forwarder in Taiwan, transferring title at that point. We recognize revenue upon the transfer of title to the freight forwarder. The freight forwarder and WNC supply us with the shipping documents, which we in turn present to the negotiating bank under the letter of credit for payment. Upon receipt of payment, we pay WNC, usually within 30 days after delivering to the freight forwarder. We arrange for WNC to manufacture our products based on the delivery needs of our customers and therefore we do not maintain inventory of products or components. As a result of the security offered by the letters of credit, WNC extends us credit terms which minimize our working capital requirements. If we are unable to establish letters of credit with future customers we will need to generate greater working capital resources in order to accept large orders.

Cost of Goods Sold

Cost of goods sold consists of manufacturing and component costs. We believe our success and growth will depend on our ability to reduce costs of goods sold. We intend to reduce our cost of goods sold through the following initiatives: increasing our purchasing power through increased volume; ordering standardized parts used across our product lines; looking for additional manufacturing partners in regions where labor costs are low, such as China or India; reengineering our products with new technologies and expertise to decrease the number of components; relying more on applications processing than hardware; and improving our manufacturing processes as well as to improve quality and durability. We are also considering outsourcing our supply chain to major distributors to competitively bid our component and hardware requirements while extending our credit terms, automating the buying process and obtaining volume rebates.

Research and Development

Research and development expenses consists primarily of salaries and related expenses for engineering personnel, facility expenses, fees paid to consultants and outside service providers, and depreciation of developmental test equipment. The majority of this activity is for software, mechanical and hardware product development. We expense these costs as they are incurred.

Selling, General and Administrative

Selling, general and administrative expenses consists primarily of salaries and related expenses for management, finance, legal, sales and marketing, program management, and administrative personnel. Other costs include facility expenses, employee travel, fees paid to legal, accounting, and professional service providers, shareholder relations, and amortization and depreciation expense of intangible and fixed assets.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with our board of directors, we have identified seven accounting policies that we believe are key to an understanding of our financial statements. These accounting policies require management’s most difficult, subjective judgments.

Revenue Recognition

Revenues from product sales are recognized when the risks of ownership and title pass to the customer as specified in the respective sales agreements and other revenue recognition criterion as prescribed by Staff Accounting Bulletin No. 101, or SAB 101, “Revenue Recognition in Financial Statements” as amended by SAB No. 104. Generally, the risks of ownership and title pass when product is shipped to the customer’s freight forwarder. We do not have a specific sales return policy and sales returns have been immaterial historically. If and when products are returned, we normally exchange them or provide credits to the customer. The returned products in turn are shipped back to the manufacturer and we are issued a credit or exchange from the manufacturer.

We have not established a sales return allowance as returns have been insignificant to date. Revenues from engineering services are recorded as milestones are reached according to the contract.

Accounts Receivable Allowance

Collections from product sales are generally received via letter of credit arrangements. As such, collections on trade receivable accounts are reasonably assured. At times, we extend credit based on evaluation of the customer’s financial condition, generally without requiring collateral. We have not established an accounts receivable allowance as credit losses incurred to date have been insignificant.

Warranty Reserve

On certain contracts, we provide a warranty replacement unit at one percent of total units shipped. The cost related to the warranty replacement unit is included in the cost of goods sold and recorded when revenue is recognized. All products are tested for quality by our manufacturer prior to shipment and, to date, we have experienced a minimal level of defective units. Management believes that no additional warranty reserve is needed other than the warranty replacement unit costs.

Capitalized Software Costs

Software development costs for products sold, which consist primarily of firmware embedded in our products, incurred after technological feasibility is established are capitalized in accordance with Statement of Financial Accounting Standards No. 86, or SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Amortization of these costs begins when the products are ready for sale. SFAS No. 86 and other authoritative literature, interpretations and industry practices prescribe that the technological feasibility is reached when both the software and other components of the product’s research and development activities are completed. We begin capitalizing software development costs upon attainment of both requirements. Our engineering processes demonstrate that the research and development activities of our products are completed simultaneously with the commencement of the manufacturing process. As such, we expense all development and research activities performed up to the commencement of the manufacturing process.

Valuation of Long-Lived Assets, Intangible Assets and Goodwill

We assess the impairment of long-lived assets, intangible assets and goodwill at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

When we determine that the carrying value of intangibles, long-lived assets and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

Our intangible assets consist mainly of our license from Qualcomm, which we amortize over a ten-year life.

Deferred Tax Assets

We periodically and at least annually evaluate the realizability of the net deferred tax assets, taking into consideration prior earnings history, actual revenue and operations, projected operating results and the reversal of temporary differences. Based on a five-year financial projection prepared by us, we expect to generate a sufficient level of income to utilize the benefits of the deferred tax assets recorded. Significant management judgment is required in projecting such cash flows and in determining whether a valuation allowance is required.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Bulletin Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation issued to employees. We have elected to use the intrinsic value based method and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation.

Results of Operations

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2004

The following table sets forth, as a percentage of net revenues, the condensed consolidated statement of operations data for the six months ended June 30, 2003 and 2004.

	Results as Percentage of Net Revenues for the Six Months Ended June 30,
	2003	2004
Net revenues:
Product sales	26.7%	100.0%
Engineering development service	73.3	0.0

Total net revenues	100.0	100.0

Cost of goods sold:
Product sales	33.1	87.2
Engineering development service	17.2	0.0

Total cost of goods sold	50.3	87.2

Gross profit:
Product sales	(6.4)	12.8
Engineering development service	56.0	0.0

Total gross profit	49.6	12.8

Operating expenses:
Research and development	9.0	22.0
Selling, general and administrative	27.5	41.2

Total operating expenses	36.5	63.2

Operating income (loss)	13.1	(50.5)
Other income (expense)	1.8	(2.5)

Income (loss) before income taxes	14.9	(53.0)

Provision (benefit) for income taxes	4.9	(21.2)

Net income (loss)	10.0%	(31.8)%

General.

As discussed above in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Overview,” our business focus changed during the fourth quarter of 2003 and the first quarter of 2004 from providing research and development and product development, manufacturing and marketing on a contract basis to third parties and selling products, to designing, manufacturing and selling proprietary fixed wireless products. We therefore believe that comparison of our results of operations for the six months ended June 30, 2003 and June 30, 2004 should not be relied on as an indication of future performance. Factors that may cause our results of operations to fluctuate include those discussed in the “Risk Factors” section of this prospectus.

Net Revenues.

For the six months ended June 30, 2004, net revenues were $8.3 million compared to $8.4 million for the six months ended June 30, 2003, representing a 1% decrease. Our net revenues for the six months ended June

30, 2004 consisted entirely of product sales, compared to $2.2 million of product sales during the six months ended June 30, 2003, representing an increase in product sales of 269%. For the six months ended June 30, 2003, $6.2 million of net revenues were derived from engineering services. We have not received and do not anticipate receiving any engineering development service net revenues in 2004.

Cost of Goods Sold.

For the six months ended June 30, 2004, cost of goods sold were $7.2 million compared to $4.2 million for the six months ended June 30, 2003, an increase of 71%. Our cost of goods sold during the six months ended June 30, 2004 consisted entirely of payments to third parties for the manufacture of our products whereas during the six months ended June 30, 2003, we paid $2.8 million to third parties for the manufacture of our products and $1.5 million for engineering expenses associated with our engineering development service revenue. The increase in product-related expense reflects our decision to shift our business exclusively to the design, manufacture and marketing of fixed wireless products.

Gross Profit.

For the six months ended June 30, 2004, gross profit as a percentage of net revenues was 13% compared to 50% for the six months ended June 30, 2003. The majority of this decrease is due to the replacement of revenues from engineering development services, which carried low material content and high margins, with revenues from product sales, which carries a higher component cost and lower margins. In the six months ended June 30, 2003, engineering development service gross profit was 56% of total net revenues contributing to the overall higher margins for that period compared to the six months ended June 30, 2004.

Research and Development.

For the six months ended June 30, 2004, research and development expenses were $1.8 million compared to approximately $760,000 for the six months ended June 30, 2003, an increase of 141%. This increase is attributable to a shift from a combination of engineering service revenue and product revenue to pure product revenue. During the six months ended June 30, 2003, $1.5 million of engineering expenses was recorded to cost of goods sold for work performed from our engineering service business and approximately $760,000 was recorded to research and development expenses for our company funded expenses. For the six months ended June 30, 2004, the entire engineering staff was dedicated to the development and implementation of our products.

Selling, General and Administrative.

For the six months ended June 30, 2004, selling, general and administrative expenses were $3.4 million compared to $2.3 million for the six months ended June 30, 2003, an increase of 48%. This increase is primarily attributed to an increase in wages and benefits of approximately $785,000, increased legal and outside consulting fees of approximately $131,000 and other operating expenses of approximately $194,000.

Operating Income (Loss).

For the six months ended June 30, 2004, operating loss was $4.2 million compared to operating income of $1.1 million for the six months ended June 30, 2003. The shift to a loss was attributable to a reduction in gross margins as a result of a shift in our business plan from providing engineering development services and products to third parties to designing, manufacturing and marketing our branded fixed wireless products.

Other Income (Expense).

For the six months ended June 30, 2004, other expense was approximately $205,000 compared to other income of approximately $148,000 for the six months ended June 30, 2003. The increased expense was the result of increased interest charges and transaction costs related to our financings that occurred during the three months ended March 31, 2004.

Provision (Benefit) for Income Taxes.

For the six months ended June 30, 2004, income tax benefit was $1.8 million compared to income tax expense of approximately $413,000 for the six months ended June 30, 2003, as a result of the fact that we experienced a loss during the six months ended June 30, 2004.

Fiscal Year Ended December 31, 2002 Compared To Fiscal Year Ended December 31, 2003

The following table sets forth, as a percentage of total net revenues, our consolidated statements of operations data for the years ended December 31, 2002 and 2003.

	Results as Percentage of Net Revenues for the Year Ended December 31
	2002	2003
Net revenues:
Product sales	49.2%	37.2%
Engineering development service	50.8	62.8

Total net revenues	100.0	100.0

Cost of goods sold:
Product sales	44.2	35.2
Engineering development service	11.8	29.4

Total cost of goods sold	56.0	64.6

Gross profit:
Product sales	5.1	1.9
Engineering development service	39.0	33.5

Total gross profit	44.1	35.4

Operating expenses:
Research and development	10.1	19.8
Selling, general and administrative	32.3	48.0

Total operating expenses	42.4	67.8

Operating income (loss)	1.7	(32.4)
Other income (expense)	1.6	(1.2)

Income (loss) before income taxes	3.3	(33.6)

Provision (benefit) for income taxes	2.6	(11.0)

Net income (loss)	0.7%	(22.6)%

Net Revenues.

For the year ended December 31, 2003, net revenues were $11.5 million compared to $7.9 million for the year ended December 31, 2002, representing a 46% increase. The increase in net revenues for the year ended December 31, 2003 was a result of increased sales by our engineering service group, including original design and manufacturing services we performed for third-party network operators.

Cost of Goods Sold.

For the year ended December 31, 2003, cost of goods sold was $7.5 million compared to $4.4 million for the year ended December 31, 2002, an increase of 68%. For the year ended December 31, 2003, our product cost of goods sold increased approximately $569,000 attributable to an increase in product revenue of approximately $391,000 and increased manufacturing costs of approximately $200,000. For the year ended December 31, 2003, $3.4 million of our cost of goods sold was attributable to engineering development services compared to approximately $930,000 for the year ended December 31, 2002, an increase of $2.5 million. This increase is attributable to the increased engineering service revenue of $3.2 million and more labor intensive efforts to achieve the required milestones associated with the engineering development service contracts.

Gross Profit.

For the year ended December 31, 2003, gross profit as a percentage of net revenues was 35% compared to 44% for the year ended December 31, 2002. Engineering development service gross profit decreased from 77% in 2002 to 53% in 2003 due to increased engineering expense to achieve contract milestones. In addition, our gross profit from product sales declined by approximately 5% as a result of increased manufacturing costs.

Research and Development.

For the year ended December 31, 2003, research and development expenses were $2.3 million compared to approximately $797,000 for the year ended December 31, 2002, an increase of 186%. This increase is almost entirely related to an increase of research and development headcount from the acquisition of Entatel in December 2002 and from other direct hires.

Selling, General and Administrative.

For the year ended December 31, 2003, selling, general and administrative expenses were $5.5 million compared to $2.6 million for the year ended December 31, 2002, an increase of 116%. This net increase of $3.0 million was attributable to increases of $1.0 million in employee expense included in selling, general and administrative expenses as a result of additional hires to support our business expansion and to increase focus on product sales, $1.3 million in increased legal, shareholder relations, and outside consulting fees and approximately $717,000 of write downs in bad debt and other assets.

Operating Income (Loss).

For the year ended December 31, 2003, operating loss was $3.7 million compared to operating income of $132,000 for the year ended December 31, 2002. The shift to a loss was attributable to a reduction in gross margins as a result of a shift in our business plan from providing engineering services to third parties to designing, manufacturing and marketing fixed wireless products.

Other Income (Expense).

For the year ended December 31, 2003, other expense was $138,000 compared to other income of $127,000 in the year ended December 31, 2002. The increased expense was primarily the write-down of certain assets originating from the Miracom acquisition in 2002.

Provision (Benefit) for Income Taxes.

For the year ended December 31, 2003, benefit from income taxes was $1.3 million compared to a provision for income taxes of approximately $204,000 for the year ended December 31, 2002, as a result of the fact that we experienced income during the year ended December 31, 2003.

Quarterly Results of Operations

The following table sets forth our quarterly consolidated statements of operations data for the ten quarters ended June 30, 2004. The information for each quarter is unaudited and we have prepared it on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. This information includes all adjustments that management considers necessary for the fair presentation of such data. The quarterly data should be read together with our consolidated financial statements and related notes appearing elsewhere in this prospectus. The results of operations for any one quarter are not necessarily indicative of results for any future period.

	Three Months Ended
	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	June 30, 2004
	(in thousands, except per share data) (unaudited)
Net revenues:
Product sales	$414	$2,365	$1,093	$27	$603	$1,645	$1	$2,041	$429	$7,875
Engineering development service	—	420	1,680	1,920	2,844	3,318	1,042	50	—	—

Total net revenue	414	2,785	2,773	1,947	3,447	4,963	1,043	2,091	429	7,875

Cost of goods sold:
Product sales	308	2,002	827	362	555	2,229	—	1,283	346	6,898
Engineering development service	—	—	—	930	669	781	245	1,696	—	—

Total costs of goods sold	308	2,002	827	1,292	1,224	3,010	245	2,979	346	6,898

Gross profit:
Product sales	106	363	266	(335)	48	(584)	1	758	83	977
Engineering development service	—	420	1,680	990	2,175	2,537	797	(1,646)	—	—

Total gross profit	106	783	1,946	655	2,223	1,953	798	(888)	83	977

Operating Expenses:
Research and development	70	70	182	474	332	428	1,027	491	912	867
Selling, general and administrative	301	453	677	1,130	831	1,482	1,287	1,945	1,698	1,726

Total operating expenses	371	523	859	1,604	1,163	1,910	2,314	2,436	2,660	2,593
Operating income (loss)	(265)	260	1,087	(949)	1,060	43	(1,516)	(3,325)	(2,577)	(1,615)

Other income (expense):
Interest income and other income	122	208	6	(132)	116	110	—	4	5	2
Interest expense and other expense	0	(19)	(50)	(8)	(6)	(72)	(1)	(288)	(85)	(127)

Total other income (expense)	122	189	(44)	(140)	110	38	(1)	(284)	(80)	(125)

Income (loss) before income taxes	(143)	449	1,043	(1,089)	1,170	81	(1,517)	(3,609)	(2,657)	(1,740)

Provision (benefit) for income taxes	(40)	125	459	(340)	386	27	(501)	(1,179)	(1,063)	(696)

Net income (loss)	$(103)	$324	$584	$(749)	$784	$54	$(1,016)	$(2,430)	$(1,594)	$(1,044)

Earnings (loss) per share:
Basic	$(0.01)	$0.03	$0.09	$(0.11)	$0.13	$0.01	$(0.15)	$(0.37)	$(0.20)	$(0.13)

Diluted	$(0.01)	$0.03	$0.09	$(0.11)	$0.10	$0.01	$(0.15)	$(0.37)	$(0.20)	$(0.13)

Our business plan changed during the fourth quarter of 2003 and first quarter of 2004 from providing research and development and product development, manufacturing and marketing on a contract basis to third parties to designing, manufacturing and selling proprietary fixed wireless products. During 2002 and 2003, our product mix and other components of our results of operations fluctuated significantly and are likely to do so again in the future. Therefore, we believe that period-to-period comparison of our results of operations should not be relied on as an indication of future performance. Factors that may cause our net sales and operating results to fluctuate include those discussed in the “Risk Factors” section of this prospectus.

Liquidity and Capital Resources

At June 30, 2004, our principal sources of liquidity included cash and cash equivalents of $1.5 million. At June 30, 2004, we had negative working capital of $1.1 million compared to negative working capital of $1.6 million at December 31, 2003. For the six months ended June 30, 2004, we used $3.4 million of cash in operations. Cash used in operations reflected $1.8 million of research and development expense, and a higher level of selling, general and administrative expense to support our business plan. Investment activities used approximately $739,000 of cash during the six months ended June 2004, reflecting computer software and equipment purchases related to our product development efforts.

To finance the cash needs for the transition of our business, we have raised capital in various private placement transactions. In January 2004, we completed the sale and issuance of an unsecured convertible term note in the original principal amount of $1.0 million to North America Venture Fund II, L.P., which note was amended pursuant to a letter agreement dated April 15, 2004. See “Debt Arrangements” below for more information about these securities.

Also in January 2004, we sold to seven accredited investors in a private placement an aggregate of 1,360,000 shares of our common stock at a price of $2.00 per share for gross proceeds of $2.7 million. In connection with the private placement, we also issued to the investors warrants to purchase an aggregate of 1,632,000 shares of our common stock. See “Description of Securities” below for more information about these securities. For services rendered in connection with this financing, we agreed to issue to a finder a total of 150,000 shares of our common stock. We issued 50,000 shares to the finder in January 2004, and we agreed to issue to the finder an additional 50,000 shares in each of January 2005 and January 2006. We also paid to the finder a fee of $136,000, representing 5% of the gross proceeds in this financing.

In March 2004, we completed the sale and issuance of a $3.0 million secured convertible promissory note to Laurus Master Fund, Ltd. In connection with this financing, we also issued to Laurus a warrant exercisable for 100,000 shares of common stock. See “Debt Arrangements” below for more information about these securities. For services rendered in connection with this financing, we issued to a finder a warrant to purchase 47,468 shares of our common stock at an exercise price of $3.16 per share. The warrant is exercisable for five years after the date of issuance. We also paid to the finder a fee of $150,000, representing 5% of the gross proceeds from this financing.

In August 2004, we completed the sale and issuance of an additional $1.0 million secured convertible promissory note to Laurus. In connection with this financing, we also issued to Laurus a warrant exercisable for 33,334 shares of common stock. See “Description of Securities” below for more information about these securities. In connection with this financing, we paid Laurus Capital Management, LLC, the manager of Laurus, a fee of $36,000, which represented 3.6% of the principal of the convertible note.

In October, 2004, we completed the sale and issuance of approximately 800,000 shares of common stock in a private placement to three private equity funds managed by ComVentures, a venture capital fund based in Palo Alto, California. The purchase price was $3.60 per share, resulting in cash proceeds to the Company of $3.0 million.

At June 30, 2004, accounts receivable were $3.9 million, compared to $1.4 million at December 31, 2003. The increase in accounts receivable reflected the increase in our net revenues over the same period. All of our accounts receivable at June 30, 2004 were secured by letters of credit. In order to meet operational cash needs, in August 2004, we borrowed $1.7 million under a short-term loan secured by an account receivable of the same amount. See “Debt Arrangements” below.

During 2003, we funded our operations from cash generated from operations and from the private sale of securities. Cash at December 31, 2003 of approximately $376,000 represented a decrease of approximately $392,000 compared to December 31, 2002. We used $1.6 million cash in operations, and approximately $806,000 cash for investment activities. Cash used for investment activities consisted primarily of the purchase of computer software for product development. Cash used in operations reflected our net loss of $2.6 million, offset by increases in accounts payable, depreciation and non-cash consulting payments. To fund our cash deficits from operations and investment activities, we raised approximately $185,000 from the sale of common stock during 2003, and we received advances of $1.7 million on our equity financings completed in January 2004.

During 2002, we funded our operations from cash generated from operations, generating $886,000 in cash from operations, and financing activities of approximately $163,000.

We believe our current cash, together with the proceeds of this offering, will provide sufficient working capital to fund our operations for at least the next twelve months. Changes in our operating plans, lower than anticipated revenues, increased expenses or other events, including those described in “Risk Factors,” may cause us to seek additional debt or equity financing in the future. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could negatively impact our growth plans and our financial condition and results of operation.

Debt Arrangements

North America Venture Fund II, L.P.  In January 2004, we completed the sale and issuance of an unsecured convertible term note in the original principal amount of $1.0 million to North America Venture Fund II, L.P., which note was amended pursuant to a letter agreement dated April 15, 2004. Interest accrues on the note at the rate of 3% above prime and is payable monthly in cash. The principal due under the note is convertible by North America at any time into shares of our common stock at a conversion price of $2.00 per share. North America agreed to convert 25% of the original principal amount due under the note at the end of each three-month period following the effectiveness of the registration statement covering the resale of shares of common stock issuable upon the conversion of the note. The registration statement was declared effective in May 2004, and North America converted 25% of the original principal amount due under the note in each of May 2004 and September 2004. All unpaid principal and accrued interest, if not sooner converted, is due on January 8, 2005. As of September 15, 2004, $500,000 in unpaid principal remained outstanding under the convertible term note.

Laurus Master Fund, Ltd.  In March 2004, we completed the sale and issuance of a $3.0 million secured convertible promissory note to Laurus Master Fund, Ltd. In August 2004, we completed the sale and issuance of an additional $1.0 million secured convertible promissory note to Laurus. Interest accrues on both notes at a rate of 3% above prime, subject to certain adjustments. In no event will the interest rate on the notes be lower than 7% or greater than 10%. All unpaid principal and accrued interest under the note issued in March 2004, if not sooner converted, is due on March 16, 2007, and all unpaid principal and accrued interest under the note issued in August 2004, if not sooner converted, is due on August 18, 2007.

Under the terms of each note, we are obligated to make monthly payments of principal and interest. We have the option to pay these monthly payments in cash or in shares of our common stock (so long as the closing price of the common stock is greater than $3.38 for ten trading days preceding the payment date). If we elect to pay in stock, we must issue to Laurus an amount of shares equivalent to the amount of the monthly payment due divided by $3.16. If we elect to pay in cash, we must pay 102% of the amount of the monthly payment due. We may pay the monthly payment in shares of our common stock only so long as there is an effective registration statement on file covering the resale of those shares. We have the option to convert all or a portion of the outstanding principal of each note into shares of our common stock at $3.16 per share if the closing price of our common stock is greater than $3.70 for ten consecutive trading days. However, the number of shares issued upon conversion of either note cannot exceed 30% of the aggregate dollar trading volume of the common stock for the 22 trading days immediately preceding the payment date. Laurus has the option, at any time, to convert all or a portion of each note into shares of our common stock at $3.16 per share.

Each note is secured by a blanket lien on substantially all of our assets pursuant to a security agreement executed by us in connection with the issuance and sale of each note. If an event of default occurs under either security agreement, Laurus has the right to accelerate payments under both notes and to take possession of our assets, in addition to other remedies.

In connection with the note issued in March 2004, we issued to Laurus a warrant exercisable for 100,000 shares of common stock that is exercisable until March 11, 2011. The exercise price of this warrant is as follows: $3.31 per share for the first 50,000 shares, $3.59 per share for the next 25,000 shares, and $3.88 per share for the remaining 25,000 shares. In connection with the note issued in August 2004, we issued to Laurus a warrant exercisable for 33,334 shares of our common stock that is exercisable until August 18, 2011. The exercise price of the warrant is as follows: $3.31 per share for the first 16,000 shares, $3.59 per share for the next 8,000 shares, and $3.88 per share for the remaining 9,334 shares.

Under the terms of each note and each warrant, Laurus is not entitled to receive shares upon exercise of either warrant, upon payment of principal and interest on either note or upon conversion of either note if the receipt of those shares would cause Laurus to hold more than 4.99% of the outstanding shares of our common stock.

We paid Laurus Capital Management, LLC, the manager of Laurus Master Fund, Ltd., a fee equal to 3.6% of the principal amount of each note issued in those financings, which equaled $108,000 and $36,000. We also issued a warrant to purchase 47,468 shares of our common stock at an exercise price of $3.16 per share to a finder as compensation for its services in connection with the March 2004 financing. This warrant is exercisable for five years after the date of issuance. We also paid the finder a fee of $150,000, representing 5% of the gross proceeds from the March 2004 financing.

We agreed to file a registration statement with the SEC covering the resale of the shares of our common stock that are issuable to Laurus upon the repayment or conversion of the notes and the exercise of the warrants issued in these financings. A registration statement covering the resale of the shares issuable to Laurus in connection with the March 2004 financing has been filed with the SEC and declared effective. A registration statement covering the resale of the shares issuable to Laurus in connection with the August 2004 financing has not yet been filed with the SEC. If a registration statement covering the resale of the shares issuable to Laurus in connection with the August 2004 financing is not filed and declared effective on or before November 17, 2004, we are obligated to pay to Laurus $10,000 as liquidated damages for each subsequent 30-day period in which the required registration statement is not effective, pro-rated for partial periods.

As of September 10, 2004, approximately $2.8 million in unpaid principal remained outstanding under the note issued in March 2004 and approximately $1.0 million in unpaid principal remained outstanding under the note issued in August 2004.

Contractual Obligations and Commitments

As of June 30, 2004, we had no off-balance sheet arrangements. The following summarizes our contractual obligations at June 30, 2004 and the effect those obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Short-term debt	$750	$750	$—	$—	$—
Long-term debt	2,901	620	2,281	—	—
Operating leases (facilities)	1,558	294	584	539	141
Purchase obligations	1,068	1,068	—	—	—

Total	$6,277	$2,732	$2,865	$539	$141

In May 2004, we entered into a non-cancelable operating lease for 13,120 square feet of office space for our corporate headquarters and U.S. operations. The lease term is 65 months plus a five year option to renew. The lease commences in August 2004, with basic monthly rent ranging from $20,000 to $24,000 during the 65 month term. We have an additional lease commitment at our former location in San Diego. This facility has been subleased as of August 2004 for the remainder term of our lease until November 2006. The difference between our lease payment for this facility versus our sub-lease is approximately $4,000 per month.

In February 2003, we amended our operating lease for approximately 17,000 square feet of office space for our research and development center in Seoul, South Korea. The remaining term ends in February 2005, with monthly payments of approximately $14,000.

We have three significant purchase commitments scheduled to be paid in the fourth quarter of 2004 totaling $1.1 million. These commitments represent payments for test equipment, software purchases and license fees.

Litigation Settlement

On October 14, 2004, we entered into a settlement agreement with Axess Telecom Co., Ltd. Under the agreement, we agreed to pay Axess Telecom KRW 1 billion (approximately $870,000) by December 31, 2004. Any amount which is unpaid at that date would be subject to a penalty of 5% per month. Under the settlement agreement, Axess Telecom agreed to dismiss its lawsuit against Axesstel California, filed in the Seoul Central District Court, Republic of Korea. We in turn agreed on behalf of our subsidiary, Axesstel R&D Center Co., Ltd., not to enforce a court order prohibiting Axess Telecom from using certain trade names related to a trademark owned by Axesstel R&D Center provided Axess Telecom stops all use within six months from the date of the settlement agreement. The parties agreed that the former agreements to which Axess Telecom and Axesstel California were parties are terminated, that neither party’s current or prior products infringe on the other party’s intellectual property rights, and that the parties are free to compete with each other.

We also entered into a memorandum of understanding with Axess Telecom under which we agreed to purchase by January 31, 2005 convertible bonds of Axess Telecom for KRW 1 billion (approximately $870,000) on terms to be negotiated in good faith. The agreement also provides for Axess Telecom to transition its manufacturing of fixed wireless products to us and become a distributor and possibly a manufacturer of Axess Telecom’s global positioning system products.

Recent Accounting Pronouncements

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, or SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No.

150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for us beginning October 1, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46. This interpretation explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. This interpretation required existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interest that effectively recombines risks that were previously dispersed. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 has not had a material impact on our financial position or results of operations.

BUSINESS

Overview

We design, develop and market fixed wireless voice and data products for the worldwide telecommunications market. Our fixed wireless CDMA-based product line includes desktop phone terminals, payphone terminals, voice/data terminals and broadband modems used for high-speed voice and data services. We sell our products to telecommunications service providers in developing countries where large segments of the population do not have telephone service. Our customers in turn sell our products to end users who use our products to access the providers’ wireless network. Our principal customers currently are Tata Teleservices in India, TeleCard Limited in Pakistan, affiliates of BellSouth International, Inc. in South America and an affiliate of a major U.S. telecommunications service provider in Venezuela. We believe our customers choose our products because we are a reliable provider of affordable, feature-rich, high-quality products that are easy to deploy, install and use.

Industry Overview

The worldwide telecommunications market is estimated to be $1.04 trillion in 2004. Despite the size of this market, telephone penetration is less than 5% of the worldwide population outside of Europe and North America. Three and one-half billion people reside in developing countries throughout the world. The governments of these countries recognize that their populations need access to reliable basic voice services in order to improve socioeconomic conditions. Organizations such as the World Bank have sponsored initiatives to accelerate the implementation of telephone service within developing areas. As a result, we expect the demand for voice and data services to increase.

Telecommunications Services in Developing Areas

Developing countries within Asia, Africa, Eastern Europe and Latin America, such as India, China, Brazil, Pakistan and Russia are among the world’s fastest growing emerging telecommunications markets. Within these areas, landline telecommunication networks typically are limited to densely populated urban areas because the cost of deploying landline telecommunications networks in developing areas has proven economically unfeasible. As a result, people living outside of urban areas or in unwired regions within an urban area generally do not have access to telephone service. Until recently, deployment of wireless telecommunications networks in these regions has proven to be expensive and therefore limited to the wealthiest portions of the population.

Recent changes in the worldwide telecommunications industry, and specifically in the wireless sector of the industry, have substantially increased the economic feasibility of deploying wireless telecommunications services to developing areas. These changes include:

•	industry deregulation and privatization, which have resulted in higher telecommunication services penetration, increased service revenues, greater operating efficiencies and improved quality of service;

•	advances in wireless technology and manufacturing, which have reduced infrastructure costs for network operators and equipment costs for consumers and have increased the subscriber capacity on wireless networks;

•	emergence of creative subscriber plans, such as pre-paid phone plans, which have driven rapid subscriber growth; and

•	reduced government tariffs and increased government subsidies, which have encouraged the growth of telecommunications networks.

As a result of these factors, subscription pricing has dropped and the geographic reach of wireless networks has expanded.

Emergence of Fixed Wireless Voice and Data Products

Fixed wireless products are stationary telephones, data terminals and broadband modems that connect to wireless networks. Although fixed wireless voice and data products are not a substitute in all cases for landline connections or mobile handsets, fixed wireless products offer unique advantages that make such products ideal for use in developing areas.

Fixed Wireless as Compared to Landline

In many areas, landline telecommunications service is not available due to lack of infrastructure. In these regions, fixed wireless may be the only option available to the end user. Fixed wireless systems can be deployed more quickly than landline systems because there are no trenches to dig, poles to install or copper wires to lay; therefore, service providers can rapidly rollout wireless service and begin earning revenue. Even where landline service exists, fixed wireless systems offers the following key advantages over landline systems, including:

•	Network Deployment. Landline deployment is cumbersome and costly due to the significant amount of construction and installation required. By comparison, fixed wireless deployment is more rapid and less expensive as there is significantly less construction and no installation required.

•	Scalability. Adding an additional subscriber to a fixed wireless network requires only that a nearby base station can accommodate the additional subscriber and that the subscriber has a fixed wireless phone terminal. By comparison, adding a subscriber to a landline network requires that the network be expanded to accommodate the additional subscriber and in many cases requires professional installation.

•	Value-Added Services. Telecommunications service providers are limited in their ability to offer value-added services using their existing landline infrastructure. By comparison, fixed wireless networks enable these providers to further monetize their network by offering value-added services such as push-to-talk, text-messaging and downloadable ring tones.

Fixed Wireless as Compared to Mobile Handsets

As wireless networks expand into developing areas, consumers can connect to these networks by using mobile handsets or fixed wireless products. However, aside from portability, fixed wireless products offer the following key advantages over mobile handsets:

•	Tariffs. Governments in developing areas are encouraging the adoption of fixed wireless systems through initiatives such as reduced tariffs and spectrum licensing costs. Governments have allocated or re-licensed mobile wireless spectrum specifically for fixed wireless applications. We believe that tariffs on fixed wireless spectrum will continue to be lower than that of mobile wireless spectrum, benefiting both the service provider and the end user.

•	Reception. Fixed wireless products normally receive substantially better reception than mobile handsets because they have more sensitive antennas and have the ability to be connected to external antennas to increase reception in remote areas.

•	Scalability. Due to the fixed location of the terminals, fixed wireless networks enable more efficient network utilization than mobile networks.

•	Power Supply. Fixed wireless products generally are plugged into electrical outlets; therefore, they do not require frequent charging like a mobile handset.

The following table compares the characteristics of fixed wireless, mobile and landline telecommunications services from the perspective of end users and telecommunications service providers.

	Fixed Wireless	Mobile Wireless	Landline
End Users:
Tariffs	Less expensive than mobile wireless	Most expensive	Less expensive than mobile wireless and generally less than fixed wireless

Subscription Costs	Less expensive than mobile wireless	Most expensive	Least expensive

Reception	Better reception than mobile wireless	Reception is inconsistent	Best reception

Data Connectivity	No external modem needed	Limited data connection capabilities	Requires external modem

Mobility	Limited	Unlimited	None

Power Supply	Not dependent on a battery	Batteries required	Not dependent on a battery

Telecommunications Service Providers:
Network Deployment and Scalability	Rapid and less expensive	Rapid and less expensive; requires contiguous coverage	Cumbersome and costly

Network Capacity	Requires fewer base stations	Requires more base stations	Requires additional construction

Maintenance /Operation	Only required for base stations	Only required for base stations	Required for entire infrastructure

Value Added Services	Requires software upgrade	Requires software upgrade	Requires infrastructure upgrade

CDMA and other Wireless Transmission Standards

CDMA, a Qualcomm-based technology, has emerged as a leading standard for wireless networks. CDMA works by converting speech into digital information, which is transmitted in the form of a radio signal over the network. Unlike competing technologies, such as GSM, CDMA is a “spread spectrum” technology, which allows many users to occupy the same time and frequency allocations in a given band by assigning unique codes to each communication to differentiate it from others in the same spectrum. Given the finite wireless spectrum resources available, CDMA allows more efficient sharing of the airwaves among multiple users than alternative technologies.

Newer versions of CDMA technologies, popularly known as 3G, include CDMA2000 1xEV-DO (Evolution Data Optimized) and CDMA2000 1xEV-DV (Evolution Data and Voice). These technologies improve the ability to deliver high-speed data access to wireless devices and have been designed to provide wireless access speeds comparable to digital subscriber line, or DSL, and cable modems. Subscribers can attain wireless access to data at maximum speeds of up to 2.4 Mbps on CDMA 1xEV-DO networks and up to 3.1 Mbps on CDMA 1xEV-DV networks.

Data Applications for Fixed Wireless

Network carriers continually are seeking high-margin, high-growth opportunities to complement their voice-based product offerings. Providing high-speed data access to existing voice customers enables telecommunications service providers to increase their revenue by leveraging their current infrastructure and customer base. Historically, high-speed data access was limited to businesses that could afford to purchase the expensive hardware and pay the usage charges. As network costs have declined and technology and manufacturing advancements have developed, high-speed data access has increasingly become available for residential customers. In order to implement objectives to rollout high-speed data access, telecommunications service providers are seeking cost-effective technologies to allow users without existing landlines, DSL or cable connections to receive high-speed data transmissions.

In areas that are inaccessible to DSL and cable, CDMA 2000 1xEV-DO is an attractive option for telecommunications service providers to deploy. Even in markets where DSL and cable modems are offered, 1xEV-DO is a cost-effective means to rollout high-speed data services to users. Utilizing the latest CDMA transmission standards, these areas can quickly be provided high-speed internet access and other data applications.

Our Solution

We are a provider of CDMA-based desktop phone terminals, payphone terminals, voice/data terminals and broadband modems used for high-speed data services. Our products are designed to enable telecommunication service providers to provide carrier-class, subscriber-based voice and data solutions to developing countries where large segments of the populations do not have basic telephone service. We believe that our solution provides the following benefits to our customers:

•	High-quality products at affordable prices. We offer telecommunications service providers high-quality, reliable products at low prices. Our products are designed and engineered around a single platform that uses a common set of components to help maintain low cost.

•	Reliable delivery of products with short lead-times. We have designed our products and structured our third-party manufacturing relationship to enable us to fulfill high-volume orders with short lead times. We also have implemented comprehensive quality assurance procedures that are designed to ensure that our products are manufactured and shipped with minimal defects.

•	Ease of deployment, installation and use. Our products are frequently tested for interoperability with the systems of most major CDMA-based wireless infrastructure providers, including Ericsson, Lucent, Motorola, Nortel and others. In addition, we have tested our products with telecommunications service providers in over 30 markets worldwide. Our products do not require any installation or rollout of additional networking infrastructure, unlike competing fixed wireless solutions that rely upon proprietary systems. We have designed our products with simple setup procedures and easy to understand user interfaces which minimize customer support requirements of service providers.

•	Full range of voice and data products and features. Our products provide a full range of voice and data functionality, from wireless desktop phone and data terminals to our most sophisticated high-speed data modem. Our engineering expertise and product design enables us to modify our products to meet specific customer requirements. Furthermore, we can easily add enhanced features to our products which enable service providers to drive subscription revenue.

Our Products

We offer CDMA-based desktop phone terminals, payphone terminals, voice/data terminals and broadband modems used for high-speed voice and data services in homes, public places and businesses. Key features of our products include standard phone quality capability, high-quality liquid crystal displays, 3-way calling, call waiting, hands-free dialing, fax capabilities and 2-way text-messaging, or SMS.

Fixed Wireless Desktop Phone Terminals

Our fixed wireless desktop phone terminals are designed for voice and data usage in homes and businesses. Our phones are offered in basic and enhanced models. We offer phones that operate in each of three frequency bands: 1900 MHz, 800 MHz, and 450 MHz. The following table lists some of the features included in our basic and enhanced models.

Feature	Basic Model	Enhanced Model
Qualcomm Chipset	MSM 5010	MSM 5105
Signal Strength and Voicemail Indicator	✓	✓
3-Line LCD	✓	✓
Call Waiting	✓	✓
Call Forwarding	✓	✓
Call Transfer	✓	✓
3-Way Calling	✓	✓
Caller ID	✓	✓
SMS	✓	✓
Packet Data (up to 153.6 Kbps)		✓
Backlit Keys and Display		✓
RS-232C and USB Data Ports		✓
Speakerphone		✓
Circuit Data (up to 14.4 Kbps)		✓
Personal Computer Fax		✓

Fixed Wireless Payphone Terminals

We have two fixed wireless payphone terminals that enable telecommunications service providers to offer telephone service for locations that are not serviced by landline networks. Our attended payphone couples proprietary metering technology with our fixed wireless desktop phones terminals which displays in real-time the calling units used by the caller. Our unattended payphone converts a landline coin- or card-operated payphone into a wireless payphone by embedding our fixed wireless terminal into the payphone itself.

Fixed Wireless Voice/Data Terminals

Our fixed wireless terminal offers an affordable voice and high-speed data alternative to dial-up modems for areas not covered by a landline network. Users can plug their computers into the terminal for Internet access at data rates up to 153.6 Kbps. In addition, users can plug any telephone into the terminal for voice service and any analog facsimile machine into the terminal for receiving and sending facsimiles.

Fixed Wireless Broadband Modems

Our fixed wireless broadband modem is our next generation data-only terminal. Based on Qualcomm’s MSM 6500 chipset and the CDMA2000 1xEV-DO standard, the modem can support data rates up to 2.4 Mbps. It has been designed as a plug-and-play solution, with an Ethernet and USB connection module embedded in the modem, which enables many users in developing countries that have multi-user, networked environments to connect to the Internet. An Ethernet connection is desirable as it does not require the installation of any drivers and can support routed networks with ease. The modem can support single-user connections as well as local area networks providing high-speed Internet access to both small businesses and residential users.

Our Strategy

Our objective is to be the leading provider of CDMA-based fixed wireless voice and data products in our target markets. Key elements of our strategy include:

•	Increasing Market Share with Existing Customers. We believe telecommunications service providers will increasingly adopt fixed wireless as a cost-effective, easily-deployed voice and data solution in developing regions. We intend to continue to expand our relationships with our existing customers, including Tata Teleservices Limited in India, affiliates of BellSouth International, Inc. in Latin America, TeleCard in Pakistan and an affiliate of a major U.S. telecommunications service provider in Venezuela by promoting the broad rollout of our existing products and marketing of our next generation products, including our next generation fixed wireless broadband modem CDMA2000 1xEV-DO.

•	Acquiring New Customers. We intend to establish relationships with other telecommunications service providers throughout the world in order to expand our sales. We currently have targeted 80 international and domestic service providers throughout the world that we believe are potential customers.

•	Continuing to Aggressively Manage the Costs of Developing and Manufacturing Our Products. We intend to achieve and maintain pricing advantages over our competitors. As we increase our production volume, we intend to continue to reduce our costs through volume purchase discounts. In addition, our platform design allows us to engineer our products with manufacturing efficiencies, such as reduced component counts and design for ease in assembly, which lead to cost reductions. We are also currently seeking manufacturing partners in regions where labor costs are low, such as China and India. We believe these initiatives will provide us with significant advantage over our competitors and create barriers to entry for new competitors.

•	Continuing to Develop Innovative Products. We intend to continue to leverage our research and development expertise to develop customizable next generation product solutions that will integrate advanced wireless technologies, voice-over-Internet protocol, or VoIP, and other carrier-grade standards. Recently, we launched a fixed wireless broadband modem based on the CDMA2000 1xEV-DO standard. We believe that the continued introduction of new products will enable us to increase penetration with existing customers, establish relationships with new customers, and increase our profit margins.

•	Establishing and Expanding Strategic Partnerships. We intend to augment our internal sales efforts by establishing strategic relationships and expanding our current relationships with wireless infrastructure providers. We are seeking to partner with several major telecommunications service providers to incorporate our products into their bids for potential contracts to build new wireless systems that include our fixed wireless terminals. We believe our emphasis on product quality, technical performance, customer responsiveness, on-time delivery and cost competitiveness will help us to maintain and develop new strategic relationships.

•	Penetrating Developed Markets Through the Rollout of Data Products. We intend to offer high-speed wireless data products in developed markets as a more cost-effective alternative to wired broadband solutions, such as DSL and cable modems. We have launched our CDMA2000 1x EV-DO fixed wireless broadband modem. In addition, we are in conversations with telecommunications service providers in the United States who are deploying mobile wireless data solutions or who we believe may begin to deploy fixed wireless data solutions in 2005. We believe that in developing markets, the same customers we now provide with CDMA-based voice products are also potential purchasers of these data products.

Customers

We sell our products to telecommunications service providers that provide wireless voice or data services in developing markets. Our principal customers currently are Tata Teleservices in India, TeleCard Limited in Pakistan, affiliates of BellSouth International, Inc. in Latin America and an affiliate of a major telecommunications service provider in Venezuela. The following is a description of our principal customers:

•	TeleCard Limited. In November 2003, we entered into two supply agreements with TeleCard pursuant to which TeleCard may order products from us. TeleCard provides prepaid wireless phone services to more than 45 cities in Pakistan. There are no material minimum purchase obligations under this agreement. TeleCard is the leading private sector telecommunications service provider in Pakistan with coverage reaching 85 million people.

•	BellSouth International, Inc. In March 2004, we executed a one-year supply agreement with BellSouth International, Inc., under which its affiliates in Argentina, Chile, Colombia, Ecuador, Guatemala, Nicaragua, Panama, Peru, Uruguay and Venezuela can purchase a custom-configured version of our basic fixed wireless phone. To date, we have sold our products to four of BellSouth’s affiliates under this agreement. In March 2004, BellSouth announced the sale of its Latin American assets to Telefonica. In connection with this sale, our contracts are being assigned to Telefonica. Telefonica is the world’s leading communications service provider in Spanish and Portuguese-speaking markets, with a potential market of more than 99 million customers.

•	Tata Teleservices Limited. In July 2004, we received a $45.0 million purchase order from Tata to supply custom-configured models of our fixed wireless phones. These shipments for Tata are scheduled to be completed in the third and fourth quarters of 2004; however, prior to delivery of these products, the purchase order is subject to cancellation by Tata. Tata is the leading telecommunications service provider in India with over 2 million customers.

•	Latin American Affiliate. In August 2004, we received purchase orders from an affiliate of a major U.S. telecommunications service provider to purchase our fixed wireless phone. This customer is the leading Venezuelan telecommunications service provider with approximately 2.9 million access lines in service, 2.8 million cellular subscribers and 282,000 Internet subscribers as of June 30, 2004.

We believe that there are over 80 CDMA-based telecommunications service providers in over 35 countries that have deployed or plan to deploy within in the next 12 months a fixed wireless strategy. We intend to market our products to these telecommunications service providers, although to date we have only established customer relationships with a few of these entities.

In general, we sell our products on a negotiated fixed-price-per-unit purchase order basis. To minimize our collection risk, we typically have our customers provide us with cash in advance or a letter of credit confirmed by a major international bank.

Sales and Marketing

We manage and conduct our own sales directly to telecommunications service providers worldwide. Our sales and marketing team consists of four individuals who are located in our offices in San Diego, Miami and South Korea. We intend to expand our presence in Africa, China, Eastern Europe and the Middle East through the hiring of local sales representatives or agents. In general, we may rely on outside consultants to provide logistics services in the markets that we serve.

We have established and seek to establish strategic relationships with telecommunications service providers in order to promote our products. Our products are regularly included in bids by such service providers, which provides greater exposure for our products and brand. We also intend to enter into cooperative marketing relationships to facilitate market penetration. For example, we recently entered into a cooperative agreement with Nanjing Panda Communication Development Co., or Panda, a Chinese product developer. Under this non-binding agreement we intend to set up a cooperative program with Panda to jointly bid on projects in China.

Manufacturing

We rely on WNC to manufacture our products. WNC provides us with services including component procurement, product manufacturing, final assembly, testing, quality control, fulfillment and delivery services. WNC holds all raw materials, work-in-process and finished good inventory for our products. We believe outsourcing through WNC provides us with flexibility and allows us to:

•	focus on research and development, design, sales and marketing;

•	realize economies of scale;

•	access high-quality manufacturing resources and personnel;

•	scale production rapidly; and

•	reduce capital equipment costs and equipment obsolescence risk.

We commenced large-scale product manufacturing with WNC at the beginning of 2004. Our manufacturing arrangement with WNC is designed to allow us to fulfill high-volume orders with short lead-times. Our operations and finance divisions manage our relationship with WNC to focus on improvements in design-for-manufacturing, test procedures, quality, cost optimization and production scheduling.

We intend to enter into manufacturing relationships with other manufacturing partners in low labor cost regions, such as China and India. We believe this would allow us to increase our manufacturing capacity and lower our unit costs.

Research and Development

We focus on developing innovative CDMA-based fixed wireless high-speed access solutions to address opportunities presented by next generation wireless networks. As of September 30, 2004, we had 36 engineers, 30 of which are located in our South Korean development center and six of which are based in our San Diego facility. Our engineers are categorized into the following groups: hardware, mechanical, software, platform, production and quality. For the fiscal year ended December 31, 2003, our research and development expenses were approximately $2.3 million. For the six months ended June 30, 2004, our research and development expenses were approximately $1.8 million.

Intellectual Property

We protect our intellectual property through a combination of trademarks, trade secrets, licenses, non-disclosure agreements and contractual provisions. Generally, we enter into a non-disclosure and confidentiality agreement with our employees, consultants and third parties that have access to our proprietary technology.

We have entered into a license agreement with Qualcomm, a significant stockholder, under which we were granted a worldwide nonexclusive license to Qualcomm’s CDMA technology to make, sell and lease fixed wireless terminal CDMA-based products. The license agreement may be terminated by Qualcomm upon an uncured material breach of the license agreement by us. We have also entered into various software agreements with Qualcomm to license its software to use with our products that incorporate Qualcomm’s CDMA technology. These agreements are effective as long as the license agreement is effective. We intend to purchase additional software from Qualcomm that would be required for our newly proposed products.

In 2003, we filed five non-provisional applications; in 2004, we filed an additional five provisional patent applications. International applications corresponding to the United States non-provisional applications are currently pending. We cannot be certain that any patent will issue based on any of our applications. From time to time, we may encounter disputes over rights and obligations concerning intellectual property.

While we believe that our product and service offerings do not infringe the intellectual property rights of any third party, we cannot assure you that we will prevail in any intellectual property dispute.

Competition

The market for fixed wireless products is highly competitive and we expect competition to increase. We primarily compete against established players such as LG Electronics, Inc., Huawei Technologies, Co. Ltd., ZTE Corporation, Westech Korea, Inc., and Telular Corporation. In addition, there is always potential for new competition to enter our target markets.

We believe that we compete principally on the basis of functionality, reliability, quality, price and ease of deployment, installation and use. We believe we compete favorably with our competitors based on these factors.

Some of our current and future competitors may have significantly greater financial, technical and marketing resources than we do. Although we believe we have both a technological advantage and a superior business model over many of our existing competitors, maintaining this advantage will require substantial investments by us to continue to develop innovative products and reduce the costs of our products. However, we cannot guarantee that we will be able to compete successfully against current and future competitors.

Employees

As of September 30, 2004, we had a total of 69 full-time employees. Of the 69 employees, 24 are located in the Unites States and 45 are located in South Korea. In the United States, six are involved in product development, four are involved in operations, four are sales and marketing personnel, and 12 are in finance and administration, including our executive team. In South Korea, most of our employees are involved in product design and development of software and hardware. We intend to hire additional employees as needed at each of our facilities. We have never had a work stoppage and none of our employees are represented by a labor organization or under any collective bargaining arrangements. We believe our relationships with our employees are good.

Properties

We own no real property. Our corporate headquarters is located in San Diego, California where we lease approximately 13,000 square feet of office space pursuant to a lease that expires in December 2009. The monthly lease payment is approximately $22,000. We have secured our lease obligations under this lease with a letter of credit. We also lease approximately 5,500 square feet in San Diego for approximately $10,000 per month pursuant to a lease that expires in November 2006. We sublease this facility for $6,000 per month. Our principal research and development facilities are located in Seoul, South Korea, where we lease approximately 17,000 square feet of office space pursuant to a two-year lease that expires in February 2005. The monthly lease payment for this facility is $14,000.

Each of our facilities is covered by insurance and we believe them to be suitable for their respective uses and adequate for our present needs. We believe that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our operations.

Governmental Regulation

Our products are incorporated into commercial wireless communications systems that are subject to regulation domestically by the Federal Communications Commission and internationally by other government agencies. Although the equipment operators are usually responsible for compliance with these regulations, regulatory changes, including changes in the allocation of available frequency spectrum, could negatively affect our business by restricting development efforts by our customers, making current products obsolete or increasing the opportunity for additional competition. In addition, the increasing demand for wireless telecommunications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers.

Legal Proceedings

From time to time, we may be involved in other litigation relating to claims arising out of our operations in the normal course of business, including claims of alleged infringement, misuse or misappropriation of intellectual property rights of third parties. As of the date of this prospectus, we are not a party to any such litigation which would have a material adverse effect on us.

MANAGEMENT

Directors and Executive Officers

The following table provides information regarding our directors and executive officers as of October 13, 2004:

Name	Age	Position
Mike H.P. Kwon	40	Chairman of the Board (Director) and Chief Executive Officer
David Morash	59	Director, President, Chief Operating Officer and Interim Chief Financial Officer
Lixin Cheng	38	Executive Vice President
Patrick Gray	43	Vice President, Operations and Controller
Alireza Saifi	29	Vice President, Finance
Jai Bhagat(1)(2)(3)	57	Director
Harry Casari(1)(2)	68	Director
Haydn Hsieh	49	Director
Eric Schultz(1)(2)(3)	43	Director
Seung Taik Yang(3)	64	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

Mike H.P. Kwon founded Axesstel California in July 2000, and has served as Chief Executive Officer and Chairman of the Board of Axesstel since August 2002, when Axesstel California became our subsidiary. Prior to founding Axesstel California, Mr. Kwon was the Vice President of Sales at Neopoint, Inc., a developer and manufacturer of Wireless Application Protocol-enabled handsets, from 1998 to 2000. Prior to Neopoint, Mr. Kwon founded Digital Line, Inc., a reseller of analog wireless phones and served as Chief Executive Officer from 1996 to 1998. Mr. Kwon holds a B.A. in Business Administration from Rutgers University.

David Morash joined us in January 2004 as Chief Operating Officer, and was appointed to our board of directors in March 2004. He was appointed to President in May 2004. Since August 2004, Mr. Morash has also served as Interim Chief Financial Officer. Prior to joining us, Mr. Morash served as Executive Vice President and Chief Financial Officer of REMEC, Inc. (Nasdaq: REMC), a telecommunications equipment company, from 2001 to 2003. From 2000 to 2001, Mr. Morash served as Executive Vice President and Chief Financial Officer at Wireless Knowledge, a San Diego-based joint venture between Qualcomm (Nasdaq: QCOM) and Microsoft (Nasdaq: MSFT). From 1994 to 2000, Mr. Morash was Executive Vice President and Chief Financial Officer of Safeskin Corporation, a medical supply company. Mr. Morash holds an M.B.A. from Columbia Graduate School of Business and a B.A. from Columbia College.

Lixin Cheng joined us in January 2004 as our Executive Vice President to oversee manufacturing, research and development, product management, marketing and sales. From 2001 to 2004, he served as Director of Business Management at Ericsson Wireless Communications Inc., a San Diego-based affiliate of Telefon AB Ericsson LM, a global provider of mobile wireless handsets. In such role, he was responsible for developing and managing Ericsson CDMA business activities in various markets in Japan, Korea, Europe, Middle East, Central Asia and Africa. Before moving to the United States in 2001, Mr. Cheng held the position of Vice President of Sales & Supply at Nanjing Ericsson Panda Communications Co., Ltd., a China-based affiliate of Ericsson. Mr. Cheng holds an M.B.A. in International Business Management from the International University of America in San Francisco and a B.S. in Information and Electronics Engineering from Zhejiang University in China.

Patrick Gray joined us in March 2004 as our Vice President, Operations and Controller. From 1996 to 2004, he performed various finance and accounting roles including serving as VP-Corporate Controller and

VP-Controller of Global Operations at REMEC Inc. Mr. Gray holds an M.B.A. from Pepperdine University and a B.S. in Business Administration with a concentration in accounting from California State University, Northridge.

Alireza Saifi joined us in July 2004 as Vice President, Finance. From 2003 to 2004, he was employed at Coffin Communications Group, an investor relations and communications consulting firm. During a portion of that time, Mr. Saifi advised us while Coffin Communications served as our investor relations firm. From 2002 to 2003, Mr. Saifi was a Principal at Halpern Capital, a research and investment banking firm, covering telecommunication, technology and special situation companies. From 2000 to 2001, Mr. Saifi was a principal strategy consultant in the global telecommunication practice of PA Consulting Group, an information technology and management consulting company. From 1998 to 2000, Mr. Saifi served as the founder and Chief Executive Officer of Geneserv.com, an Internet search and community portal company focused on distance learning and application sharing. From 1996 to 1998, Mr. Saifi was part of the research team at Deutsche Bank Securities (NYSE: DB), an investment bank, covering the mobile satellite service and enterprise resource applications sectors. Mr. Saifi holds a B.S. in finance from Fordham University.

Jai Bhagat has served as one of our directors since September 2003. In 2000, he founded AIR2LAN, a broadband service provider, and currently serves as its Chairman. Prior to founding AIR2LAN, Mr. Bhagat co-founded SkyTel Communications, Inc., a wireless messaging services company, and served as its Vice Chairman and CEO prior to its acquisition by WorldCom in 1999. Mr. Bhagat also previously served as Chairman of “License Exempt” sector of Wireless Communications Association International, a national trade association representing the broadband wireless industry. Mr. Bhagat was on the Southern Governor’s Association Advisory Committee on Research, Development and Technology, and he was also recently appointed by the Governor of Mississippi to serve on Momentum Mississippi, a group formed by the Governor to help formulate a long-range economic development plan for Mississippi. Mr. Bhagat has served as Chairman and on the boards of both the Personal Communications Industry Association (PCIA), and American Mobile Satellite Corporation (now Motient), a company that designs networks. He currently serves on the boards of several wireless communications based companies including: MeshNetworks, Inc., a mobile wireless Internet technology company; and JP Mobile, a Dallas, Texas-based company that designs and markets advanced messaging software and solutions for handheld devices and wireless communications devices. Mr. Bhagat holds an M.S. in Electrical Engineering from Howard University and a B.S. in Electrical Engineering from Bits Pilani in India.

Harry Casari has served as one of our directors since August 2004. Mr. Casari worked as a certified public accountant for Ernst & Young LLP from 1969 until 1994, when he retired as a partner. Mr. Casari currently serves as Chairman of the board of directors of Meade Instruments Corporation (Nasdaq: MEAD), an optics and telescope manufacturer, and as a member of the board of directors of Cohu, Inc. (Nasdaq: COHU), a semiconductor equipment, television camera, metal detection instrumentation and microwave communications equipment manufacturer. Mr. Casari holds a B.S. in Business Administration from the University of Denver.

Haydn Hsieh has served as one of our directors since April 2004. Mr. Hsieh is currently the President and Chief Executive Officer of Wistron NeWeb Corporation. He is also the Chairman of Acer Enrich Technology Corp, a subsidiary of Acer Group, a Taiwanese information-technology company. He has held various positions within the Acer Group, a diversified provider of information technology services, since 1981. Mr. Hsieh holds an M.B.A. from National ChengChi University and a B.E.E. from Ta-Tung Institute of Technology.

Eric Schultz has served as one of our directors since August 2004. Mr. Schultz was a founding partner and has served since 2002 as Senior Partner of Quantia Partners, LLC, which provides capital and consulting to early-stage companies focused on mobile enterprise. Since 2003, Mr. Schultz also has served as Chairman and Chief Executive Officer of Quantia Communications, LLC, a convergent communications software provider and the first major investment project for Quantia Partners. Before founding Quantia Partners, Mr. Schultz was, from 2000 to 2002, the Chairman and Chief Executive Officer of Wireless Knowledge, a San Diego-based joint venture between Qualcomm and Microsoft. In 1989, Mr. Schultz founded the MESA Group, an

e-mail/groupware migration provider, which he managed until its acquisition by Microsoft in 1998. From 1997 to 2000, Mr. Schultz was the Worldwide Director for Wireless Strategy and Sales and the Group Program Manager for Microsoft’s Enhanced Platform Product Unit. He founded Blossom Software, Inc. in 1986, which developed Lotus 1-2-3 aftermarket products providing graphics and desktop publishing capabilities that were ultimately bundled and integrated with Lotus 1-2-3. Mr. Schultz holds a B.A. in Biology and Computer Science from Harvard College.

Seung Taik Yang, Ph.D. has served as one of our directors since September 2003. Dr. Yang is currently the President of Tongmyong University of Information Technology in Busan, South Korea. From 2001 to 2002, he served as the Minister of Information and Communications for the Republic of Korea. Prior to serving as the Minister of Information and Communications, Dr. Yang was a chair professor at Kwangwoon University and at the Information and Communications University. In 1998, he established the Information and Communications University and became its first President. Between 1992 and 1998, he was President of the Electronics and Telecommunications Research Institute, served as Commissioner of the Korean Communications Commission, and was a member of the Presidential Council for Science and Technology. From 1986 to 1992, he founded and was President of Korea Informatics Telesis, Inc. and Korea Telecomm International, both of which are telecommunication companies and subsidiaries of Korea Telecom. Dr. Yang holds a Ph.D. in Electrical Engineering from the Polytechnic Institute of Brooklyn, an M.S. in Electrical Engineering from Virginia Polytechnic Institute, and a B.S. in Electrical Engineering from Seoul National University in South Korea.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may also establish in the future any other committees that it deems necessary or advisable.

Audit Committee.  The members of our audit committee are Jai Bhagat, Harry Casari and Eric Schultz, each of whom qualifies as an independent director under the current American Stock Exchange and SEC rules and regulations. Mr. Casari chairs the audit committee and qualifies as an “audit committee financial expert,” as contemplated by Item 401(e) of Regulation S-B. Our audit committee, among other things:

•	selects the independent auditors, considering independence and effectiveness;

•	discusses the scope and results of the audit with the independent auditors, and reviews with management and the independent auditors our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit proceeds; and

•	reviews and approves all audit and non-audit services to be preformed by the independent auditors.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. Our audit committee reviews and approves all audit services to be provided to us and all permissible non-audit services.

Compensation Committee.  The members of our compensation committee are Jai Bhagat, Harry Casari and Eric Schultz, each of whom qualifies as an independent director under the current American Stock Exchange and SEC rules and regulations. Mr. Schultz chairs the compensation committee. Our compensation committee, among other things:

•	reviews and approves performance goals and objectives for executive officers, and recommends to the board of directors the compensation level of the executive officers;

•	reviews and makes recommendations to our board of directors with respect to our equity incentive plans;

•	will administer and make grants under our 2004 Equity Incentive Plan; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee.  The members of our nominating and corporate governance committee are Jai Bhagat, Eric Schultz and Seung Taik Yang, each of whom qualifies as an independent director under the current American Stock Exchange and SEC rules and regulations. Mr. Bhagat chairs the nominating and corporate governance committee. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to the board concerning corporate governance matters.

Director Compensation

Until August 2004, our non-employee directors did not receive cash fees as compensation for their services. It has been our policy to reimburse our directors for their reasonable out-of-pocket travel expenditures. Beginning in August 2004, we began compensating our non-employee directors in the amount of $2,500 per calendar quarter.

The non-employee directors who joined our board prior to August 2004 were granted 30,000 restricted shares of our common stock when the director first joined our board. These grants vested as to one-third of the shares on the date of the first board meeting the director attended, and an additional one-third of the shares on each of the second and third anniversaries following the director’s first board meeting attended. Beginning in August 2004, new outside directors will receive 45,000 shares of restricted stock on the date of the appointment or election of such director to the board or upon a later date of acceptance. One-third of these shares will vest immediately, and an additional one-third of these shares will vest on each of the second and third anniversaries of the date of grant. In addition, on the third anniversary of joining the board and each subsequent anniversary, each then-serving outside director will receive a fully vested option to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant and expiring ten years after the date of grant, subject to earlier termination as provided in the 2004 Equity Incentive Plan. Our board has also determined that Mr. Bhagat, Dr. Yang and Mr. Hsieh will each receive an additional 15,000 shares of restricted common stock vesting immediately as to one-third of the shares, and as to one-third of the shares on each of the second and third anniversaries of the date of each such director joined our board. The restricted shares of common stock to be granted to each of our current outside directors will be granted on the effective date of the approval of our stockholders of our 2004 Equity Incentive Plan. See “Stock Incentive Plans—2004 Equity Incentive Plan” below. All of the shares to be so granted will be treated for vesting purposes as if they had been granted on the date each such director first joined our board.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

The following table sets forth all compensation awarded to our named executive officers for the fiscal years ended December 31, 2003, 2002 and 2001. Our named executive officers are, for any given year, our Chief Executive Officer and our four next most highly compensated officers.

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)		Securities Underlying Options / Warrants
Mike H.P. Kwon Chief Executive Officer	2003 2002 2001	$ $ $	243,000 160,000 121,513	$ $ $	60,000 — —	$ $ $	15,490 7,102 —	— 1,227,171 620,439

Satoru Yukie President (former)(2)	2003 2002	$ $	220,000 100,000	$ $	50,000 —	$ $	— —	— 1,294,367

Jin Yong (Jason) Kim Executive Vice President	2003 2002 2001	$ $ $	160,000 116,333 90,000	$ $ $	35,000 — —	$ $ $	7,489 — —	— 234,315 299,132

John Chough Chief Financial Officer (former)(3)	2003 2002 2001	$ $ $	100,000 90,000 75,000	$ $ $	15,000 — —	$ $ $	— — —	— 111,098 172,476

Craig Hagopian Chief Marketing Officer (former)(4)	2003 2002	$ $	160,000 100,000	$ $	— 25,000	$ $	— —	30,000 151,295

(1)	Other annual compensation consists of an automobile allowance.
(2)	Mr. Yukie resigned as our President effective May 7, 2004. Concurrent with Mr. Yukie’s resignation, Mr. Morash was appointed our President.
(3)	Mr. Chough resigned as our Chief Financial Officer effective July 27, 2004. Since Mr. Chough’s resignation, Mr. Morash has served as our Interim Chief Financial Officer.
(4)	Mr. Hagopian resigned as our Chief Marketing Officer effective April 30, 2004.

None of the individuals named in the table set forth above received any grants of options or stock appreciation rights during the year ended December 31, 2003.

During 2004, we hired the following executive officers: David Morash, our President, Chief Operating Officer and Interim Chief Financial Officer, whose annual salary is $180,000, and is expected to increase to $260,000 upon completion of this offering; Lixin Cheng, our Executive Vice President, whose annual salary is $167,000; Alireza Saifi, our Vice President, Finance, whose annual salary is $155,000; and Patrick Gray, our Vice President, Operations and Controller, whose annual salary is $130,000. In addition, each of these individuals are eligible to receive a bonus each year in accordance with our bonus plan. These individuals, together with Mike H.P. Kwon and Jin Yong (Jason) Kim, comprise our current executive officers.

Options

The following table sets forth information concerning unexercised options held by our executive officers as of December 31, 2003. None of the individuals named in the table exercised any options during the fiscal year ended December 31, 2003.

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at 12/31/03		Value of Unexercised in the Money Options at 12/31/03(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Mike H.P. Kwon	1,786,651	60,959	$4,200,602	$115,822
Satoru Yukie	1,245,367	49,000	3,007,192	93,100
Jin Yong (Jason) Kim	494,655	38,792	1,130,491	73,705
John Chough	260,766	22,808	592,256	43,335
Craig Hagopian	163,795	17,500	362,651	33,250

(1)	Represents the difference between the $2.50 closing selling price of our common stock on the OTC Bulletin Board on December 31, 2003, and the exercise price(s) of the named executive officer’s options.

None of the named executive officers exercised any options during the year ended December 31, 2003.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

David Morash.  We entered into a letter agreement dated as of December 3, 2003, under which Mr. Morash is employed as our Chief Operating Officer. The letter agreement provides for a base salary of $180,000 and the grant of an option to purchase 500,000 shares of our common stock. The letter agreement also provides that Mr. Morash is eligible to participate in our executive level bonus plan. Mr. Morash’s employment is terminable at-will by us or by Mr. Morash for any reason, with or without notice.

Alireza Saifi.  We entered into a letter agreement dated as of July 8, 2004, with Mr. Saifi under which Mr. Saifi is employed as our Vice President, Finance. The letter agreement provides for a base salary of $155,000 and the grant of an option to purchase 150,000 shares of our common stock. Mr. Saifi’s employment is terminable at-will by us or by Mr. Saifi for any reason, with or without notice. Mr. Saifi has agreed not to disclose our proprietary information and to assign certain inventions to us during his employment.

Lixin Cheng.  We entered into a letter agreement dated as of December 22, 2003, with Mr. Cheng under which Mr. Cheng is employed as Executive Vice President. The letter agreement provides for a base salary of $167,000, the grant of 30,000 shares of our common stock and the grant of an option to purchase 200,000 shares of our common stock. Mr. Cheng’s employment is terminable at-will by us or by Mr. Cheng for any reason, with or without notice. Mr. Cheng has agreed not to disclose our proprietary information and to assign certain inventions to us during his employment.

Patrick Gray.  We entered into a letter agreement dated as of February 11, 2004, with Mr. Gray under which Mr. Gray is employed as Vice President, Operations and Controller. The letter agreement provides for a base salary of $130,000 and the grant of an option to purchase 50,000 shares of our common stock. Mr. Gray’s employment is terminable at-will by us or by Mr. Gray for any reason, with or without notice. Mr. Gray has agreed not to disclose our proprietary information and to assign certain inventions to us during his employment.

Incentive Bonus Plan

Our board of directors adopted and approved the Incentive Bonus Plan for Employees of Axesstel, Inc., which we refer to as our Incentive Bonus Plan, in September 2004. Under the Incentive Bonus Plan, all of our full-time employees and the full-time employees of our subsidiaries who work for us for at least 180 consecutive days will be eligible for a yearly cash bonus. For each fiscal year, a bonus pool will be determined by our compensation committee using a formula pre-approved by our board of directors. For 2004, the bonus pool will be determined based upon a net adjusted earnings target to be determined by the board in its discretion. If the target is not met, the bonus pool will be zero. If the target is met, the bonus pool will be 20% of the first $2 million of net adjusted earnings, and 25% of any excess net adjusted earnings.

The total bonus pool will be divided on a percentage basis among levels of employees, and each level will be assigned a pre-set percentage of the total bonus pool. The three levels established under the plan for 2004, and the percentages of the bonus pool assigned to each level are as follows: (1) 45% for executive, (2) 30% for middle management and corporate staff, and (3) 25% for engineering and research and development. Each year after 2004, the compensation committee will establish the pre-set level percentages in its discretion. The compensation committee will determine individual payments for the executive level, and management will determine individual payments for everyone else.

Stock Incentive Plans

As of the date of this prospectus, we have an aggregate of 4,093,842 shares of common stock subject to our stock incentive plans. In addition, we assumed stock options and compensatory stock warrants exercisable for an aggregate of 4,385,799 shares in connection with our acquisition of Axesstel California, all of which are outstanding as of October 13, 2004. The following is a description of our plans.

Equity Incentive Plan

Our board of directors adopted the 2004 Equity Incentive Plan, which we refer to as our 2004 Equity Plan, in September 2004. By written consent, our stockholders are expected to approve the plan with an effective date prior to the completion of this offering. No awards have yet been issued pursuant to the 2004 Equity Plan.

Share Reserve.  Under the 2004 Equity Plan, we have initially reserved for issuance an aggregate of 4,093,842 shares. The Prior Plans discussed below will no longer be available for new grants, and the initial share reserve under the 2004 Equity Plan will adjust downward to the extent that shares are issued upon exercise of options under the Prior Plans. Subject to a maximum of 11,593,842 shares that can be subject to the 2004 Equity Plan in the aggregate, the number of shares subject to the 2004 Equity Plan will increase each year by the least of:

•	three percent of our then outstanding shares;

•	750,000 shares; or

•	a number of shares determined by the board.

Administration.  The 2004 Equity Plan may be administered by the board or a committee of the board. In the case of awards intended to qualify as “performance-based-compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code, the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. The administrator also has the power to implement an award transfer program, whereby awards may be transferred to a financial institution or other person or entity selected by the administrator, and an exchange program whereby outstanding awards are surrendered or cancelled in exchange for awards of the same type, which may have lower exercise prices and different terms. Our board has delegated administration of the 2004 Equity Plan to our compensation committee.

Eligibility.  Awards under the 2004 Equity Plan may be granted to any of our employees, directors or consultants or those of our affiliates.

Options.  With respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant. The term of any stock option may not exceed ten years, except that with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding capital stock, the term for incentive stock options must not exceed five years.

Stock Awards.  The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including performance criteria. The criteria may be based on financial performance, personal performance evaluations and/or completion of service by the participant. The administrator will determine the level of achievement of performance criteria. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the participant’s service with us for any reason, including death or disability.

Stock Appreciation Rights  We may pay the appreciation either in cash, shares of our common stock with equivalent value, other property, or some combination of the foregoing, as determined by the administrator.

Cash Awards.  The administrator will establish the performance criteria and level of achievement versus these criteria, which will determine the target and the minimum and maximum amount payable under a cash award. The criteria may be based on financial performance and/or personal performance evaluations.

Adjustments upon Merger or Change in Control.  The 2004 Equity Plan provides that in the event of a merger with or into another corporation or our “change in control,” including the sale of all or substantially all of our assets, and certain other events, our board (or a committee of the board) may, in its discretion, provide for some or all of:

•	assumption or substitution of, or adjustment to, each outstanding award;

•	acceleration of the vesting of options and stock appreciation rights;

•	termination of any restrictions on stock awards or cash awards; or

•	cancellation of awards in exchange for a cash payment to the participant.

Amendment and Termination.  The administrator has the authority to amend, alter or discontinue the 2004 Equity Plan, subject to the approval of the stockholders, but no amendment will impair the rights of any award, unless mutually agreed to between the participant and the administrator.

Other Plans

Prior Plans

Prior to the adoption of the 2004 Equity Plan, our board adopted three stock option plans reserving a total of 2,893,842 shares. We refer to these plans as the Prior Plans. The Prior Plans were adopted on September 16, 2002 (911,671 shares), March 5, 2003 (982,171 shares) and September 29, 2003 (1,000,000 shares). Options with respect to 1,983,902 shares are outstanding under the Prior Plans as of October 13, 2004, and 826,607 shares remain available for future option grants at October 13, 2004. Options under the Prior Plans with respect to                      shares that are held by our selling stockholders will be exercised in connection with the completion of this offering. Each of these plans provides for the issuance of non-statutory stock options to our employees, directors and consultants, with an exercise price equal to the fair market value of our common stock on the date of grant. All options granted under the Prior Plans vest quarterly over three years. Our board delegated authority to grant options under the Prior Plans to a special stock option committee consisting of one director, Mike H.P. Kwon. Mr. Kwon did not however have authority to grant options to himself. In late 2002 and early 2003, the stock option committee issued options for 164,000 shares to certain employees at a price below fair market value to satisfy promises made to such employees. These grants were subsequently ratified by the full board of directors. After the effective date of the 2004 Equity Plan, no additional options will be granted under the Prior Plans.

Assumed Options and Warrants

In connection with our acquisition of Axesstel California, we assumed stock options and warrants granted to employees, directors and consultants for an aggregate of 4,385,799 shares. All of these options and warrants remain outstanding as of October 13, 2004, but options and warrants with respect to                      shares that are held by our selling stockholders will be exercised in connection with the completion of this offering. The board of directors determined to accelerate the vesting of all outstanding options upon our assumption of those options.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by Section 78.7502 of the Nevada Revised Statutes, which we refer to as the NRS, our articles of incorporation provide that we must indemnify each person who is or was or who had agreed to become one of our directors or officers to the full extent permitted by the NRS or any other applicable laws. Consequently, our directors and officers generally will not be personally liable to us or our stockholders for monetary damages unless:

•	The director’s or officer’s act or failure to act constitutes a breach of his fiduciary duties as a director or officer, and his breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

•	The director or officer does not act in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his conduct was unlawful.

Our articles of incorporation also provide that no amendment or repeal of the articles of incorporation will apply to or have any effect on the right to indemnification for acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

Our bylaws provide that we must indemnify to the fullest extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s legal representative was or is one of our (or any of our predecessors) directors or officers or serves or served any other enterprise as a director or officer at our or our predecessor’s request. Our bylaws also provide that we must pay the expenses that any of our officers or directors incur in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification by us. Our bylaws also provide that we may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such articles of incorporation.

We have entered into and expect to continue to enter into indemnification agreements with certain of our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. The indemnification agreements provide that we will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. The indemnification agreements also provide for partial indemnification for a portion of expenses incurred by a director or officer even if the director or officer is not entitled to indemnification for the total amount. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We currently maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was a director, officer, employee or other agent of our company or is or was serving at our request as a director, officer, employee or agent of another entity regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Wistron NeWeb Corporation

Mr. Haydn Hsieh, one of our directors, is also the President and Chief Executive Officer of Wistron Neweb Corporation, or WNC. As of August 31, 2004, WNC beneficially owned 1,000,000 shares of our common stock representing 10.8%; however, on October 8, 2004, WNC sold 500,000 shares of our common stock to affiliates of ComVentures, thus reducing its holdings to 5.4% of our common stock. Currently, WNC is our sole manufacturer and we intend that WNC will continue to be one of our primary manufacturers for the foreseeable future. Prior to January 1, 2004, we did not make any payments to WNC. For the six months ended June 30, 2004, we received products from WNC totaling $6.7 million of which we had paid $3.3 million at June 30, 2004. WNC does not charge us interest on amounts outstanding.

Relationship with our Prior Independent Auditor

This prospectus contains the report of Kenny H. Lee CPA Group, Inc., which firm acted as our independent auditor for the fiscal years ended December 31, 2001 and 2002 and from January 1, 2003 through November 3, 2003. In December 2002, our board extended an invitation to Kenny H. Lee, the Chief Executive Officer and Managing Director of Kenny H. Lee CPA Group, Inc., to serve on our board. Mr. Lee declined such invitation. Mr. Lee then accepted a renewed invitation to join our board in June 2003 and served on our board from August 2003 until March 2004, during which time he also served as the chair of our audit committee. Kenny H. Lee CPA Group, Inc. completed its work with respect to our quarter ended June 30, 2003 shortly before Mr. Lee was formally appointed to the board. We dismissed Kenny H. Lee CPA Group as our independent auditor effective as of November 3, 2003. In August 2003, we also issued 30,000 restricted shares of common stock to Mr. Lee in consideration of his services on the board, of which 10,000 shares vested in September 2003 and 20,000 shares have been cancelled as of August 31, 2004. Mr. Lee voluntarily resigned from our board in March 2004. We repurchased the 10,000 shares of our common stock owned by Mr. Lee at their fair market value of $3.15 per share on September 21, 2004, shortly before Kenny H. Lee CPA Group, Inc. commenced its audit work in connection with the restatement of our financial statements described in Note 2 to our audited financial statements for the years ended December 31, 2003 and 2002, and Note 2 to our unaudited financial statements for the three and six months ended June 30, 2004 and 2003, described above under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restatement” and his work in connection with this offering. During the period from January 1, 2002 to December 31, 2002, Kenny H. Lee CPA Group billed us for $24,812 in audit fees and $7,885 in tax and other fees. During the period from January 1, 2003 to November 3, 2003, Kenny H. Lee CPA Group billed us for $22,060 in audit fees and $5,000 in tax fees. In connection with this offering, we have paid Kenny H. Lee CPA Group $10,000 in audit fees.

Relationship with Qualcomm Incorporated

In November 2000, we entered into a license agreement with Qualcomm to manufacture and sell products using Qualcomm’s CDMA technology. For the six months ended June 30, 2004, we paid $774,000 and owed an additional $1.1 million for software purchase, fees and royalties to Qualcomm. In addition, we have indirectly purchased Qualcomm products from its contract manufacturer valued at $1.7 million. As of June 30, 2004, Qualcomm owned approximately 6.6% of our outstanding common stock.

Agreements with Officers and Directors

We have entered and expect to continue to enter into indemnification agreements with our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. See “Management—Limitation of Liability and Indemnification of Directors and Officers.”

PRINCIPAL AND SELLING STOCKHOLDERS

The following table presents information concerning the beneficial ownership of the shares of our common stock as of August 31, 2004 by:

•	each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our current directors and executive officers;

•	all of our current executive officers and directors as a group; and

•	each selling stockholder.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Percentage of beneficial ownership is based on 9,290,475 shares outstanding on August 31, 2004 and              shares of common stock outstanding after the completion of this offering. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of August 31, 2004 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information set forth in this table is presented as of August 31, 2004, and accordingly, does not reflect the recent private placement of 833,334 shares by us to private equity funds managed by ComVentures, or the additional shares of our common stock purchased by these funds from certain of the stockholders listed below in separate transactions of which we have been informed. To our knowledge, these funds affiliated with ComVentures purchased 500,000 shares from Wistron NeWeb Corporation and 500,000 shares from TBK Electronics Ltd.

Name and Address(1)	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock to be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering
	Number	Percent		Number	Percent
5% or Greater Stockholders:
Qualcomm, Inc. 5775 Morehouse Drive San Diego, CA 92121	605,183	6.5%	—	605,183%
Wistron NeWeb Corporation(2) No. 10-1, Li-Hsin Road I Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C.	1,000,000	10.8	—	1,000,000
Entities affiliated with Nikko Antfactory K.K.(3) Tokio Marine Building, 5th Floor Shinkan 1-2-1, Marunochi Chiyoda-ku, Tokyo 100-0005 Japan	934,000	9.5	550,000	384,000%

Name and Address(1)	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock to be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering
	Number	Percent		Number	Percent
North America Venture Fund II, L.P.(4) 3945 Freedom Circle, #270, Santa Clara, CA 95054	500,000	5.1%	—	500,000	—%
Rich Capital Group, Inc. 43488 Laurel Glen Common Fremont, CA 94539	500,000	5.4	—	500,000	—
TBK Electronics Ltd. 601 Hanshin IT Tower, 235 Guro-Dong, Guro-Gu, Seoul, South Korea	646,346	7.2	—	646,346	—

Directors and Executive Officers:
Mike Kwon(5)	4,275,948	38.5	1,122,671	3,153,277	—
Satoru Yukie(6)	1,252,367	11.9	600,000	652,367	—
Jin Yang (Jason) Kim(7)	614,161	6.3	—	614,161	—
David Morash(8)	135,000	1.4	—	135,000	—
John Chough(9)	267,282	2.8	105,000	267,282	—
Craig Hagopian(10)	166,295	1.8	65,000	101,295	—
Jai Bhagat(11)	45,000	*	—	45,000	*
Harry Casari(11)	48,000	*	—	48,000	*
Haydn Hsieh(2)	1,045,000	11.3	—	1,045,000	—
Eric Schultz(11)	45,000	*	—	45,000	*
Seung Taik Yang(11)	45,000	*	—	45,000	*
All current directors and executive officers as a group (11 persons)(12)	4,320,948	36.6	1,736,832	2,584,116

Additional Selling Stockholders:
Bong Soo Kim(13)	30,000	*	12,000	18,000	*
Yong Kyo Lee	94,277	*	40,000	54,277	*
Newport Capital Consultants, Inc.(14) 16 Carmel Woods Laguna Niguel, CA 92677	150,000	1.6	50,000	100,000	—
The Search for Value Inc.(15)	150,000	1.6	50,000	100,000	—
Robert Lear	12,500	*	12,500	—	*
Yutaka Soto	15,000	*	15,000	—	*
Abitech Japan Corporation(16)	25,000	*	25,000	—	*

*	Represents beneficial ownership of less than 1%.
(1)	Except as otherwise indicated, the address for each beneficial owner is 6815 Flanders Drive, Suite 210, San Diego, California 92121.
(2)	Haydn Hsieh is the President and Chief Executive Officer of Wistron and one of our directors. The 1,045,000 shares indicated next to Mr. Hsieh’s name consists of 1,000,000 shares held by Wistron and 45,000 held by Mr. Hsieh.
(3)

Includes (a) 217,000 shares and warrants to purchase 250,000 shares exercisable within 60 days of August 31, 2004 held by NC No. 7 Investment Enterprise Partnership and (b) 217,000 shares and warrants to purchase 250,000 shares exercisable within 60 days of August 31, 2004 held by NC No. 8 Investment Enterprise Partnership. Nikko Antfactory K.K. is the executive partner of both NC No. 7 Investment Enterprise Partnership and NC No. 8 Investment Enterprise Partnership. Kazunori Ozaki is Chief Executive Officer of Nikko Antfactory K.K., and exercises voting and investment control over these securities. Each of

NC No. 7 Investment Enterprise Partnership and NC No. 8 Investment Enterprise Partnership will sell 275,000 shares in the offering.
(4)	Information is based on Schedule 13G filed by North American Venture Fund II, L.P. filed with the SEC on January 14, 2004. Represents 500,000 shares issuable upon conversion of a promissory note.
(5)	Shares of common stock beneficially owned prior to the offering include 1,812,777 shares subject to options and warrants exercisable within 60 days of August 31, 2004. Mr. Kwon is our Chairman and Chief Executive Officer.
(6)	Shares of common stock beneficially owned prior to the offering represent 1,252,367 shares subject to options and warrants exercisable within 60 days of August 31, 2004. Mr. Yukio formerly served as our President and director.
(7)	Shares of common stock beneficially owned prior to the offering include 511,280 shares subject to options exercisable within 60 days of August 31, 2004. Mr. Kim serves as our Executive Vice President.
(8)	Shares of common stock beneficially owned prior to the offering include 41,667 shares subject to options exercisable within 60 days of August 31, 2004 and 10,000 shares held by a family trust of which Mr. Morash, is the trustee. Mr. Morash disclaims beneficial ownership with respect to the shares held in trust except to the extent of its pecuniary interest therein. Mr. Morash is our President, Chief Operating Officer, Interim Chief Financial Officer and a director.
(9)	Shares of common stock beneficially owned prior to the offering represent 267,282 shares subject to options exercisable within 60 days of August 31, 2004. Mr. Chough formerly served as our Chief Financial Officer.
(10)	Shares of common stock beneficially owned prior to the offering represent 166,295 shares subject to options exercisable within 60 days of August 31, 2004. Mr. Hagopian formerly served as our Chief Marketing Officer.
(11)	Shares of common stock beneficially owned prior to the offering include 30,000 shares subject to repurchase within 60 days of August 31, 2004, for each of Mr. Bhagat, Mr. Casari, Mr. Schultz and Dr. Yang, who are directors of our company.
(12)	Shares of common stock beneficially owned prior to the offering include, in the aggregate, 4,205,835 shares subject to options exercisable within 60 days of August 31, 2004 and 150,000 shares subject to repurchase within 60 days of August 31, 2004.
(13)	Mr. Kim is a former employee. Shares of common stock beneficially owned prior to the offering represent 17,500 shares subject to options exercisable within 60 days of August 31, 2004.
(14)	Newport Capital Consultants served as an investor relations consultant to us during 2002 and 2003. Gary E. Bryant, the President of Newport Capital Consultants, Inc., exercises voting and investment control over these securities.
(15)	The Search for Value Inc. served as an investor relations consultant to us during 2002 and 2003. Al Kau, the President of The Search for Value Inc., exercises voting and investment control over these securities.
(16)	Zenji Watanabe, the President and Chief Executive Officer of Abitech Japan, exercises voting and investment control over these securities.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and related provisions of our articles of incorporation and our bylaws, as our bylaws will be in effect upon the closing of this offering. This summary is not complete. For more detailed information, please see our articles of incorporation, bylaws and registration rights agreements, which are filed as exhibits or incorporated by reference to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock. As of October 14, 2004, there were 10,249,606 shares of common stock issued and outstanding. Each holder of issued and outstanding shares of our common stock will be entitled to one vote per share on all matters submitted to a vote of our stockholders. Holders of shares of our common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of our common stock will have the ability to elect all of our directors.

Holders of our common stock are entitled to share ratably in dividends payable in cash, property or shares of our capital stock, when, as and if declared by our board of directors. We do not currently expect to pay any cash dividends on our common stock. Upon our voluntary or involuntary liquidation, dissolution or winding up, any assets remaining after prior payment in full of all of our liabilities and after prior payment in full of the liquidation preference of any preferred stock would be paid ratably to holders of our common stock.

Common Stock Outstanding at Consummation of Offering

Upon the consummation of this offering, there will be                      shares of common stock issued and outstanding.

Options to Purchase Common Stock

As of October 14, 2004, options to purchase a total of 4,036,663 shares of common stock with a weighted average exercise price of $0.97 were outstanding, after giving effect to the exercise for cash by certain selling stockholders prior to the closing of this offering of options to purchase                      shares of common stock at an average exercise price of $             per share. Of such options, options to purchase                      shares were vested at October 13, 2004. All of the options, other than options to purchase                      shares to be sold in this offering, will be subject to 90-day lock-up agreements with the underwriters.

Warrants to Purchase Common Stock

At October 14, 2004, warrants to purchase 3,805,840 shares of our common stock with a weighted average exercise price of $0.78 per share were outstanding, after giving effect to the exercise for cash by certain selling stockholders prior to the closing of this offering of warrants to purchase                      shares of common stock at an average exercise price of $             per share. Of these warrants, warrants to purchase              shares were vested at October 14, 2004. All of the warrants, except warrants to purchase              shares and other than warrants to purchase                      shares to be sold in this offering, will be subject to 90-day lock-up agreements with the underwriters.

Promissory Notes

On January 8, 2004, we completed the sale of a convertible promissory note to one institutional investor in the principal amount of $1 million. The principal, together with accrued interest thereon, outstanding under the promissory note is convertible into shares of our common stock at a price of $2.00 per share by (i) us if the average closing price of our common stock for the immediately preceding three month period remains above $2.00 per share and a registration statement covering the shares of common stock to be issued upon conversion is declared effective, and (ii) by the investor at any time. Interest accrues on the outstanding balance under the promissory note at a rate per annum equal to the “prime rate” plus three percent and is due monthly in arrears. The promissory note is due on January 8, 2005.

On March 16, 2004, we completed the sale of a secured convertible promissory notes to the same institutional investor in the principal amount of $3.0 million. On August 18, 2004, we completed the sale of an additional secured promissory notes to the same investor in the principal amount of $1.0 million. The principal, together with accrued interest and fees, outstanding under both notes is convertible into shares of our common stock at a price of $3.16 per share. Interest accrues on both notes at a rate of 3% above prime, subject to certain adjustments. In no event will the interest rate on either note be lower than 7% or greater than 10%. All principal and accrued interest under the note issued March 2004, if not sooner converted, is due on March 16, 2007, and all principal and accrued interest under the note issued August 2004, if not sooner converted, is due on August 18, 2007.

Under the terms of each note, we are obligated to make monthly payments of principal and interest. We have the option to pay these monthly payments in cash or in shares of our common stock (so long as the closing price of the common stock is greater than $3.38 for ten trading days preceding the payment date). If we elect to pay in stock, we must issue to the investor an amount of shares equivalent to the amount of the monthly payment due divided by $3.16. If we elect to pay in cash, we must pay 102% of the amount of the monthly payment due.

We may pay the monthly payment in shares of our common stock only so long as there is an effective registration statement on file covering the resale of those shares. We have the option to convert all or a portion of the outstanding principal of each note into shares of our common stock if the closing price of our common stock is greater than $3.70 for ten consecutive trading days. However, the number of shares issued upon such conversion cannot exceed 30% of the aggregate dollar trading volume of our common stock for the 22 trading days immediately preceding the payment date. The investor has the option, at any time, to convert all or a portion of each note into shares of our common stock at $3.16 per share.

Each note is secured by a blanket lien on substantially all of our assets pursuant to a security agreement executed by us in connection with the issuance and sale of note. If an event of default occurs under either security agreement, the investor has the right to accelerate payments under both notes and to take possession of our assets, in addition to other remedies.

The per share price and the number and kind of shares or other securities to be issued upon conversion of each note is subject to adjustment if we (i) issue additional shares of our common stock as a dividend or other distribution on outstanding common stock, (ii) subdivide our outstanding shares of common stock into a larger number of shares of common stock, or (iii) combine our outstanding shares of common stock into a smaller number of shares of common stock. The per share price is also subject to adjustment in connection with certain issuances of our common stock or securities convertible into shares of our common stock at an effective per share price that is less than $3.16.

Registration Rights

The holders of the following securities are entitled to certain rights with respect to the registration of their shares under the Securities Act:

•	4,297,611 shares of our outstanding common stock;

•	2,112,802 shares of our common stock issued or issuable upon exercise of our outstanding warrants; and

•	approximately 1,765,823 shares of our common stock issued or issuable upon conversion of our outstanding convertible notes.

Mandatory Registration Rights.  In August 2004, we issued a convertible note and a warrant to purchase shares of our common stock to Laurus Master Fund, Ltd. Pursuant to an agreement with Laurus Master Fund, we are required to register the shares of common stock underlying the convertible note and the warrant for resale by Laurus Master Fund within 45 days after August 18, 2004. The registration statement filed in satisfaction of this requirement must then be declared effective by the Securities and Exchange Commission within 90 days after August 18, 2004. In October 2004, we sold 833,334 shares of our common stock to three private equity funds managed by ComVentures. The stock purchase agreement requires us to file a registration statement for the shares issued in the transaction and certain other restricted securities held by the investors on or before March 31, 2005, which date may be extended in certain circumstances. The investors executed a lock-up agreement prohibiting them from selling any of our common stock until 90 days after the date of this prospectus.

Piggyback Registration Rights.  If we register any of our securities for public sale, the security holders named above have the right to include in the registration their shares of common stock or the shares of common stock issuable upon exercise of their warrants or conversion of their convertible notes, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by these security holders for marketing reasons. We must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.

Anti-Takeover Provisions

Specified provisions of our articles of incorporation and bylaws contain provisions that may make it less likely that our management would be changed, or someone would acquire voting control of us, without the consent of our board of directors. These provisions include:

•	our board of directors may fill vacancies on the board of directors;

•	our stockholders are permitted to remove members of our board of directors only upon the vote of at least two-thirds of the outstanding shares of stock entitled to vote at a meeting called for such purpose or by written consent;

•	our bylaws provide that a special meeting of stockholders may be called only by our president, secretary, board of directors or the holders of a majority of our outstanding stock entitled to vote at a meeting called for such purpose or by a written consent; and

•	our board of directors is expressly authorized to make, alter or repeal our bylaws.

These provisions are intended to enhance the continuity and stability in the composition of our board of directors and management and in the policies formulated by them. However, these provisions may delay, deter or prevent tender offers or takeover attempts that our stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow our stockholders to receive a premium over the market price of our common stock.

In addition, we may be subject to the restrictions contained in Sections 78.378 through 78.3793 of the Nevada Revised Statutes which provide, subject to certain exceptions and conditions, that if a person acquires a “controlling interest,” which is equal to either one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of a corporation, that person is an “interested stockholder” and may not vote that person’s shares. The effect of these restrictions may be to discourage, delay or prevent a change in control of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer On-Line, located at 317 Southwest Alder Street, 2nd Floor, Portland, OR 97204 and its telephone number is (503) 227-2950.

Quotation

Our common stock listed for quotation on the American Stock Exchange under the symbol “AFT.”

UNDERWRITING

We and our selling stockholders are offering the shares of our common stock through the underwriters named below. Our common stock is quoted on the American Stock Exchange under the symbol “AFT.”

The Underwriters and the Underwriting Agreement

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement relating to this offering. First Albany Capital Inc., Pacific Growth Equities, LLC and Merriman Curhan Ford & Co. are the representatives of the underwriters. The underwriters have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase from us and the selling stockholders the number of shares indicated in the following table:

Underwriters	Number of Shares
First Albany Capital Inc.
Pacific Growth Equities, LLC
Merriman Curhan Ford & Co.

Total

Except for the underwriters’ over-allotment option described below, the underwriters must take and pay for all of the shares, if they take any shares.

We and the selling stockholders have granted to the underwriters the option to purchase up to an additional 1,200,000 shares of our common stock to cover over-allotments, if any, made in connection with this offering. First Albany Capital Inc., on behalf of the underwriters, may exercise this option at any time, from time to time, on or before the 30th day after the date of this prospectus. If First Albany Capital Inc. exercises this option, the underwriters will each severally purchase shares in approximately the same proportion as set forth in the table above. The underwriters are not obligated to purchase any of these additional shares if they do not exercise their over-allotment option.

We and the selling stockholders have agreed to indemnify the underwriters and their partners, directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933. If we and the selling stockholders are unable to provide this indemnification, we will contribute to payments the underwriters and these persons may be required to make in respect of those liabilities.

Public Offering Price, Commissions and Discounts and Offering Expenses

The underwriters will initially offer the shares to the public at the public offering price set forth on the cover of this prospectus. If all the shares are not sold at this public offering price, the representatives may change the public offering price or any other selling term.

Shares sold by the underwriters to securities dealers may be sold at a discount of up to $              per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $              per share from the public offering price.

The table below shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional shares:

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $            .

Lock-Up Agreements

We, each of our selling stockholders, each of our officers and directors and certain other stockholders, have entered into lock-up agreements with the underwriters. Subject to certain exceptions, these lock-up agreements generally prohibit us and each of these persons, without the prior written consent of First Albany Capital Inc., from selling, offering to sell, contracting to sell, hypothecating, pledging, granting an option to purchase or otherwise disposing of any shares of our common stock or securities convertible into or exchangeable or exercisable for common stock or any warrants or other rights to purchase common stock or such securities. These restrictions will be in effect for 90 days after the date of this prospectus. At any time and without public notice, First Albany Capital Inc. may in its sole discretion release all or some of the securities from these lock-up agreements.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock. These activities include stabilizing transactions, syndicate short covering and penalty bids. The underwriters may carry out these activities on the American Stock Exchange, in the over-the-counter market or otherwise. As a result of these activities, the price of our common stock may be higher than the price that may otherwise exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Stabilizing Transactions and Syndicate Short Covering.  Stabilizing transactions consist of placing a bid or effecting a purchase for the purpose of pegging, fixing or maintaining the price of a security. Stabilizing activities may include purchases to cover short positions created by short sales. Short sales are sales by the underwriters in excess of the number of shares they are obligated to purchase from us in this offering. Short sales create short positions that can be either “covered” or “naked.” A covered short position is a short position in an amount that does not exceed the number of shares the underwriters may purchase from us by exercising their over-allotment option described above. A naked short position is a short position in excess of that amount.

The underwriters may close out a covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In determining the source of shares to close out a covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares by exercising their over-allotment option. The underwriters must close out a naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased shares in this offering.

Penalty Bids.  The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Affiliations

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us for which they have received or will receive fees.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Relationship with Prior Independent Auditor

Effective November 3, 2003, we terminated our relationship with our prior independent auditors, Kenny H. Lee CPA Group, Inc. Our board of directors ratified our decision to change our auditors as of November 3, 2003. Kenny Lee Group last reported on our financial statements as of February 28, 2003, which report pertained to our financial statements for the year ended December 31, 2002. Our financial statements for the fiscal year ended December 31, 2001, as audited by Kenny Lee Group, included an independent auditor’s report containing an explanatory paragraph describing the uncertainty as to the our ability to continue as a going concern. Our financial statements for the fiscal year ended December 31, 2002, as audited by Kenny Lee Group, contained no paragraph regarding any uncertainty as to our ability to continue as a going concern.

During our two most recent fiscal years and the subsequent Acting period through November 3, 2003, there were no disagreements with Kenny Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved, to Kenny Lee Group’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report. However, Kenny Lee Group’s reports on our consolidated financial statements for the year ended December 31, 2001 contained an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern. No such paragraph was included in the financial statements for the year ended December 31, 2002.

During the two most recent fiscal years and the subsequent Acting period through November 3, 2003, there have been no reportable events (as defined in Regulation S-B Item 304(a)(1)(iv)). During the previous two fiscal years and the subsequent Acting period through November 3, 2003, Kenny Lee Group did not advise us that the internal controls necessary for the registrant to develop reliable financial statements do not exist. During the previous two fiscal years and the subsequent Acting period through November 3, 2003, Kenny Lee Group did not advise us that any information had come to their attention which had led them to no longer be able to rely on management’s representation, or that had made Kenny Lee Group unwilling to be associated with the financial statements prepared by management. During the previous two fiscal years and the subsequent Acting period through November 3, 2003, Kenny Lee Group did not advise us that the scope of any audit needed to be expanded significantly or that more investigation was necessary. During the previous two fiscal years and the subsequent Acting period through November 3, 2003, Kenny Lee Group did not advise us that there was any information which the accountants concluded would materially impact the fairness and reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements). At our request, Kenny Lee Group furnished us with a letter addressed to the SEC stating that it agrees with the above statements.

Engagement of New Independent Auditors

We engaged Gumbiner, Savett, Finkel, Fingleson & Rose, Inc., which we refer to as Gumbiner, as our new independent accountants on November 3, 2003. Prior to November 3, 2003 we had not consulted with Gumbiner regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided to us by Gumbiner concluding there was an important factor to be considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions to Item 304 of Regulation S-B, or a reportable event, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California. Pillsbury Winthrop LLP, Palo Alto, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

EXPERTS

Our consolidated financial statements as of December 31, 2003, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of our current independent auditors, Gumbiner, Savett, Finkel, Fingleson & Rose, Inc., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2002, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of Kenny H. Lee CPA Group, Inc., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Kenny H. Lee, the Chief Executive Officer and Managing Director of Kenny H. Lee CPA Group, Inc., served as a director of our company from August 2003 to March 2004, and held 30,000 shares of our common stock, 20,000 of which were forfeited when Mr. Lee resigned from our board. See “Certain Relationships and Related Party Transactions.” We repurchased the remaining 10,000 shares of our common stock owned by Mr. Lee at their fair market value of $3.15 per share on September 21, 2004, shortly before Kenny H. Lee CPA Group, Inc. commenced its audit work in connection with the restatement of our financial statements described in Note 2 to our audited financial statements for the years ended December 31, 2003 and 2002, and Note 2 to our unaudited financial statements for the three and six months ended June 30, 2004 and 2003, and its work in connection with this offering.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from the SEC’s web site at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Axesstel, Inc.

We have audited the consolidated balance sheet of Axesstel, Inc. (a Nevada corporation) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axesstel, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Gumbiner, Savett, Finkel, Fingleson & Rose, Inc.

March 18, 2004, except for the restatement as described in Note 2 which is as of September 30, 2004

Santa Monica, CA 90404

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors

Axesstel, Inc. and Subsidiaries

San Diego, California

We have audited the accompanying consolidated balance sheet of Axesstel, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axesstel, Inc. and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

KENNY H. LEE CPA GROUP, INC.

February 28, 2003, except for the restatement as described in Note 2 which is as of September 30, 2004

Los Angeles, CA

AXESSTEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2003	2002
Current assets:
Cash and cash equivalents	$376,336	$768,665
Accounts receivable	1,408,888	1,154,022
Prepayments and other current assets	612,687	381,217

Total current assets	2,397,911	2,303,904

Property and equipment, net	1,463,266	1,380,554

Other assets:
Security deposits	158,418	174,990
Deferred tax assets	1,515,000	200,000
License, net	2,229,544	1,136,540
Goodwill	385,564	296,889
Other, net	731,231	370,840

Total other assets	5,019,757	2,179,259

Total assets	$8,880,934	$5,863,717

The accompanying notes are an integral part of these consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,
	2003	2002
Current liabilities:
Accounts payable	$1,479,466	$730,795
Due to Qualcomm Incorporated	1,300,000	—
Note payable	200,000	—
Current obligations under capital leases	221,040	202,462
Accrued expenses and other current liabilities	810,524	1,276,827

Total current liabilities	4,011,030	2,210,084

Long-term liabilities:
Fund raising advances	1,720,000	—
Obligations under capital leases, excluding current installments	—	107,831

Total long-term liabilities	1,720,000	107,831

Stockholders’ equity:
Common stock, par value $0.0001; Authorized 50,000,000 shares; 6,699,168 and 6,077,816 shares issued and outstanding at December 31, 2003 and 2002, respectively	670	608
Additional paid-in capital	6,726,604	4,518,654
Accumulated other comprehensive loss	(37,694)	(43,055)
Accumulated deficit	(3,539,676)	(930,405)

Total stockholders’ equity	3,149,904	3,545,802

Total liabilities and stockholders’ equity	$8,880,934	$5,863,717

The accompanying notes are an integral part of these consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2003	2002
Net revenues:
Product sales	$4,290,013	$3,898,787
Engineering development service	7,253,980	4,020,000

Total net revenues	11,543,993	7,918,787

Cost of goods sold:
Product sales	4,067,376	3,498,651
Engineering development service	3,391,537	929,910

Total costs of goods sold	7,458,913	4,428,561

Gross profit:
Product sales	222,637	400,136
Engineering development service	3,862,443	3,090,090

Total gross profit	4,085,080	3,490,226

Operating expenses:
Research and development	2,278,141	796,742
Selling, general and administrative	5,545,244	2,561,450

Total operating expenses	7,823,385	3,358,192

Operating income (loss)	(3,738,305)	132,034

Other income (expense):
Interest income and other income	230,749	204,564
Interest expense and other expense	(368,445)	(77,197)

Total other income (expense)	(137,696)	127,367

Income (loss) before income taxes	(3,876,001)	259,401
Provision (benefit) for income taxes	(1,266,730)	204,136

Net income (loss)	(2,609,271)	55,265

Other comprehensive income (loss):
Foreign currency translation adjustment	5,361	(43,055)

Comprehensive income (loss)	$(2,603,910)	$12,210

Earnings (loss) per share:
Basic	$(0.41)	$0.01
Diluted	$(0.41)	$0.01
Weighted average shares outstanding:
Basic	6,417,376	6,879,120

Diluted	6,417,376	9,869,321

The accompanying notes are an integral part of these consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2001	6,554,487	$66	$222,761	$—	$(812,673)	$(589,846)
Stock issued for acquisitions and others	3,617,236	362	109,566	—	(172,997)	(63,069)
Stock issued for services	737,334	7	62,025	—	—	62,032
One-to-twenty nine reverse split	(7,044,733)	(48)	(274,766)	—	—	(274,814)
Stock issued for debts assumed by certain shareholder	20,690	2	250,625	—	—	250,627
Stock issued for payment of outstanding debts	57,425	6	229,598	—	—	229,604
Stock issued for conversion of debts	57,000	6	157,369	—	—	157,375
Stock issued for consultant services	141,789	14	204,496	—	—	204,510
Stock issued for conversion of Series A preferred stock	1,331,404	133	1,839,867	—	—	1,840,000
Stock issued for conversion of Series B preferred stock	605,184	60	1,499,940	—	—	1,500,000
Stock options granted for employee compensation	—	—	217,173	—	—	217,173
Cumulative translation adjustment	—	—	—	(43,055)	—	(43,054)
Net income	—	—	—	—	55,265	55,265

Balance at December 31, 2002	6,077,816	$608	$4,518,654	$(43,055)	$(930,405)	$3,545,802

Stock issued for services	109,622	11	300,069	—	—	300,080
Stock issued for acquisition	300,000	30	674,970	—	—	675,000
Stock issued for cash	92,500	9	184,991	—	—	185,000
Stock issued for employee compensation	119,230	12	324,988	—	—	325,000
Stock warrants granted for consulting services	—	—	620,332	—	—	620,332
Stock options granted for employee compensation	—	—	102,600	—	—	102,600
Cumulative translation adjustment	—	—	—	5,361	—	5,361
Net loss	—	—	—	—	(2,609,271)	(2,609,271)

Balance at December 31, 2003	6,699,168	$670	$6,726,604	$(37,694)	$(3,539,676)	$3,149,904

The accompanying notes are an integral part of these consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$(2,609,271)	$55,265
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	947,817	421,828
Impairment of goodwill	296,889	—
Loss from sale of marketable securities	—	41,987
Loss from write down and disposition of assets	318,244	—
Issuance of stock for services	93,830	62,032
Issuance of stock for employee compensation	125,000	—
Stock options granted for employee compensation	102,600	217,172
Stock warrants granted for consulting services	620,332	204,510
Deferred tax assets	(1,315,000)	(2,354)
(Increase) decrease in
Accounts receivable	(254,866)	(1,041,740)
Prepayments and other current assets	(231,470)	(721,274)
Inventories	—	31,990
Other assets	16,572	(173,061)
Increase (decrease) in
Accounts payable	748,671	501,044
Accrued expenses and other liabilities	(466,303)	1,288,219

Total adjustments	1,002,316	830,353

Net cash (used in) provided by operating activities	(1,606,955)	885,618

Cash flows from investing activities:
Acquisition of property and equipment	(806,482)	(101,050)
Acquisition of license	—	(200,000)
Proceeds from sales of marketable securities	—	63,859

Net cash used in investing activities	(806,482)	(237,191)

Cash flows from financing activities:
Issuance of stock for cash	185,000	—
Fund raising advances	1,720,000	—
Issuance of note payable	200,000	—
Repayment of note payable, convertible	—	(147,000)
Increase in obligations under capital leases	—	583,640
Principal repayments under capital lease obligations	(89,253)	(273,347)

Net cash provided by financing activities	2,015,747	163,293

Cumulative translation adjustment	5,361	(43,055)
Net increase (decrease) in cash and cash equivalents	(392,329)	768,665
Cash and cash equivalents at beginning of year	768,665	—

Cash and cash equivalents at end of year	$376,336	$768,665

The accompanying notes are an integral part of these consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

Supplemental disclosure of cash flow information:
Cash paid during the year for:
	Year Ended December 31,
	2003	2002
Interest	$19,996	$—
Income tax	$387,713	$64,100

Supplemental disclosures of noncash investing and financing activities:

During 2003, the Company acquired all of the issued and outstanding capital stock of Entatel, Ltd. in exchange for 300,000 shares of the Company’s common stock. The following summarizes the changes in the Company’s financial statements as a result of the transaction:

Goodwill	$385,564
Other assets, net	289,436

Total	$675,000

During 2003, the Company acquired an additional license for $1,300,000, payable throughout 2004.

During 2003, the Company issued stock with a value of $625,080 for Board of Director services, employee compensation, and consulting services. Of this amount, $218,830 was amortized during 2003.

During 2002, the Company had the following transactions:

Stock issued for conversion of Series A preferred stock	$1,840,000
Stock issued for conversion of Series B preferred stock	1,500,000

$3,340,000

The accompanying notes are an integral part of these consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003

1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

Axesstel, Inc. (“Axesstel” or the “Company”) develops, designs, manufactures and markets carrier-grade subscriber terminals such as fixed wireless telephones, wireless hybrid products and enhanced wireless devices for the telecommunication market. The Company also performs engineering services to their Network Operator based customers.

Axesstel was originally formed in July 2000 as a California corporation (“Axesstel California”). On July 16, 2002, Axesstel California entered into a Corporate Combination Agreement with Miracom Industries, Inc., a Nevada corporation (“Miracom”), which was amended on August 22, 2002 (the “Combination Agreement”). Pursuant to the Combination Agreement, on August 31, 2002, Miracom acquired through a tender offer 98% of the outstanding common stock of Axesstel California and Axesstel California became a subsidiary of Miracom. Miracom then changed its name to Axesstel, Inc., the former directors and officers of Miracom resigned, and the directors and officers of Axesstel California became the directors and officers of the Company. Following the acquisition, the former shareholders of Axesstel California held approximately 95% of the outstanding common stock of the Company on a fully-diluted basis. The acquisition was accounted for as a reverse acquisition because the former shareholders of Axesstel California owned a majority of the Company’s outstanding stock subsequent to the acquisition. For accounting purposes, Axesstel California is deemed to have acquired Miracom, and therefore the consolidated financial statements of the Company represent only the financial results of Axesstel California for the period from January 1, 2002 to August 30, 2002; and the financial results of the Company and Axesstel California for the post-acquisition period from August 31, 2002 through December 31, 2002, and for the full year ended December 31, 2003. (See Note 11 for further information on the Miracom transaction.)

The number of shares of common stock and share prices in this report give effect to a one share for twenty-nine share reverse split which occurred on August 30, 2002.

The Company established a wholly owned-subsidiary named Axesstel Korea, Ltd. in Korea in July 2000 and a branch office in Korea in July 2002, in order to engage in research and development activities and to outsource the manufacture of its telecommunication products and parts.

In December 2002, the Company acquired Entatel, Ltd. (“Entatel”), a Korea-based company, mainly engaged in developing, manufacturing and selling telecommunication products. The Company acquired one hundred percent of the issued and outstanding capital stock of Entatel, in exchange for 300,000 shares of the Company’s common stock. The acquisition was consummated in 2003 and was accounted for under the purchase method of accounting, pursuant to SFAS No. 141, “Business Combinations” (See Note 11). In April 2003, Entatel was re-named Axesstel R&D Center Co., Ltd.

Principles of Consolidation

The Company’s consolidated financial statements include the assets, liabilities and operating results of Axesstel and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

Revenue Recognition and Warranty Costs

Revenues from product sales are recognized when the risks of ownership and title pass to the customer as specified in the respective sales agreements and other revenue recognition criterion as prescribed by Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements” as amended by SAB No. 104. Generally, the risk of ownership and title pass when product is shipped to the customer’s freight forwarder. The Company does not have a specific sales return policy since sales returns have not been significant. If and when products are returned, the Company normally exchanges them or provides credits to the customer. The returned products are shipped back to the supplier and the Company is allowed a credit or exchange from the supplier. The Company provides allowances for potential sales returns and credit losses when necessary. Management concluded that no allowance was needed as of December 31, 2003 and 2002. Revenues from engineering development services are recorded as milestones are reached according to the contract.

On certain contracts, the Company provides for a warranty replacement unit at one percent of total units shipped. The cost related to the standard warranty replacement unit is included in the cost of goods sold and recorded when revenue is recognized. All products are tested for quality inspection prior to shipment and the Company has historically experienced a minimal level of defective units. Management believes that no additional warranty reserve is needed other than the standard warranty replacement unit costs.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from transactions and other events and circumstances from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

Research and Development

Costs incurred in research and development activities are expensed as incurred. During the year ended December 31, 2003, revenue was recorded for research and development efforts under development services contracts with the related costs classified as engineering development services.

License

License includes the costs of a non-exclusive worldwide software technology license with no fixed termination date. License costs are amortized on a straight-line basis over the estimated economic life of the license, which is approximately ten years.

Software Development Costs

Software development costs for products sold (primarily firmware embedded in the Company’s products) incurred after technological feasibility is established are capitalized in accordance with Statement of Financial Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Significant management judgment is required in determining when technological feasibility has been achieved for a particular product. Capitalized software development costs are amortized when products are available for general release to customers, using the greater of the amount computed using (a) the ratio that

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

current gross revenues for the products bear to the total current and anticipated future gross revenues for the products or (b) the straight-line method over the estimated useful life of the products.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents with various commercial banks. These bank accounts are generally guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At times, cash balances at any single bank may be in excess of the FDIC insurance limit. The deposits are made with reputable financial institutions and the Company does not anticipate realizing any losses from these deposits.

Property and Equipment

Property and equipment are recorded at cost.

Depreciation is provided using the straight-line method over the following estimated useful lives of the respective assets, as follows:

Machinery and equipment	3 to 7 years

Office furniture and equipment	3 to 7 years

Software	3 years

Leasehold improvements	Life of lease, or useful life if shorter

Impairment of Long-Lived Assets

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144 “Accounting for the Impairment of Long-Lived Assets.” The adoption of SFAS 144 did not have a material effect on the consolidated financial statements of the Company. SFAS 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to SFAS 144, the Company periodically evaluates, at least annually, whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on various valuation techniques, including a discounted value of estimated future cash flows. The Company reports an impairment cost as a charge to operations at the time it is recognized.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.” The carrying values of accounts receivable, accounts payable, note payable, accrued expenses and other liabilities, and obligations under capital leases approximate fair value due to the short-term maturities of these instruments.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Bulletin Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation issued to employees. We have elected to use the intrinsic value based method and have disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation.

The Company has adopted the disclosure only provisions of SFAS No. 148, which is an amendment to SFAS No. 123. The Company applies Accounting Principles Bulletin (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its plans and generally does not recognize compensation expense for its stock-based compensation plans, as all options granted under those plans are intended to have an exercise price equal to or greater than the market value of the underlying common stock at the date of grant.

If the Company had elected to recognize compensation expense based upon the fair value of the share price (determined by the approximate market price at the time of grant) at the grant date for stock option awards consistent with the methodology prescribed by SFAS No. 123, the Company’s net income (loss) and earnings per share would be adjusted to the pro forma amounts indicated below for the years ended December 31, 2003 and 2002 as follows:

	Year Ended December 31
	2003	2002
Net income (loss), as reported	$(2,609,271)	$55,265
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(317,254)	(410,382)

Pro forma net loss	$(2,926,525)	$(355,117)

Earnings (loss) per share:
Basic – as reported	$(0.41)	$0.01
Basic – pro forma	$(0.46)	$(0.05)
Diluted – as reported	$(0.41)	$0.01
Diluted – pro forma	$(0.46)	$(0.04)

For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2003 and 2002: dividend yields of 0%, expected volatility of 133%, risk-free interest rate of 6%, and expected lives of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.”

In accordance with SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial report amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period, if any, and the change during the period in deferred tax assets and liabilities.

Earnings (Loss) per Share

The Company utilizes SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares includes stock that would be issued on exercise of outstanding options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds and conversion of debt. For 2003, 6,188,833 potentially dilutive securities are excluded from the computation because they are anti-dilutive.

	Years Ended December 31,
	2003	2002
Numerator:
Income (loss) available (attributable) to common stockholders	$(2,609,271)	$55,265
Denominator:
Denominator for basic net income per share—weighted average shares	6,417,376	6,879,120
Effect of dilutive securities:
Stock options	—	2,990,201

Dilutive potential common stock	—	2,990,201

Denominator for diluted income per share—adjusted weighted average shares	6,417,376	9,869,321
Basic income (loss) per share	$(0.41)	$0.01

Diluted income (loss) per share	$(0.41)	$0.01

Foreign Currency Exchange Gains and Losses

The reporting currency for the Company is the United States dollar. The functional currency of the Company’s foreign subsidiaries is the Korean won. The subsidiaries’ assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at the weighted average rate of exchange prevailing during the period. The resulting cumulative translation adjustments are disclosed as a component of cumulative other comprehensive income (loss) in shareholders’ equity. Foreign currency transaction gains and losses are recorded in the statements of operations and comprehensive income (loss) as a component of selling, general and administrative expenses.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of net revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain Risks and Concentrations

While all obligations for the Company’s foreign customers are secured by letters of credit, the Company generally does not receive security for domestic customer obligations. Credit losses incurred through December 31, 2003 have been insignificant, and the Company has not recorded a reserve for collectibility at December 31, 2003 or 2002. The Company performs ongoing customer credit evaluations and may in the future establish a collectibility allowance if appropriate.

The Company’s products include components subject to rapid technological change. Significant technological change could adversely affect the Company’s operating results and subject the Company to product obsolescence. The Company has return privileges with its suppliers and other ongoing programs to minimize the adverse effects of technological change, and the Company has not recorded a reserve for inventory obsolescence at December 31, 2003 or 2002.

During 2003, three customers accounted for 40%, 35% and 23% of the Company’s net revenues, respectively. At December 31, 2003, the amounts due from such customers were $0, $1,358,888, and $50,000, respectively, which were included in accounts receivable. During 2003, the Company purchased substantially all of its products from one manufacturer. At December 31, 2003, the amount due to this manufacturer was $1,279,215, which was included in accounts payable.

During 2002, three customers accounted for 34%, 31% and 19% of the Company’s revenue, respectively. At December 31, 2002, the amount due from these customers was $750,000, which was included in accounts receivable. During 2002, the Company purchased approximately 92% of its products from one manufacturer. At December 31, 2002, no amount was due to this manufacturer.

As of December 31, 2003, the Company maintained net assets of approximately $1,200,000 at its location in Korea. Although this country is considered politically and economically stable, it is possible that unanticipated events in this foreign country could disrupt the Company’s operations.

Reclassifications

Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 presentation.

Recently Issued Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

Statement amends the disclosure requirement’s of Statement No. 123 to require prominent disclosure in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these financial statements.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, or SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for us beginning October 1, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46. This interpretation explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. This interpretation required existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interest that effectively recombines risks that were previously dispersed. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 did not have a material impact on our financial position or results of operations.

2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company’s previously issued consolidated balance sheets as of December 31, 2003 and 2002 and the consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended have been restated to correct the Company’s method of accounting for capitalization of software development costs, the amortization of the Company’s license purchased from Qualcomm, and certain other financial statement entries for stock options, employee bonuses, goodwill impairment, and classifications among cost of goods sold, selling, general and administrative expenses and research and development.

In September 2004, the Company re-evaluated the application of certain accounting policies and procedures and determined that the Company had not been properly applying generally accepted accounting principles, primarily in relation to the accounting for software development costs and intangible assets. In addition, certain other accounting corrections have been made to the accompanying consolidated financial statements.

Through the quarter ended June 30, 2004, the Company has been capitalizing software development costs subsequent to the achievement of technological feasibility of the software component which is embedded in the Company’s product. The Financial Accounting Standards Board, (“FASB”) Statement No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed,” other authoritative literature, interpretations and industry practices prescribe that the technological feasibility is established when both the software and other components of the product’s research and development activities are completed. Only upon attainment of both requirements is the Company allowed to begin capitalizing software development costs. Upon a thorough review of the Company’s engineering process, the Company has determined that the research and

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

development activities of the Company’s products finish simultaneously with the commencement of the manufacturing process. As such, all development and research activities performed up to the commencement of the manufacturing process should be expensed. The Company’s consolidated financial statements as restated have been adjusted retroactively to reflect this change.

Additionally, through the quarter ended June 30, 2004, the Company had determined that the CDMA intellectual license purchased from Qualcomm had an indefinite life. After further review of industry practices, the Company has determined that it is more customary to establish a definite life for the license, and the Company has assigned an estimated economic life of 10 years for the license. The Company’s consolidated financial statements as restated (beginning in 2000) have been adjusted retroactively to reflect this change.

Certain other financial statement adjustments for stock options employee bonuses, goodwill impairment, and classifications among cost of goods sold, selling, general and administrative, and research and development were recorded as part of this restatement.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

The impact of this restatement, which has been reflected throughout the consolidated financial statements and accompanying notes, is as follows:

Consolidated Balance Sheet

	December 31, 2003		December 31, 2002
	As previously reported	As restated	As previously reported	As restated
Accounts receivable	$1,408,888	$1,408,888	$1,322,022	$1,154,022
Total current assets	2,397,911	2,397,911	2,471,904	2,303,904
Deferred tax assets	880,000	1,515,000	—	200,000
License, net	3,000,000	2,229,544	1,700,000	1,136,540
Development costs	1,033,909	—	217,164	—
Goodwill	522,453	385,564	296,889	296,889
Other, net	324,981	731,231	—	370,840
Total other assets	5,919,761	5,019,757	2,389,043	2,179,259
Total assets	9,780,938	8,880,934	6,241,501	5,863,717
Accounts payable	1,479,466	1,479,466	—	730,795
Deferred tax liability	—	—	117,277	—
Accrued expenses and other liabilities	810,524	810,524	1,694,790	1,276,827
Total current liabilities	5,731,030	4,011,030	2,014,529	2,210,084
Common stock	6,699	670	6,078	608
Additional paid-in capital	6,400,803	6,726,104	4,296,012	4,518,654
Accumulated deficit	(2,319,900)	(3,539,676)	(139,894)	(930,405)
Total stockholders’ equity	4,049,908	3,149,904	4,119,141	3,545,802
Total liabilities and stockholders’ equity	9,780,938	8,880,934	6,241,501	5,863,717

Consolidated Statements of Operations and Comprehensive Income (Loss)

	December 31, 2003		December 31, 2002
	As previously reported	As restated	As previously reported	As restated
Net revenues	$11,375,993	$11,543,993	$8,086,787	$7,918,787
Cost of goods sold	7,458,913	7,458,913	3,498,651	4,428,561
Gross profit	3,917,080	4,085,080	4,588,136	3,490,226
Research and development	1,290,556	2,278,141	162,909	796,742
Selling, general and administrative expenses	5,480,009	5,545,244	3,673,237	2,561,450
Total operating expenses	6,770,565	7,823,385	3,836,146	3,358,192
Operating income (loss)	(2,853,485)	(3,738,305)	751,990	132,034
Income (loss) before income taxes	(2,991,181)	(3,876,001)	879,357	259,401
Provision (benefit) for income taxes	(811,175)	(1,266,730)	243,731	204,136
Net income (loss)	(2,180,006)	(2,609,271)	635,626	55,265
Comprehensive income (loss)	(2,174,645)	(2,603,910)	592,571	12,210
Basic earnings (loss) per common share	$(0.34)	$(0.41)	$0.09	$0.01
Diluted earnings (loss) per common share	$(0.34)	$(0.41)	$0.06	$0.01

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

Consolidated Statements of Cash Flows

	December 31, 2003		December 31, 2002
	As previously reported	As restated	As previously reported	As restated
Net income (loss)	$(2,180,006)	$(2,609,271)	$635,626	$55,265

Depreciation and amortization	529,981	947,817	208,368	421,828
Impairment of goodwill	160,000	296,889	—	—
Loss from sale of marketable securities	—	—	41,987	41,987
Loss from write down and disposition of assets	318,244	318,244	—	—
Issuance of stock for services	300,080	93,830	62,032	62,032
Issuance of stock for employee compensation	325,000	125,000	—	—
Stock warrants granted for employee compensation	—	102,600	—	217,172
Stock warrants granted for consulting services	620,332	620,332	204,510	204,510
Deferred tax assets	(880,000)	(1,315,000)	—	(2,354)
(Increase) decrease in:
Accounts receivable	(86,866)	(254,866)	(1,209,740)	(1,041,740)
Prepayments and other current assets	(231,470)	(231,470)	(350,434)	(721,274)
Inventories	—	—	31,990	31,990
Other assets	(143,428)	16,572	(173,061)	(173,061)
Increase (decrease) in:
Accounts payable	1,479,466	748,671	(229,751)	501,044
Accrued expenses and other liabilities	(890,796)	(466,303)	1,881,255	1,288,219

Total adjustments	1,500,543	1,002,316	467,156	830,353

Net cash (used in) provided by operating activities	(679,463)	(1,606,955)	1,102,782	885,618

Acquisition of property and equipment	(806,482)	(806,482)	(101,050)	(101,050)
Acquisition of license	—	—	(200,000)	(200,000)
Additions to development costs	(816,745)	—	(217,164)	—
Proceeds from sales of marketable securities	—	—	63,859	63,859

Net cash used in investing activities	(1,623,227)	(806,482)	(454,355)	(237,191)

Issuance of stock for cash	185,000	185,000	—	—
Fund raising advances	1,720,000	1,720,000	—	—
Issuance of note payable	—	200,000	—	—
Repayment of note payable, convertible	—	—	(147,000)	(147,000)
Increase in obligations under capital leases	—	—	583,640	583,640
Principal repayments under capital lease obligations	—	(89,253)	(273,347)	(273,347)

Net cash used in financing activities	$1,905,000	$2,015,747	$163,293	$163,293

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

3. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Prepaid taxes	$455,731	$—
Employee advances	61,727	33,406
Supplier advances	90,236	221,427
Other receivables	4,993	126,384

	$612,687	$381,217

4. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Machinery and equipment, including computer software	$1,243,843	$1,289,807
Office equipment	555,901	325,683
Furniture and fixtures	29,190	26,693
Leasehold improvements	42,120	18,059

	$1,871,054	$1,660,242
Less: Accumulated depreciation	407,788	279,688

	$1,463,266	$1,380,554

5. OTHER ASSETS

Other assets at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Workforce bonuses	$160,000	$370,840
Deferred compensation	406,250	—
Other	164,981	—

	$731,231	$370,840

Other assets are amortized over a two to three year period, over the terms of the related contracts.

6. LICENSE

In November 2000, the Company entered into a Subscriber Unit License Agreement (the “Agreement”) with Qualcomm and obtained a license of CDMA (Code Division Multiple Access) technology, Qualcomm’s intellectual property, to manufacture and sell certain CDMA based products and to purchase certain components and equipment from time to time.

The Agreement called for an up-front license fee of $3,000,000, payable with 2,000,000 shares of Axesstel California’s Series B Preferred Stock amounting to $1,500,000 and five variable installment payments for the remaining $1,500,000 maturing no later than 360 days after the effective date, with no interest. The Company paid $200,000 towards these installments.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

The Agreement was amended in March 2002 to (i) reduce the scope of the license and (ii) accept the previous $200,000 cash payment and the issuance of 2,000,000 shares of Series B Preferred Stock of Axesstel California as payment in full for the up-front license fee. In August 2002, the Series B Preferred Stock was converted into 605,184 shares of the Company’s common stock. In December 2003, the Agreement was amended further to (i) increase the scope of the license and (ii) increase the up-front license fee by $1,300,000 payable over the next 12 months.

This Agreement, as amended, allows the Company to manufacture fixed wireless CDMA based products and to sell or distribute them worldwide. The Agreement has no fixed termination date and the Company has assigned an estimated life of 10 years for the license. As of December 31, 2003 and 2002, the license consisted of the following:

	2003	2002
License costs	$3,000,000	$1,700,000
Accumulated amortization	(770,456)	(563,460)

	$2,229,544	$1,136,540

Amortization expense related to this license amounted to $206,996 and $213,460 for the years ended December 31, 2003 and 2002, respectively.

7. SOFTWARE DEVELOPMENT COSTS

Capitalized software development costs are amortized when products are available for general release to customers, using the greater of the amount computed using (a) the ratio that current gross revenues for the products bear to the total of current and anticipated future gross revenues for those products or (b) the straight-line method over the estimated useful lives of the products. There were no capitalized software costs as of December 31, 2003 and 2002 because technological feasibility was not reached until the manufacturing process began.

8. GOODWILL AND OTHER INTANGIBLES

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” as of January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of amortization of goodwill and other indefinite lived assets. In addition, the standard requires the reassessment of the useful lives of existing recognized intangibles and the testing for impairment of goodwill and other intangibles. The Company has elected to test annually for impairment. These tests will be performed more frequently if there are triggering events. The Company has completed its testing for the year ended December 31, 2003 using the method discussed in SFAS No. 142 and determined that there was an impairment of $296,889. Impairment costs, when recognized, are recorded as a charge to operations.

For the year ended December 31, 2002, the Company amortized goodwill amounting to $21,336. As of December 31, 2003 and 2002, net goodwill amounted to $385,564 and $296,889, respectively.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Overdraft with bank	$93,405	$—
Customer advances	26,146	—
Accrued taxes	21,877	201,782
Accrued operating expenses	669,096	1,075,045

	$810,524	$1,276,827

10. INCOME TAXES

The following table presents the current and deferred income tax provision (benefit) for federal, state and foreign income taxes:

	2003	2002
Current tax provision (benefit):
Federal	$(123,847)	$123,847
State	1,600	77,935
Foreign	170,517	—

	48,270	201,782

Deferred tax provision (benefit):
Federal	(1,283,000)	2,354
State	(32,000)	—

	(1,315,000)	2,354

Total provision (benefit) for income taxes	$(1,266,730)	$204,136

Current income taxes (benefits) are based upon the year’s income taxable for federal, state and foreign tax reporting purposes. Deferred income taxes (benefits) are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes.

Deferred tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income.

The Company’s policy is not to record deferred income taxes on the undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations.

Significant components of the Company’s net deferred tax asset or liability at December 31, 2003 are as follows:

2003
Net operating loss carryforwards	$1,393,000
Amortization	141,000
Other	(19,000)

$1,515,000

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

In assessing the realizability of deferred tax assets of $1,515,000 and $200,000 at December 31, 2003 and 2002, respectively, management considered whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, the projected future taxable income and tax planning strategies in making this assessment. At December 31, 2003, the Company did not have a valuation allowance on the net deferred tax assets as the Company believed it was more likely than not that the deferred tax assets will be realized. Based on a five year financial projection prepared by the Company, management believes the Company will generate a sufficient levels of income to utilize the benefits of the deferred tax assets recorded. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows.

A reconciliation of the expected tax computed at the U.S. statutory federal income tax rate to the total benefit for income taxes at December 31, 2003 follows:

2003
Expected tax at 34%	$(1,318,000)
International tax rate differences	(158,000)
State income tax, net of federal tax	(75,000)
Non-deductible expenses	261,000
Other	23,270

Benefit for income taxes	$(1,266,730)

At December 31, 2003, the Company had net operating loss carryforwards of approximately $3,975,000 for federal tax purposes, expiring through 2023. In addition, the Company had net operating loss carryforwards of approximately $1,100,000 for state tax purposes, expiring through 2013.

Internal Revenue Code Section 382 restricts the ability of a corporation to utilize existing net operating losses in the event of an “ownership change.” Accordingly, a portion of the Company’s net operating losses for Federal income tax purposes may be limited due to future changes in ownership. Although the Company has not undertaken a formal evaluation to determine the restricted amounts, the Company believes the utilization of its net operating losses may be limited to approximately $1,000,000 per year to offset future taxable income, if any.

11. BUSINESS COMBINATIONS

Entatel Acquisition

In December 2002, in order to accelerate technology development and productivity, the Company acquired Entatel, Ltd. (“Entatel”), a South Korea-based company, mainly engaged in developing, manufacturing and selling telecommunication products pursuant to a stock purchase agreement. Pursuant to the Agreement, the Company acquired all of the issued and outstanding capital stock of Entatel, in exchange for 300,000 shares (valued at $2.25 per share) of the Company’s common stock. The acquisition was accounted for under the purchase method of accounting, pursuant to SFAS No. 141, “Business Combinations” issued in June 2001. The purchase transaction was consummated in early 2003.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

The assets acquired consisted of:

Asset Value
Goodwill	$385,564
Other net assets	289,436

$675,000

Miracom Acquisition

Axesstel was originally formed in July 2000 as a California corporation (“Axesstel California”). On July 16, 2002, Axesstel California entered into a Corporate Combination Agreement with Miracom Industries, Inc., a Nevada corporation (“Miracom”), which was amended on August 22, 2002 (the “Combination Agreement”). Pursuant to the Combination Agreement, on August 31, 2002, Miracom acquired through a tender offer 98% of the outstanding common stock of Axesstel California and Axesstel California became a subsidiary of Miracom. The Company issued 0.302591758 shares of common stock for each share of Axesstel California common stock outstanding immediately prior to the acquisition. The Company also assumed each outstanding option and warrant for the purchase of Axesstel California’s common stock, with the number of shares and the exercise prices of the options and warrants assumed adjusted to reflect the exchange ratio set forth above. The Company assumed outstanding options to purchase 2,052,761 shares. Options for 1,625,508 of these shares had an exercise price of $0.26 per share and options for 427,253 of these shares had an exercise price of $0.07 per share. The Company assumed outstanding warrants to purchase 2,333,038 shares, all of which had an exercise price of $0.07 per share. As of December 31, 2003, no assumed stock options or warrants were exercised.

Following the acquisition, the former shareholders of Axesstel California held approximately 95% of the outstanding common stock of the Company on a fully-diluted basis. The acquisition was accounted for as a reverse acquisition because the former shareholders of Axesstel California owned a majority of the Company’s outstanding stock subsequent to the acquisition and Miracom was a non-operating company.

12. COMMITMENTS

Leases

The Company entered into non-cancelable operating leases expiring through November 2006 for office space in the U.S.A. and in Korea. One of the leases contains a provision for fixed rent increases of not more than three percent per annum, along with an increase in certain operating expenses.

Rent expense charged to operations for the year ended December 31, 2003 and 2002 was $328,298 and $164,416, respectively.

Future minimum lease payments under the non-cancelable operating leases as of December 31, 2003 are as follows:

Year Ending December 31,	Operating Lease
2004	$355,375
2005	160,945
2006	109,697

Total minimum lease payments	$626,017

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

13. STOCKHOLDERS’ EQUITY

Common Stock-2003 Activity

In May 2003, the Company issued 92,500 shares of the Company’s common stock at their fair market value of $2.00 per share to individuals and entities for cash totaling $185,000.

In May 2003, the Company issued 300,000 shares (total value: $675,000) of the Company’s common stock for the acquisition of 100% of the issued and outstanding capital stock of Entatel, pursuant to a Stock Purchase Agreement made in December 2002.

In May 2003, the Company issued 10,000 shares of its common stock at their fair market value of $1.89 per share for legal services rendered, totaling $18,903.

In June 2003, the Company issued 100,000 shares of its common stock for employee compensation at their fair market value of $3.00, totaling $300,000.

In August 2003, the Company issued 90,000 shares of its common stock at their fair market value of $2.75 per share to members of the Board of Directors, totaling $247,500.

In November 2003, the Company issued 9,622 shares of the Company’s common stock at their fair market value of $3.50 per share for consulting services rendered, totaling $33,677.

In November 2003, the Company issued 19,230 shares of its common stock for employee compensation at their fair market value of $1.30 per share, totaling $24,999.

For the year ended December 31, 2003, the Company issued warrants for the purchase of 220,000 shares of common stock, with exercise prices of $2.80 and $3.50 per share, for consulting services. These warrants have been valued at $549,000, and are charged to operations over the expected period of services to be provided.

Common Stock-2002 Activity

For the year ended December 31, 2002, the Company issued 20,690 shares of common stock for debts assumed by a certain stockholder totaling $250,627 and 57,425 shares for payment of outstanding debts totaling $229,604.

For the year ended December 31, 2002, the Company issued 57,000 common shares for conversion of notes totaling $157,375 and 141,789 shares of common stock for services rendered totaling $204,510.

In August 2002, 4,400,000 shares of Series A Preferred Stock of Axesstel California were converted into 1,331,404 shares of common stock pursuant to the Corporation Combination Agreement dated July 16, 2002, as amended. (See Note 11.)

In September 2002, warrants for 100,000 shares and 200,000 shares, respectively, were granted for consultant services rendered of $52,000 and $104,000 respectively.

In October 2002, the Company entered into a contract for legal services with a legal consultant in Korea, in consideration for 10,000 shares of the Company’s common stock. As of December 31, 2002, the issuance of the common stock was in progress, and the transaction is recorded under Other Liabilities in the Consolidated Balance Sheet as of December 31, 2002.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

Stock Option and Warrant Activity

In August 2002, the Company assumed options exercisable for 2,052,761 shares of common stock and warrants exercisable for 2,333,038 shares of common stock in connection with the acquisition of Axesstel by Miracom. The vesting of all such granted options were accelerated, such that 100% of these options are completely vested.

In September 2002, the Company established a stock option plan for employees, officers, directors and consultants. Under the plan, the Company may grant options to purchase up to 911,671 shares of common stock. As of June 30, 2004, options to purchase 847,943 shares of common stock under the plan have been granted. The Company granted options for the purchase of 109,000 shares of its common stock under the plan in the first six months of 2004. The options vest over a 3 year period.

In March 2003, the Company established an additional stock option plan for employees, officers, directors and consultants. Under the plan, the Company may grant options to purchase up to 982,171 shares of common stock. As of June 30, 2004, options to purchase 838,500 shares of common stock under the plan have been granted. The Company granted options for the purchase of 500,000 shares of its common stock under the plan in the first six months of 2004. The options vest over a 3 year period.

In September 2003, the Company established an additional stock option plan for employees, officers, directors and consultants. Under the plan, the Company may grant options to purchase up to 1,000,000 shares of common stock. As of June 30, 2004, options to purchase 250,000 shares of common stock under the plan have been granted. The Company granted options for the purchase of 250,000 shares of its common stock under the plan in the first six months of 2004. The options vest over a 3 year period.

A summary of Axesstel’s stock option activity and related information is as follows:

	2003		2002
Option Summary:	Options	Wt Average Exercise Price	Options	Wt Average Exercise Price
Outstanding-beginning of year	2,771,445	$0.40	—	$—
Granted	622,500	$1.97	2,771,445	$0.40
Exercised	—	$—	—	$—
Forfeited	(58,150)	$1.84	—	$—

Outstanding-end of year	3,335,795	$0.67	2,771,445	$0.40

The following table summarizes the number of option shares, the weighted average exercise price, and weighted average life (by years) by price range for both total outstanding options and total exercisable options as of December 31, 2003.

	Total Outstanding			Total Exercisable
Price range	# of Shares	Wt Average Exercise Price	Life	# of Shares	Wt Average Exercise Price
$0.00 to $0.50	2,052,761	$0.22	8.7	2,052,761	$0.22
$0.51 to $1.00	542,533	$0.60	8.7	241,866	$0.60
$1.01 to $2.00	503,167	$1.77	9.1	163,389	$1.81
$2.01 to $3.50	237,334	$2.37	9.1	72,536	$2.40

	3,335,795	$0.67	8.8	2,530,552	$0.42

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

For the year ended December 31, 2003, the Company issued warrants to purchase 220,000 shares of stock, with exercise prices of $2.80 and $3.50 per share, for consulting services. These warrants have been valued at $549,000, and are charged to operations over the expected period of services to be provided.

A summary of Axesstel’s warrant activity and related information is as follows:

	2003		2002
Warrant Summary:	Warrant	Wt Average Exercise Price	Warrant	Wt Average Exercise Price
Outstanding-beginning of year	2,633,038	$0.13	2,333,038	$0.07
Granted	220,000	$2.86	300,000	$0.60
Exercised	—	$—	—	$—
Forfeited	—	$—	—	$—

Outstanding-end of year	2,853,038	$0.34	2,633,038	$0.13

The following table summarizes the number of warrants, the weighted average exercise price, and weighted average life (by years) by price for both total outstanding warrants and total exercisable warrants as of December 31, 2003.

	Total Outstanding			Total Exercisable
Price	# of Shares	Wt Average Exercise Price	Life	# of Shares	Wt Average Exercise Price
$0.07	2,333,038	$0.07	8.4	2,333,038	$0.07
$0.60	300,000	$0.60	8.7	300,000	$0.60
$2.80	200,000	$2.80	9.8	200,000	$2.80
$3.50	20,000	$3.50	4.5	20,000	$3.50

	2,853,038	$0.34	8.5	2,853,038	$0.34

14. SEGMENT INFORMATION

The Company operates and tracks its results in one operating segment. The Company tracks revenues and assets by geographic region, but does not manage operations by region.

Net revenues by geographic region based on customer locations for the year ended December 31, 2003 and 2002 were as follows:

	2003	2002
Net revenues
United States	$7,590,880	$5,340,770
Pacific Rim/Asia	3,953,113	1,372,103
Latin America	—	1,204,994
Other	—	920

Total net revenues	$11,543,993	$7,918,787

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

15. QUARTERLY FINANCIAL DATA

The restated summary quarterly financial data for 2003 and 2002 consists of the following:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2003
Net revenues	$3,447,105	$4,962,650	$1,043,100	$2,091,138
Income (loss) before income taxes	1,169,649	81,021	(1,517,466)	(3,609,205)
Net income (loss)	783,649	54,021	(1,016,466)	(2,430,475)
Basic earnings (loss) per share	$0.13	$0.01	$(0.15)	$(0.37)

Diluted earnings (loss) per share	$0.10	$0.01	$(0.15)	$(0.37)

2002
Net revenues	$414,447	$2,781,773	$2,772,774	$1,949,793
Income (loss) before income taxes	(196,315)	395,643	697,628	(637,655)
Net income (loss)	(156,489)	270,540	238,285	(297,071)
Basic earnings (loss) per share	$(0.01)	$0.02	$0.04	$(0.04)

Diluted earnings (loss) per share	$(0.01)	$0.02	$0.04	$(0.04)

16. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2000, the Company entered into a license agreement with Qualcomm to manufacture and sell certain products incorporating Qualcomm’s CDMA (Code Division Multiple Access) technology. For the year ended December 31, 2003, the Company has directly paid $992,000 and owes an additional $1.3 million for software purchases, fees and royalties to Qualcomm. This does not include the Qualcomm chipsets purchased directly by our contract manufacturer, estimated at $1.0 million for the year. As of December 31, 2003, Qualcomm owns 605,000 of the 6,699,168 shares of the Company’s outstanding common stock, representing a 9.0% ownership interest in the Company. For the year ended December 31, 2002, the Company paid Qualcomm $215,000. This does not include the Qualcomm chipsets purchased directly by our contract manufacturer, estimated at $875,000 for the year. No amounts were owed to Qualcomm as of December 31, 2002. As of December 31, 2002, Qualcomm owned 605,000 of the 6,077,816 shares of the Company’s outstanding common stock, representing a 9.9% ownership interest in the Company.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

17. SUBSEQUENT EVENTS

Sale of $1,000,000 Unsecured Convertible Term Note

In January 2004, the Company completed the sale and issuance of an unsecured convertible term note in the original principal amount of $1.0 million to North America Venture Fund II, L.P., an accredited investor. Interest accrues on the note at the rate of 3% above prime, subject to certain adjustments. The principal and accrued interest due under the note are convertible by North America into shares of the Company’s common stock at a conversion price of $2.00 per share. All unpaid principal and accrued interest, if not sooner converted, is due on January 8, 2005.

Sale of 1,360,000 Shares of Common Stock and Warrants to Purchase 1,632,000 Shares of Common Stock

In January 2004, the Company sold to seven accredited investors in a private placement an aggregate of 1,360,000 shares of its common stock at a price of $2.00 per share for gross proceeds of $2.7 million. In connection with the private placement, the Company also issued to the investors warrants to purchase an aggregate of 1,632,000 shares of its common stock. Warrants for 860,000 of these shares have an exercise price of $1.00 per share and are exercisable until July 8, 2004. Warrants for 500,000 of these shares have an exercise price of $1.00 per share and are exercisable until July 8, 2005. Warrants for the other 272,000 shares have an exercise price of $2.00 per share, subject to an increase to $3.30 per share upon the completion of certain milestones, and are exercisable beginning on the first date on which the achievement of the milestones can be determined and expire 18 months after that date.

For services rendered in connection with the above financing, the Company agreed to issue to a finder a total of 150,000 shares of its common stock. The Company issued 50,000 shares to the finder in January 2004, and agreed to issue to the finder an additional 50,000 shares in each of January 2005 and January 2006. The Company also paid to the finder a fee of $136,000, representing 5% of the gross proceeds in the financing.

Sale of $3,000,000 Secured Convertible Term Note

In March 2004, the Company completed the sale and issuance of a $3.0 million secured convertible promissory note to Laurus Master Fund, Ltd., an accredited investor, pursuant to a securities purchase agreement. Interest accrues on the note at a rate of 3% above prime, subject to certain adjustments. In no event will the interest rate on the note be lower than 7% or greater than 10%.

Under the terms of the note, the Company is obligated to make monthly payments of principal and interest. The Company has the option to pay these monthly payments in cash or in shares of its common stock (so long as the closing price of the common stock is greater than $3.38 for ten consecutive trading days preceding the payment date). If the Company elects to pay in stock, it must issue to Laurus an amount of shares equivalent to the amount of the monthly payment due divided by $3.16. If the Company elects to pay in cash, it must pay 102% of the amount of the monthly payment due.

The Company may pay the monthly payment in shares of its common stock only so long as there is an effective registration statement on file covering the resale of such shares. The Company has the option to convert all or a portion of the outstanding principal of the note into shares of common stock if the closing price of the common stock is greater than $3.70 for ten consecutive trading days. However, the number of shares issued upon such conversion cannot exceed 30% of the aggregate dollar trading volume of the common stock for the 22 trading days immediately preceding the payment date. The investor has the option, at any time, to convert all or a portion of the note into shares of the Company’s common stock at $3.16 per share.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2003

The note is secured by a blanket lien on substantially all of the Company’s assets pursuant to a security agreement executed by the Company in connection with the note. If an event of default occurs under the security agreement, Laurus has the right to accelerate payments under the note and to take possession of the Company’s assets, in addition to other remedies.

The Company also issued to Laurus Master Fund a warrant exercisable for 100,000 shares of common stock that is exercisable until March 11, 2011. The exercise price of the warrant is as follows: $3.31 per share for the first 50,000 shares, $3.59 per share for the next 25,000 shares, and $3.88 per share for the remaining 25,000 shares. However, Laurus is not entitled to receive shares upon exercise of the warrant, upon payment of principal and interest or upon conversion of the promissory note if such receipt would cause Laurus to hold in excess of 4.99% of the outstanding shares of the Company’s common stock on the date of issuance of such shares. In connection with this financing, the Company paid Laurus Capital Management, LLC, manager of the purchaser, a fee of $108,000, which represented 3.6% of the principal of the convertible note.

For services rendered in connection with the financing, the Company issued to a finder a warrant to purchase 47,468 shares of its common stock at an exercise price of $3.16 per share. The warrant is exercisable for five years after the date of issuance. The Company also paid to the finder a fee of $150,000, representing 5% of the gross proceeds from the financing.

If a registration statement covering the resale of the shares of common stock obtainable upon conversion of the note and exercise of the warrants held by Laurus and the finder is not declared effective on or before June 9, 2004, the Company is obligated to pay to Laurus as liquidated damages $30,000, representing 1% of the original principal amount of the note, for each 30 day period (pro-rated for partial periods) that the registration statement is not effective.

AXESSTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,490,336	$376,336
Accounts receivable	3,884,000	1,408,888
Prepayments and other current assets	517,080	612,687

Total current assets	5,891,416	2,397,911
Property and equipment, net	1,836,169	1,463,266
Other assets:
Deferred tax assets	3,273,868	1,515,000
License, net	2,066,404	2,229,544
Goodwill	385,564	385,564
Other, net	1,097,204	889,649

Total other assets	6,823,040	5,019,757

Total assets	$14,550,625	$8,880,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,411,171	$1,479,466
Due to Qualcomm, Inc.	1,086,323	1,300,000
Due to Wistron NeWeb, a related party	3,377,702	—
Short-term note payable	684,063	200,000
Current obligations under capital leases	—	221,040
Customer advances	159,000	26,146
Accrued expenses and other current liabilities	278,845	784,378

Total current liabilities	6,997,104	4,011,030
Long-term liabilities:
Fund raising advances	—	1,720,000
Long-term note payable	2,720,650	—

Total long-term liabilities	2,720,650	1,720,000
Stockholders’ equity:
Common stock, par value $0.0001; authorized 50,000,000 shares; 9,166,468 and 6,699,168 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	917	670
Additional paid-in capital	10,999,046	6,726,604
Accumulated other comprehensive income (loss)	10,886	(37,694)
Accumulated deficit	(6,177,978)	(3,539,676)

Total stockholders’ equity	4,832,871	3,149,904

Total liabilities and stockholders’ equity	$14,550,625	$8,880,934

The accompanying notes are an integral part of these condensed consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

	Six Months Ended
	June 30, 2004	June 30, 2003
Net revenues:
Product sales	$8,303,590	$2,248,275
Engineering development service	—	6,161,480

Total net revenue	8,303,590	8,409,755
Cost of goods sold:
Product sales	7,243,001	2,784,825
Engineering development service	—	1,449,797

Total cost of goods sold	7,243,001	4,234,622

Gross profit:
Product sales	1,060,589	(536,550)
Engineering development service	—	4,711,683

Total gross profit	1,060,589	4,175,133

Operating expenses:
Research and development	1,829,662	759,788
Selling, general and administrative	3,423,412	2,312,930

Total operating expenses	5,253,074	3,072,718

Operating income (loss)	(4,192,485)	1,102,415

Other income (expense):
Interest income and other income	7,003	226,736
Interest expense and other expense	(211,688)	(78,481)

Total other income (expense)	(204,685)	148,255

Income (loss) before income taxes	(4,397,170)	1,250,670
Provision (benefit) for income taxes	(1,758,868)	413,000

Net income (loss)	(2,638,302)	837,670
Other comprehensive income (loss)
Foreign currency translation adjustment	(5,031)	(46,321)

Comprehensive income (loss)	$(2,643,333)	$791,349

Earnings (loss) per share:
Basic	$(0.33)	$0.13
Diluted	$(0.33)	$0.09

Weighted average shares outstanding:
Basic	8,108,310	6,222,844

Diluted	8,108,310	9,104,734

The accompanying notes are an integral part of these condensed consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended
	June 30, 2004	June 30, 2003
Cash flows from operating activities:
Net income (loss)	$(2,638,302)	$837,670
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	847,975	371,303
Loss from disposition of assets	—	355,242
Issuance of stock for services	36,168	14,403
Issuance of stock for employee compensation	79,605	300,000
Issuance of stock option for employee compensation	—	102,600
Issuance of warrants for services	30,500	—
Deferred tax assets	(1,758,868)	(408,453)
(Increase) decrease in
Accounts receivable	(2,475,112)	(549,294)
Prepayments and other current assets	106,707	27,198
Other assets	(332,816)	(108,696)
Increase (decrease) in
Accounts payable, including related party payables	3,095,730	141,167
Accrued expenses and other liabilities	(505,533)	940,227
Customer advances	132,854	—

Total adjustments	(742,790)	1,185,697

Net cash provided (used in) by operating activities	(3,381,092)	2,023,367

Cash flows from investing activities:
Acquisition of property and equipment	(739,473)	(1,043,850)

Net cash used in investing activities	(739,473)	(1,043,850)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	1,607,025	185,000
Repayment of note payable	(200,000)	—
Proceeds from issuance of notes payable	4,000,000	—
Repayments under capital lease obligations	(221,040)	(310,294)

Net cash provided (used in) by financing activities	5,185,985	(125,294)

Cumulative translation adjustment	48,580	(46,321)

Net increase (decrease) in cash and cash equivalents	1,114,000	807,902
Cash and cash equivalents at beginning of year	376,336	768,665

Cash and cash equivalents at end of period	$1,490,336	$1,576,567

The accompanying notes are an integral part of these condensed consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(unaudited)

	Six Months Ended
	June 30, 2004	June 30, 2003
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$67,608	$—

Income tax	$—	$37,636

Supplemental disclosures of noncash investing and financing activities:

During the first six months of 2004, the Company entered into the following transactions:

•	The Company issued 50,000 shares of common stock valued at $112,500 in exchange for finders fees of $41,625 and offering costs of $70,875 in connection with the Company’s January 2004 financing.

•	The Company recorded a discount of $125,000 on its $1,000,000 financing due to the presence of a beneficial conversion feature.

•	The Company issued warrants valued at $204,092 to purchase 100,000 shares of common stock to a lender recorded as a discount in connection with its $3,000,000 financing.

•	The Company issued warrants valued at $97,922 to purchase 47,468 shares of common stock in exchange for finders fees in connection with the Company’s January 2004 financing.

•	Fund raising advances of $1,720,000 were transferred to equity upon issuance of common stock.

•	The Company issued 125,000 shares of common stock to North America Venture Fund II, L.P. and 37,000 shares of common stock to Laurns Master Fund, LTD in repayment for notes payable of $330,752.

During the first quarter of 2003, the Company acquired all of the issued and outstanding capital stock of Entatel, Ltd. in exchange for 300,000 shares of the Company’s common stock. The following summarizes the changes in the Company’s financial statements as a result of the transaction:

Goodwill	$385,564
Other assets, net	289,436

Total	$675,000

During the six months ended June 30, 2003, the Company issued stock with a value of $300,000 for employee compensation. Of this amount, $50,000 was amortized during the six months ended June 30, 2004 and 2003.

The accompanying notes are an integral part of these condensed consolidated financial statements.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

June 30, 2004

1. BASIS OF PRESENTATION

Financial Statement Preparation

The accompanying unaudited condensed consolidated financial statements of Axesstel, Inc., a Nevada corporation, and its subsidiaries (“Axesstel” or the “Company”), have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations.

In the opinion of management, these financial statements reflect all normal recurring adjustments necessary for a fair presentation, and in order to make the financial statements not misleading. These financial statements should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2003 and 2002 included elsewhere herein. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year or any other future periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s financial statements and the accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

The Company’s consolidated financial statements include the assets, liabilities and operating results of Axesstel and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition and Warranty Costs

Revenues from product sales are recognized when the risks of ownership and title pass to the customer as specified in the respective sales agreements and other revenue recognition criterion as prescribed by Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements” as amended by SAB No. 104. Generally, the risk of ownership and title pass when product is shipped to the customer’s freight forwarder. The Company does not have a specific sales return policy since sales returns have not been significant. If and when products are returned, the Company normally exchanges them or provides credits to the customer. The returned products are shipped back to the supplier and the Company is allowed a credit or exchange from the supplier. The Company provides allowances for potential sales returns and credit losses when necessary. Management concluded that no allowance was needed as of June 30, 2004 and December 31, 2003.

On certain contracts, the Company provides for a warranty replacement unit at one percent of total units shipped. The cost related to the warranty replacement unit is included in the cost of goods sold and recorded when revenue is recognized. All products are tested for quality inspection prior to shipment and the Company has historically experienced a minimal level of defective units. Management believes that no additional warranty reserve is needed other than the warranty replacement unit costs.

Revenues from engineering development services are recorded as milestones are reached according to the contract.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from transactions and other events and circumstances from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

Research and Development

Costs incurred in research and development activities are expensed as incurred. During the six months ended June 30, 2003, revenue was recorded for research and development efforts under development services contracts with the related costs classified as engineering development services. There was no revenue recorded for research and development efforts in the six months ended June 30, 2004.

License

License includes the costs of a non-exclusive worldwide software technology license with no fixed termination date. License costs are amortized on a straight-line basis over the estimated economic life of the license which is approximately ten years.

Software Development Costs

Software development costs for products sold (primarily firmware embedded in the Company’s products) incurred after technological feasibility is established are capitalized in accordance with Statement of Financial Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Significant management judgment is required in determining when technological feasibility has been achieved for a particular product. Capitalized software development costs are amortized when products are available for general release to customers, using the greater of the amount computed using (a) the ratio that current gross revenues for the products bear to the total current and anticipated future gross revenues for the products or (b) the straight-line method over the estimated useful life of the products.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents with various commercial banks. These bank accounts are generally guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At times, cash balances at any single bank may be in excess of the FDIC insurance limit. The deposits are made with reputable financial institutions and the Company does not anticipate realizing any losses from these deposits.

Property and Equipment

Property and equipment are recorded at cost.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

Depreciation is provided using the straight-line method over the following estimated useful lives of the respective assets, as follows:

Machinery and equipment	3 to 7 years

Office furniture and equipment	3 to 7 years

Software	3 years

Leasehold improvements	Life of lease, or useful life if shorter

Impairment of Long-Lived Assets

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144 “Accounting for the Impairment of Long-Lived Assets.” The adoption of SFAS 144 did not have a material effect on the consolidated financial statements of the Company. SFAS 144 establishes the accounting for impairment of long-lived tangible and intangible assets other than goodwill and for the disposal of a business. Pursuant to SFAS 144, the Company periodically evaluates, at least annually, whether facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on various valuation techniques, including a discounted value of estimated future cash flows. The Company reports an impairment cost as a charge to operations at the time it is recognized.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of SFAS No. 107, “Disclosures About Fair Value of Financial Instruments.” The carrying values of accounts receivable, accounts payable, notes payable, accrued expenses and other liabilities, and obligations under capital leases approximate fair value due to the short-term maturities of these instruments.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Bulletin (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation issued to employees. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation. The Company has adopted only the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which is an amendment to SFAS No. 123.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

If the Company had elected to recognize compensation expense based upon the fair value of the share price (determined by the approximate market price at the time of grant) at the grant date for stock option awards consistent with the methodology prescribed by SFAS No. 123, the Company’s net income (loss) and earnings per share would be adjusted to the pro forma amounts indicated below for the six month periods ended June 30, 2004 and 2003:

	Six Months Ended June 30,
	2004	2003
Net income (loss), as reported	$(2,638,302)	$837,670
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(312,314)	(121,771)

Pro forma net income (loss)	$(2,950,616)	$715,899

Earnings (loss) per share:
Basic – as reported	$(0.33)	$0.13
Basic – pro forma	$(0.36)	$0.12
Diluted – as reported	$(0.33)	$0.09
Diluted – pro forma	$(0.36)	$0.08

For purposes of computing the pro forma disclosures required by SFAS No. 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the six months ended June 30, 2004 and 2003: dividend yields of 0%, expected volatility of 133%, risk-free interest rate of 6%, and expected lives of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard SFAS No. 109, “Accounting for Income Taxes.” In accordance with SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial report amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period, if any, and the change during the period in deferred tax assets and liabilities.

Earnings (Loss) per Share

The Company utilizes SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing earnings (loss) available to common stockholders by the weighted-average number of

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares include stock that would be issued on exercise of outstanding options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds and conversion of debt. For the six months ended June 30, 2004, 7,715,710 potentially dilutive securities, respectively, are excluded from the computation because they are anti-dilutive.

	Six Months Ended June 30,
	2004	2003
	(unaudited)	(unaudited)
Numerator:
Income (loss) available (attributable) to common stockholders	$(2,638,302)	$837,670
Denominator:
Denominator for basic net income per share—weighted average shares	8,108,310	6,222,844
Effect of dilutive securities:
Stock options	—	2,881,890

Dilutive potential common stock	—	2,881,890

Denominator for diluted income per share—adjusted weighted average shares	8,108,310	9,104,734
Basic income (loss) per share	$(0.33)	$0.13

Diluted income (loss) per share	$(0.33)	$0.09

Foreign Currency Exchange Gains and Losses

The reporting currency for the Company is the United States dollar. The functional currency of the Company’s foreign subsidiaries is the Korean won. The subsidiaries’ assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at the weighted average rate of exchange prevailing during the period. The resulting cumulative translation adjustments are disclosed as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Foreign currency transaction gains and losses are recorded in the statements of operations and comprehensive income (loss) as a component of selling, general and administrative expenses.

Certain Risks and Concentrations

While all obligations for the Company’s foreign customers are secured by letters of credit, the Company generally does not receive security for domestic customer obligations. Credit losses incurred through June 30, 2004 have been insignificant, and the Company has not recorded a reserve for collectibility at June 30, 2004 or December 31, 2003. The Company performs ongoing customer credit evaluations and may in the future establish a collectibility allowance if appropriate.

The Company’s products include components subject to rapid technological change. Significant technological change could adversely affect the Company’s operating results and subject the Company to product obsolescence. The Company has return privileges with its suppliers and other ongoing programs to minimize the adverse effects of technological change, and the Company has not recorded a reserve for inventory obsolescence at June 30, 2004 or December 31, 2003.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

During the first six months of 2004, two customers accounted for 70% and 22% of the Company’s revenue, respectively. At June 30, 2004, the amounts due from such customers were $2,074,000 and $1,810,000, respectively, which were included in accounts receivable. During the first six months of 2004, the Company purchased all its products from one manufacturer. At June 30, 2004, the amount owed was $3.4 million. During the first six months of 2003, two customers accounted for 56% and 23% of the Company’s revenue, respectively. At June 30, 2003, the amounts due from such customers were $0 and $1,131,000, respectively, which were included in accounts receivable. During the first six months of 2003, the Company purchased all its product from one manufacturer. As of June 30, 2003, the amount purchased was $2.2 million.

As of June 30, 2004, the Company maintained net tangible assets of approximately $1,084,000 at its location in South Korea. Although this country is considered politically and economically stable, it is possible that unanticipated events in this foreign country could disrupt the Company’s operations.

Recent Accounting Pronouncements

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, or SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for us beginning October 1, 2003. The adoption of SFAS No. 150 did not have a material impact on our financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46. This interpretation explains how to identify variable interest entities and how an enterprise assesses its interest in a variable interest entity to decide whether to consolidate that entity. This interpretation required existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. Variable interest entities that effectively disperse risks will not be consolidated unless a single party holds an interest or combination of interest that effectively recombines risks that were previously dispersed. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 has not had a material impact on our financial position or results of operations.

Reclassifications

Certain reclassifications have been made to the 2003 financial statements to conform to the 2004 presentation.

2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company’s previously issued condensed consolidated balance sheet as of June 30, 2004, and the condensed consolidated statements of operations and comprehensive income (loss) for the three months and six months ended June 30, 2004 and 2003, stockholders’ equity and condensed consolidated statement of cash flows for the six months ended June 30, 2004 and 2003 have been restated to correct the Company’s method of

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

accounting for capitalization of software development costs, the amortization of the Company’s license purchased from Qualcomm, Inc., and certain other financial statement entries for stock options, employee bonuses, goodwill impairment, and classifications among cost of goods sold, selling, general, and administrative expenses and research and development.

In September 2004, the Company re-evaluated the application of certain accounting policies and procedures and determined that the Company had not been properly applying generally accepted accounting principles, primarily in relation to the accounting for software development costs and intangible assets. In addition, certain other accounting corrections have been made to the accompanying consolidated financial statements.

Through the quarter ended June 30, 2004, the Company had been capitalizing software development costs subsequent to the achievement of technological feasibility of the software component which is embedded in the Company’s product. The Financial Accounting Standards Board, (“FASB”) Statement No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed,” other authoritative literature, interpretations and industry practices prescribe that the technological feasibility is established when both the software and other components of the product’s research and development activities are completed. Only upon attainment of both requirements is the Company allowed to begin capitalizing software development costs. Upon a thorough review of the Company’s engineering process, the Company has determined that the research and development activities of the Company’s products finish simultaneously with the commencement of the manufacturing process. As such, all development and research activities performed up to the commencement of the manufacturing process should be expensed. The Company’s consolidated financial statements as restated have been adjusted retroactively to reflect this change.

Additionally, through the quarter ended June 30, 2004, the Company had determined that the CDMA intellectual license purchased from Qualcomm had an indefinite life. After further review of industry practices, the Company has determined that it is more customary to establish a definite life for the license, and the Company has assigned an estimated economic life of 10 years for the license. The Company’s consolidated financial statements as restated have been adjusted retroactively to reflect this change.

Certain other financial statement entries for stock options, employee bonuses, goodwill impairment, and classification among cost of goods sold, selling, general and administrative, and research and development were recorded as part of this restatement.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

The impact of this restatement, which has been reflected throughout the consolidated financial statements and accompanying notes, is as follows:

Consolidated Balance Sheet (unaudited)

	June 30, 2004
	As previously reported	As restated
Deferred tax assets	$2,503,195	$3,273,868
License, net	3,000,000	2,066,404
Development costs	1,255,590	—
Other, net	782,204	1,097,204
Total other assets	7,926,553	6,823,040
Total assets	15,654,138	14,550,625
Common stock	9,166	917
Additional paid-in capital	10,671,025	10,999,046
Accumulated deficit	(4,754,693)	(6,177,978)
Total stockholders’ equity	5,936,384	4,832,871
Total liabilities and stockholders’ equity	15,654,138	14,550,625

Consolidated Statements of Operations and Comprehensive Income (Loss)—(unaudited)

	Six months ended June 30, 2004		Six months ended June 30, 2003
	As previously reported	As restated	As previously reported	As restated
Net revenues	$8,303,590	$8,303,590	$8,241,755	$8,409,755
Gross profit	1,060,589	1,060,589	4,007,133	4,175,133
Research and development	1,557,981	1,829,662	438,789	759,788
Selling, general and administrative expenses	3,355,911	3,423,412	1,932,003	2,312,930
Total operating expenses	4,913,892	5,253,074	2,370,792	3,072,718
Operating income (loss)	(3,853,303)	(4,192,485)	1,636,341	1,102,415
Income (loss) before income taxes	(4,057,988)	(4,397,170)	1,784,596	1,250,670
Provision (benefit) for income taxes	(1,623,195)	(1,758,868)	771,785	413,000
Net income (loss)	(2,434,793)	(2,638,302)	1,012,811	837,670
Comprehensive income (Loss)	(2,439,824)	(2,643,333)	966,490	791,349
Basic earnings (loss) per common share	$(0.30)	$(0.33)	$0.16	$0.13
Diluted earnings (loss) per common share	$(0.30)	$(0.33)	$0.11	$0.09

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30, 2004		Six Months Ended June 30, 2003
	As previously reported	As restated	As previously reported	As restated
Net income (loss)	$(2,434,793)	$(2,638,302)	1,012,811	837,670

Depreciation and amortization	726,560	847,975	232,227	371,303
Impairment of goodwill	136,889	—	—	—
Loss from disposition of assets	—	—	—	355,242
Issuance of stock for services	—	30,500	14,393	14,403
Issuance of stock for employee compensation	—	36,168	300,000	300,000
Issuance of stock option for employee compensation	—	—	—	102,600
Issuance of stock warrants for services	30,500	79,605	—	—
Deferred tax assets	(1,623,195)	(1,758,868)	654,372	(408,453)
(Increase) decrease in
Accounts receivable	(2,475,112)	(2,475,112)	(381,294)	(549,294)
Prepayments and other current assets	106,707	106,707	(258,206)	27,198
Other assets	(332,816)	(332,816)	(44,116)	(108,696)
Increase (decrease) in
Accounts payable, including related party payables	3,095,730	3,095,730	1,188,752	141,167
Accrued expenses and other liabilities	(531,679)	(505,533)	(521,194)	940,227
Customer advances	159,000	132,854	—	—

Total adjustments	(707,416)	(742,790)	1,184,934	1,185,697

Net cash (used in) provided by operating activities	(3,142,209)	(3,381,092)	2,197,745	2,023,367

Acquisition of property and equipment	(739,473)	(739,473)	(1,043,850)	(1,043,850)
Additions to development costs	(354,656)	—	(385,579)	—

Net cash used in investing activities	(1,094,129)	(739,473)	(1,429,429)	(1,043,850)

Proceeds from issuance of common stock, net of costs	1,722,797	1,607,025	185,000	185,000
Repayment of note payable	(200,000)	(200,000)	—	—
Proceeds from issuance of note payable	4,000,000	4,000,000	—	—
Repayments under capital lease obligations	(221,040)	(221,040)	(99,093)	(310,294)

Net cash provided (used in) by financing activities	$5,301,757	$5,185,985	$85,907	$(125,294)

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2004	December 31, 2003
Machinery and equipment	$672,988	$422,975
Office furniture and equipment	350,861	314,924
Software	1,569,652	1,091,036
Leasehold improvements	53,473	42,120

	$2,646,974	$1,871,055
Less: Accumulated depreciation	810,805	407,789

	$1,836,169	$1,463,266

4. PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consisted of the following:

	June 30, 2004	December 31, 2003
Prepaid taxes	$290,106	$455,731
Prepaid rent	20,336	—
Prepaid finders fees	30,525	—
Employee advances	22,520	61,727
Supplier advances	153,593	90,236
Other receivables	—	4,993

	$517,080	$612,687

5. OTHER ASSETS

Other assets consisted of the following:

	June 30, 2004	December 31, 2003
Deposits	$187,543	$158,418
Deferred compensation	315,000	406,250
Prepaid finders fee	263,143	—
Prepaid loan costs	143,530	—
Other	187,988	324,981

	$1,097,204	$889,649

Some of the other assets are amortized over the two to three year term of the contract.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

6. LICENSE

In November 2000, the Company entered into a Subscriber Unit License Agreement (the “Agreement”) with Qualcomm and obtained a license of CDMA (Code Division Multiple Access) technology, Qualcomm’s intellectual property, to manufacture and sell certain CDMA based products and to purchase certain components and equipment from time to time.

The Agreement called for an up-front license fee of $3,000,000, payable with 2,000,000 shares of Axesstel California’s Series B Preferred Stock amounting to $1,500,000 and five variable installment payments for the remaining $1,500,000 maturing no later than 360 days after the effective date, with no interest. The Company paid $200,000 towards these installments.

The Agreement was amended in March 2002 to (i) reduce the scope of the license and (ii) accept the previous $200,000 cash payment and the issuance of 2,000,000 shares of Series B Preferred Stock of Axesstel California as payment in full for the up-front license fee. In August 2002, the Series B Preferred Stock was converted into 605,183 shares of the Company’s common stock. In December 2003, the Agreement was amended further to (i) increase the scope of the license and (ii) increase the up-front license fee by $1,300,000 payable over the next 12 months.

This Agreement, as amended, allows the Company to manufacture fixed wireless CDMA based products and to sell or distribute them worldwide. The Agreement has no fixed termination date and the Company has assigned an estimated life of 10 years for the license. As of June 30, 2004, and December 31, 2003, the license consisted of the following:

	June 30, 2004	December 31, 2003
License costs	$3,000,000	$3,000,000
Accumulated amortization	(933,596)	(770,456)

	$2,066,404	$2,229,544

Amortization expense related to this license amounted to $163,140 and $98,076 for the six months ended June 30, 2004 and 2003, respectively.

7. SOFTWARE DEVELOPMENT COSTS

Capitalized software development costs are amortized when products are available for general release to customers, using the greater of the amount computed using (a) the ratio that current gross revenues for the products bear to the total of current and anticipated future gross revenues for those products or (b) the straight-line method over the estimated useful lives of the products. There were no capitalized software costs as of June 30, 2004 and December 31, 2003 because technological feasibility was not reached until the manufacturing process began.

8. GOODWILL AND OTHER INTANGIBLES

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” as of January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of amortization of goodwill and other indefinite lived assets. In addition, the standard requires the reassessment of the useful lives of existing recognized intangibles and the testing for impairment of goodwill and other intangibles. The Company has elected to test annually for impairment. These tests will be performed more frequently if there are triggering events. The Company has completed its testing for the year ended December 31, 2003 using the method discussed in SFAS No. 142 and determined that there was an impairment of $296,889. Impairment costs, when recognized, are recorded as a charge to operations. As of June 31, 2004, and December 31, 2003, net goodwill amounted to $385,564.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2004	December 31, 2003
Overdraft with bank	$—	$93,405
Accrued taxes	108,900	21,877
Accrued operating expenses	169,945	669,096

	$278,845	$784,378

10. STOCKHOLDERS’ EQUITY

Common Stock Activity

In January 2004, the Company issued 1,360,000 shares of the Company’s common stock at its fair market value price of $2.00 per share to seven equity investors for gross proceeds of $2,720,000. In connection with this private placement, 50,000 shares of common stock were issued to a finder and the Company agreed to issue an additional 50,000 shares to the finder in each of January 2005 and January 2006.

In January 2004, the Company issued 30,000 shares of its common stock valued at their fair market value of $2.15 per share to an employee.

In February 2004, the Company issued 5,300 shares of its common stock valued at their fair market value of $2.85 per share to 53 employees.

In June 2004, the Company issued 860,000 shares of its common stock at an exercise price of $1.00 per share to six accredited investors (including 500,000 shares to Wistron NeWeb) in connection with the exercise of warrants from the Company’s January 2004 private placement.

In June 2004, the Company issued 125,000 shares of its common stock at the conversion price of $2.00 per share to North America Venture Fund II, L.P. in connection with the conversion of 25% of the investor’s convertible term note of $1,000,000, funded in January 2004.

In June 2004, the Company issued 37,000 shares of its common stock at the conversion price of $3.16 per share to Laurus Master Fund, Ltd. in connection with the payment of a portion of the principal and interest charges related to the investor’s convertible term note of $3,000,000, funded in March 2004.

Stock Warrant Activity

In January 2004, the Company issued warrants to purchase (i) an aggregate of 1,360,000 shares of common stock at an exercise price of $1.00 per share and (ii) an aggregate of 272,000 shares of common stock at an exercise price of $2.00 per share (subject to an increase to $3.30 per share if certain revenue milestones are achieved) to equity investors in connection with the January financing. As of June 30, 2004, 860,000 of the $1.00 warrants were exercised.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

In March 2004, the Company issued to an institutional investor in connection with the Company’s issuance of a $3 million convertible note a warrant to purchase 100,000 shares of the Company’s common stock, the first 50,000 shares of which are exercisable at $3.31 per share, the next 25,000 shares of which are exercisable at $3.59 per share and the balance of which are exercisable at $3.88 per share. In addition, the Company issued a warrant to purchase 47,468 shares of its common stock at an exercise price of $3.16 per share to an accredited investor for finder’s fee expense related to the this financing.

Stock Option Activity

In September 2002, the Company established a stock option plan, which was approved by the Board of Directors, pursuant to which options to purchase a total of 911,671 shares of common stock may be granted to the Company’s employees, officers, directors and consultants. The options granted under this plan vest over a three year period. As of June 30, 2004, options to purchase 847,943 shares of common stock under this plan have been granted to the Company’s employees, officers, directors, and consultants and are outstanding. The Company granted to certain of its employees options to purchase 109,000 shares of common stock under the plan in the first six months of 2004.

In March 2003, the Company established a stock option plan, which was approved by the Board of Directors, pursuant to which options to purchase a total of 982,171 shares of common stock may be granted to the Company’s employees, officers, directors and consultants. The options granted under this plan vest over a three year period. As of June 30, 2004, options to purchase 838,500 shares of common stock under this plan had been granted. The Company granted to certain of its employees options to purchase 500,000 shares of common stock under the plan in the first six months of 2004.

In September 2003, the Company established a stock option plan, which was approved by the Board of Directors, pursuant to which options to purchase a total of 1,000,000 shares of common stock may be granted to the Company’s employees, officers, directors and consultants. The options granted under this plan vest over a three year period. As of June 30, 2004, options to purchase 250,000 shares of common stock under this plan have been granted to the Company’s employees, officers, directors, and consultants and are outstanding. The Company granted to certain of its employees options to purchase 250,000 shares of common stock under the plan in the first six months of 2004.

11. SEGMENT INFORMATION

The Company operates and tracks its results in one operating segment. The Company tracks revenues and assets by geographic region, but does not manage operations by region.

Net revenues by geographic region based on customer locations for the six months ended June 30, 2004 and 2003 were as follows:

	June 30, 2004	June 30, 2003
Net revenues
United States	$—	$6,514,130
Pacific Rim/Asia	2,486,200	1,895,625
Latin America	5,817,390	—

Total	$8,303,590	$8,409,755

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

12. FINANCINGS

Sale of $1,000,000 Unsecured Convertible Term Note

In January 2004, the Company completed the sale and issuance of an unsecured convertible term note in the original principal amount of $1.0 million to North America Venture Fund II, L.P., an accredited investor which note was amended pursuant to a letter agreement dated April 15, 2004. Interest accrues on the note at the rate of 3% above prime, and is payable monthly in cash. The principal due under the note is convertible by North America at any time into shares of our common stock at a conversion price of $2.00 per share. North America converted 25% of the original principal amount due under the note and has agreed to convert 25% of the original principal amount due under the note at the end of each three-month period following the effectiveness of this registration statement, if not converted earlier. All unpaid principal and accrued interest, if not sooner converted, is due on January 8, 2005.

The Company filed a registration statement on Form S-2 covering the resale of the shares of common stock obtainable upon the conversion of the note, which registration statement was declared effective in May 2004.

Sale of 1,360,000 Shares of Common Stock and Warrants to Purchase 1,632,000 Shares of Common Stock

In January 2004, the Company sold to seven accredited investors in a private placement an aggregate of 1,360,000 shares of its common stock at a price of $2.00 per share for gross proceeds of $2.7. In connection with the private placement, the Company also issued to the investors warrants to purchase an aggregate of 1,632,000 shares of our common stock. 860,000 of these warrants have an exercise price of $1.00 per share and are exercisable until July 8, 2004. 500,000 of the warrants have an exercise price of $1.00 per share and are exercisable until January 8, 2005. The other 272,000 warrants have an exercise price of $2.00 per share, subject to an increase to $3.30 per share upon the completion of certain milestones, and are exercisable beginning on the first date on which the achievement of the milestones can be determined and expire 18 months after that date.

For services rendered in connection with the above financing, the Company agreed to issue to a finder a total of 150,000 shares of its common stock. The Company issued 50,000 shares to the finder in January 2004, and agreed to issue to the finder an additional 50,000 shares in each of January 2005 and January 2006. The Company also paid to the finder a fee of $136,000, representing 5% of the gross proceeds in the financing.

The Company filed a registration statement on Form S-2 covering the resale of the shares of common stock issued and obtainable upon the exercise of the warrants, which registration statement was declared effective in May 2004.

Sale of $3,000,000 Secured Convertible Term Note and Warrant

In March 2004, the Company completed the sale and issuance of a $3.0 million secured convertible promissory note to Laurus Master Fund, Ltd., an accredited investor, pursuant to a securities purchase agreement. Interest accrues on the note at a rate of 3% above prime, subject to certain adjustments. In no event will the interest rate on the note be lower than 7% or greater than 10%.

Under the terms of the note, the Company is obligated to make monthly payments of principal and interest. The Company has the option to pay these monthly payments in cash or in shares of its common stock (so

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

long as the closing price of the common stock is greater than $3.38 for ten consecutive trading days preceding the payment date). If the Company elects to pay in stock, it must issue to Laurus an amount of shares equivalent to the amount of the monthly payment due divided by $3.16. If the Company elects to pay in cash, it must pay 102% of the amount of the monthly payment due.

The Company may pay the monthly payment in shares of its common stock only so long as there is an effective registration statement on file covering the resale of such shares. The Company has the option to convert all or a portion of the outstanding principal of the note into shares of common stock if the closing price of the common stock is greater than $3.70 for ten consecutive trading days. However, the number of shares issued upon such conversion cannot exceed 30% of the aggregate dollar trading volume of the common stock for the 22 trading days immediately preceding the payment date. The investor has the option, at any time, to convert all or a portion of the note into shares of our common stock at $3.16 per share.

The note is secured by a blanket lien on substantially all of the Company’s assets pursuant to a security agreement executed by the Company in connection with the note. If an event of default occurs under the security agreement, Laurus has the right to accelerate payments under the note and to take possession of our assets, in addition to other remedies.

The Company also issued to Laurus Master Fund a warrant exercisable for 100,000 shares of common stock that is exercisable until March 11, 2011. The exercise price of the warrant is as follows: $3.31 per share for the first 50,000 shares, $3.59 per share for the next 25,000 shares, and $3.88 per share for the remaining 25,000 shares. However, Laurus is not entitled to receive shares upon exercise of the warrant, upon payment of principal and interest or upon conversion of the promissory note if such receipt would cause Laurus to hold in excess of 4.99% of the outstanding shares of our common stock on the date of issuance of such shares. In connection with this financing, the Company paid Laurus Capital Management, LLC, manager of the purchaser, a fee of $108,000, which represented 3.6% of the principal of the convertible note.

For services rendered in connection with the financing, pursuant to a retail/institutional engagement agreement, the Company issued to a finder a warrant to purchase 47,468 shares of its common stock at an exercise price of $3.16 per share. The warrant is exercisable for five years after the date of issuance. The Company also paid to the finder a fee of $150,000, representing 5% of the gross proceeds from the financing.

The Company filed a registration statement on Form S-2 covering the resale of the shares of common stock obtainable upon conversion of the note and exercise of the warrants held by Laurus and the finder, which registration statement was declared effective in May 2004.

AXESSTEL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements—(Continued)

(unaudited)

June 30, 2004

13. COMMITMENTS AND CONTINGENCIES

In May 2004, the Company entered into a non-cancelable operating lease for 13,120 square feet of office space for our corporate headquarters and USA operations. The premise is located at 6815 Flanders Drive, San Diego, California. The lease term is 65 months plus a five year option to renew. The lease commences in August 2004, with monthly basic rent terms as follows:

Months of Term	Monthly Basic Rent	Monthly Basic Rent per Rentable Square Foot
1 - 12	$20,336.00	$1.55
13 - 24	$20,992.00	$1.60
25 - 36	$21,516.80	$1.64
37 - 48	$22,172.80	$1.69
49 - 60	$22,828.80	$1.74
61 - 65	$23,616.00	$1.80

The Company is involved in a legal dispute arising in the ordinary course of business. Based upon current information, management, after consultation with legal counsel, believes the ultimate disposition thereof will have no material effect upon the Company’s financial position, results of operations, or cash flows.

14. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company uses Wistron NeWeb Corporation exclusively as its contract manufacturer. For the first six months of 2004, the Company received $6.7 million of product from Wistron. During this period, the Company paid $3.3 million, and owes an additional $3.4 million. As of June 30, 2004, Wistron owns 1,000,000 of the 9,166, 468 shares of the Company’s outstanding common stock, representing a 10.9% ownership interest in the Company. In addition, Mr. Haydn Hsieh, one of the Company’s directors, is also the President and Chief Executive Officer of Wistron.

In November 2000, the Company entered into a license agreement with Qualcomm to manufacture and sell certain products incorporating Qualcomm’s CDMA (Code Division Multiple Access) technology. For the first six months of 2004, the Company has paid $774,000 and owes an additional $1.1 million for software purchases, fees and royalties to Qualcomm. This does not include the Qualcomm chipsets purchased directly from our contract manufacturer, estimated at $1.8 million for the first six months of 2004. As of June 30, 2004, Qualcomm owns 605,000 of the 9,166,468 shares of the Company’s outstanding common stock, representing a 6.6% ownership interest in the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

As permitted by Section 78.7502 of the Nevada Revised Statutes (the “NRS”), our articles of incorporation provide that we shall indemnify each person who is or was or who had agreed to become one of our directors or officers to the full extent permitted by the NRS or any other applicable laws. Consequently, our directors and officers generally will not be personally liable to us or our stockholders for monetary damages unless:

•	The director’s or officer’s act or failure to act constitutes a breach of his fiduciary duties as a director or officer, and his breach of those duties involves intentional misconduct, fraud or a knowing violation of law; or

•	The director or officer does not act in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, the director or officer has reasonable cause to believe his conduct was unlawful.

Our articles of incorporation also provide that no amendment or repeal of the articles of incorporation shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

Our bylaws provide that we shall indemnify to the fullest extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s legal representative was or is one of our (or any of our predecessor’s) directors or officers or serves or served any other enterprise as a director or officer at our or our predecessor’s request. Our bylaws also provide that we must pay the expenses that any of our officers or directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification by us. Our bylaws also provide that we may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such articles of incorporation.

We have entered into and expect to continue to enter into indemnification agreements with certain of our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by law with respect to indemnification. The indemnification agreements provide that we will maintain directors’ and officers’ liability insurance in reasonable amounts from established insurers, subject to certain limitations. The indemnification agreements also provide for partial indemnification for a portion of expenses incurred by a director or officer even if the director or officer is not entitled to indemnification for the total amount. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We currently maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was a director, officer, employee or other agent of the Company or is or was serving at our request as a director, officer, employee or agent of another entity regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act of 1933, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

Other than the pro rata underwriting discounts and commissions to be paid by the selling stockholders, all costs and expenses incurred in connection with the sale and distribution of the common stock being registered for sale will be paid by the registrant. The following is an itemized statement of these costs and expenses. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC registration fee		$4,197
NASD filing fee		3,812
American Stock Exchange additional listing fee		*
Blue sky qualification fees and expenses		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment

Item 26.  Recent Sales of Unregistered Securities.

During the registrant’s last three fiscal years, the registrant issued unregistered securities to a limited number of purchasers as described below:

Axesstel Inc., a Nevada corporation

In October 2004, Axesstel, Inc., a Nevada corporation (the “Company”) sold an aggregate of 833,334 shares of its common stock to three private equity funds managed by ComVentures at a purchase price of $3.60 per share. This issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Section 506 of Regulation D promulgated thereunder.

In October 2004, the Company issued 125,000 shares of its common stock at the conversion price of $2.00 per share to North America Venture Fund II, L.P. in connection with the conversion of 25% of the investor’s convertible term note of $1,000,000, funded in January 2004. This issuance was made in reliance on the exemption provided by Section 4(2) of the Securities Act.

In January 2004, the Company sold an unsecured convertible term note in the original principal amount of $1 million to North America Venture Fund II, L.P., an accredited investor. Interest accrues on the note at the rate of 3% above prime, subject to certain adjustments. In no event will the interest rate be lower than 7% or greater than 10%. The principal and accrued interest due under the note are convertible by North America into shares of common stock at a conversion price of $2.00 per share. All unpaid principal and accrued interest, if not sooner converted, is due on January 8, 2005. This issuance was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In January 2004, the Company sold to seven accredited investors a total of 1,360,000 shares of common stock at a price of $2.00 per share, resulting in aggregate gross proceeds of $2,720,000. In connection with this transaction, the Company also sold to the investors warrants to purchase an aggregate of 1,632,000 shares of common stock. Warrants to purchase 1,360,000 of these shares have an exercise price of $1.00 per share and are exercisable until July 8, 2004. Warrants to purchase 272,000 of these shares have an exercise price of $2.00 per share, which is subject to increase to $3.30 per share upon the accomplishment of certain milestones, and are exercisable beginning on the first date on which the achievement of the milestones can be determined and expire 18 months after that date. In connection with this transaction, the Company agreed to sell to a finder a total of 150,000 shares of common stock, of which 50,000 shares were sold to the finder in January 2004 and an additional 50,000 shares are to be sold to the finder in each of January 2005 and January 2006. The Company also paid to the finder a fee of $136,000, representing 5% of the gross proceeds received in this financing. These issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In March 2004 and August 2004, the Company sold a $3,000,000 secured convertible promissory note and a $1,000,000 secured convertible promissory note, respectively, to Laurus Master Fund, Ltd., an accredited investor. Interest accrues on each note at a rate of 3% above prime, subject to certain adjustments, and in no event will the interest rate on any note be lower than 7% or greater than 10%. Under certain circumstances, the Company has the ability to repay the amounts due under each note by issuing to Laurus a number of shares of common stock equal to the amount of the payment due divided by $3.16. Under certain circumstances, the Company also has the ability to convert all or a portion of the outstanding principal under each note into shares of common stock at a conversion price of $3.16 per share. In connection with the sale of the notes in March 2004 and August 2004, the Company also issued to Laurus Master Fund a warrant with a term of seven years and exercisable for 100,000 shares and 33,334 shares, respectively, of common stock at exercise prices that vary between $3.31 per share and $3.88 per share. The Company also issued a warrant with a term of five years that is exercisable for 47,468 shares of common stock at an exercise price of $3.16 per share to a finder as compensation for its services in connection with the March 2004 financing. These issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In August 2004, the Company issued pursuant to a share exchange agreement 167,691 shares of its common stock to one investor in exchange for the assignment by that investor to the Company of 554,183 shares of the common stock of Axesstel-California, as well as a general release of claims against the Company by that investor. This issuance was made in reliance on Section 4(2) of the Securities Act.

In July 2004, the Company issued to David Morash 83,333 shares of its common stock upon the partial exercise of the stock option granted to Mr. Morash in January 2004. The exercise price of the option is $2.50 per share. This issuance was made in reliance on Section 4(2) of the Securities Act.

In June 2004, the Company sold 860,000 shares of its common stock at an exercise price of $1.00 per share to six accredited investors (including 500,000 shares to WNC) in connection with the exercise of warrants from the Company’s January 2004 private placement. This issuance was made in reliance on the exemption provided by Section 4(2) of the Securities Act.

In June 2004, the Company issued 125,000 shares of its common stock at the conversion price of $2.00 per share to North America Venture Fund II, L.P. in connection with the conversion of 25% of the investor’s convertible term note of $1,000,000, funded in January 2004. This issuance was made in reliance on the exemption provided by Section 4(2) of the Securities Act.

In June 2004, the Company sold 37,000 shares of its common stock at the conversion price of $3.16 per share to Laurus Master Fund, LTD. in connection with the payment of a portion of the principal and interest charges related to the investor’s convertible term note of $3,000,000, funded in March 2004. This issuance was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933.

In February 2004, the Company issued an aggregate of 5,300 shares of its common stock valued at $2.85 per share to 53 employees. These issuances were made in reliance on Section 4(2) of the Securities Act.

During the first quarter of 2004, the Company issued to certain of its employees a total of 30,200 shares of common stock.

The issuances were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In May 2003, the Company sold 92,500 shares of the its common stock at the price of $2.00 per share to accredited individuals and entities for cash totaling $185,000. These issuances were made in reliance on Section 4(2) of the Securities Act.

In May 2003, the Company issued 300,000 shares of its common stock, which was valued at $675,000, for the acquisition of one hundred percent of the issued and outstanding capital stock of Entatel, pursuant to a Stock Purchase Agreement made in December 2002. This issuance was made in reliance on Section 4(2) of the Securities Act.

In June 2003, the Company issued 100,000 shares of its common stock valued at $3.00 per share to an employee. This issuance was made in reliance on Section 4(2) of the Securities Act.

In November 2003, the Company issued 9,622 shares of its common stock valued at $3.50 per share in connection with a settlement agreement with a consultant for consulting services rendered. This issuance was made in reliance on Section 4(2) of the Securities Act.

In November 2003, the Company issued a total of 19,230 shares of its common stock to two employees valued at $1.30 per share. These issuances were made in reliance on Section 4(2) of the Securities Act.

In November 2003, the Company issued a total of 90,000 shares of its common stock valued at $2.80 per share to three members of the board of directors. These issuances were made in reliance on Section 4(2) of the Securities Act.

For the year ended December 31, 2002, giving effect to a one-to-twenty nine reverse split, the Company issued 20,690 shares of common stock for debts assumed by a certain stockholder totaling $250,627 and 57,425 shares for payment of outstanding debts totaling $229,604. This issuance was made in reliance on Section 4(2) of the Securities Act.

For the year ended December 31, 2002, the Company issued 57,000 common shares for conversion of notes totaling $157,375 and 141,789 shares of common stock for services valued at $204,510. This issuance was made in reliance on Section 4(2) of the Securities Act.

In August 2002, in connection with the acquisition of Axesstel California, the Company issued to the former stockholders of Axesstel California approximately 5.6 million shares of its common stock in exchange for the assignment to us of approximately 98% of the issued and outstanding capital stock of Axesstel California at an exchange rate of .302591758 shares of our common stock for one share of Axesstel California common stock. In connection with this acquisition, we also assumed all of Axesstel California’s outstanding options and warrants, which were adjusted in accordance with the exchange ratio such that an option or warrant to purchase one share of Axesstel California common stock became an option or warrant to purchase .302591758 shares of the Company’s common stock. This issuance was made in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In September 2002, the Company sold 100,000 shares and warrants to purchase 200,000 shares for consultant services rendered. This issuance was made in reliance on Section 4(2) of the Securities Act.

In October 2002, the Company entered into a contract for legal services with a legal consultant in South Korea, in consideration for 10,000 shares of its common stock. This issuance was made in reliance on Section 4(2) of the Securities Act.

Axesstel California

In April 2002, Axesstel California issued to Mike H.P. Kwon and Satoru Yukie warrants to purchase 3,710,184 and 4,000,000 shares of the common stock of Axesstel California, respectively, at an exercise price of $0.02 per share. These warrants were assumed by the Company in August 2002 in accordance with the corporate combination agreement between the Company and Axesstel California. These issuances were made in reliance on Section 4(2) of the Securities Act.

In each transaction described above that was exempt from registration under Section 4(2) of the Securities Act, (i) there were no underwriters involved in the issuance and sale of the securities, (ii) the investors were experienced with transactions of the nature of the subject transaction and had the ability to fend for themselves, (iii) the securities were acquired for investment only and not with a view to or for sale in connection with any distribution thereof, (iv) appropriate legends were affixed to the share certificates and other instruments issued in such transactions, and (v) the sales of these securities were made without general solicitation or advertising.

Item 27.  Exhibits

Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

2.1	Corporate Combination Agreement by and between Miracom Industries, Inc. and Axesstel California effective July 16, 2002, incorporated herein by reference to the registrant’s Form 8-K filed with the Commission on September 16, 2002(2)

2.2	First Amendment to Corporate Combination Agreement by and between Miracom Industries, Inc. and Axesstel, Inc. dated August 22, 2004(8)

3.1	Articles of Incorporation of the registrant, as amended(5)

3.2	Amended and Restated Bylaws of the registrant, as amended(5)

4.1	Specimen Common Stock Certificate(5)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	Convertible Note Purchase Agreement dated January 8, 2004, by and among the registrant, North America Venture Fund II, L.P., Mike H.P. Kwon and Satoru Yukie(4)

10.2	Convertible Term Note issued January 8, 2004, by the registrant to North America Venture Fund II, L.P.(6)

10.3	Common Stock and Warrant Purchase Agreement dated January 8, 2004, by and among the registrant, the parties listed on the schedule of investors attached thereto, Mike H.P. Kwon and Satoru Yukie(7)

10.4	Form of Common Stock Purchase Warrant, exercise price $1.00, dated January 8, 2004(6)

10.5	Form of Common Stock Purchase Warrant, exercise price $2.00 subject to adjustment, dated January 8, 2004(6)

10.6	Securities Purchase Agreement dated March 16, 2004, by and between the registrant and Laurus Master Fund, Ltd.(7)

10.7	Convertible Term Note issued March 16, 2004, by the registrant to Laurus Master Fund, Ltd.(6)

Exhibit Number	Description of Document

10.8	Security Agreement dated March 12, 2004, by and among the registrant and Laurus Master Fund, Ltd.(6)

10.9	Common Stock Purchase Warrant issued March 16, 2004, by the registrant to Laurus Master Fund, Ltd.(6)

10.10	Registration Rights Agreement dated March 11, 2004, by and among the registrant and Laurus Master Fund, Ltd.(6)

10.11	Letter Agreement with North America Venture Fund II, L.P., dated April 15, 2004(3)

10.12	Lease Agreement for Office Space by and between Axesstel California and Smith Trust dated October 15, 2001(5)

10.13	Centerpark Plaza Office Lease with Mullrock Umbrella, LLC, dated May 28, 2004(11)

10.14	Form of Indemnity Agreement for directors and executive officers of the registrant(5)

10.15	Subscriber Unit License Agreement by and between Axesstel California and Qualcomm Incorporated dated November 14, 2000, as amended +(2)

10.16	Supply Agreement by and between TeleCard Limited and the registrant dated November 2003 +(2)
10.17	Supply Agreement by and between TeleCard Limited and the registrant dated November 2003 +(2)

10.18	Purchase order with Tata Teleservices (Maharashtra) Limited, dated April 20, 2004(3)

10.19	Purchase order with Tata Teleservices, Ltd., dated April 26, 2004(3)

10.20	Supply Agreement between BellSouth International, Inc. and Axesstel-California, dated March 18, 2004(4)

10.21	Form of Warrant issued to finder and its assignees, dated March 11, 2004, in connection with the March 2004 Convertible Note Financing(4)

10.22	Offer Letter for David Morash, dated December 3, 2003(4)

10.23	Offer Letter for Patrick Gray, dated February 11, 2004(4)

10.24	Offer Letter for Lixin Cheng, dated December 22, 2003(4)

10.25	Component Supply Agreement between QUALCOMM CDMA Technologies Asia-Pacific PTE LTD. and Axesstel-California, dated February 28, 2001, as amended*

10.26	DMSS5100 Software Agreement between QUALCOMM Incorporated and Axesstel-California, dated December 5, 2002, as amended*

10.27	DMSS5010 Software Agreement between QUALCOMM Incorporated and Axesstel-California, dated November 26, 2003*

10.28	AMSS6500 Software Agreement between QUALCOMM Incorporated and Axesstel-California, dated April 11, 2004*

10.29	Offer Letter for Alireza Saifi dated July 8, 2004*

10.30	Securities Purchase Agreement dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.31	Common Stock Purchase Warrant dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.32	Security Agreement dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

Exhibit Number	Description of Document

10.33	Registration Rights Agreement dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.34	Convertible Term Note dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.35	Form of Subscription Agreement dated October 12, 2004 between the registrant and certain investors affiliated with ComVentures(10)

14.1	Code of Ethics for Directors, Officers and Employees(2)

16.1	Letter dated December 8, 2003, from Kenny H. Lee CPA Group, Inc.(12)

21.1	Subsidiaries of registrant(1)

23.1	Consent of Gumbiner, Savett Finkel Fingleson & Rose, Inc.(1)

23.2	Consent of Kenny H. Lee CPA Group, Inc.(1)

23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP, counsel to the registrant. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. See page II-9.

*	To be filed by amendment

+	Confidential treatment requested

(1)	Filed herewith

(2)	Filed with the 10-KSB/A for the period ending December 31, 2003, filed on August 16, 2004

(3)	Filed with the 10-QSB/A for the period ending June 30, 2004, filed on September 7, 2004

(4)	Filed with the 10-QSB/A for the period ending March 31, 2004, filed on September 7, 2004

(5)	Filed with the 10-KSB/A for the period ending December 31, 2003, filed on April 19, 2004

(6)	Filed with the 10-QSB for the period ending March 31, 2004, filed on May 24, 2004

(7)	Filed with the 8-K filed on March 25, 2004

(8)	Filed with 10-KSB/A for the period ending December 31, 2003 filed on October 13, 2004

(9)	Filed with the 8-K filed on August 20, 2004

(10)	Filed with the 8-K filed on October 15, 2004

(11)	Filed with the 10-QSB filed on August 16, 2004

(12)	Filed with the 8-K/A filed on December 9, 2003

Item 28.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The small business issuer will:

(1) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 15th day of October, 2004.

AXESSTEL, INC.

By:	/s/ MIKE H.P. KWON
Mike H.P. Kwon Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mike H.P. Kwon and David Morash and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ MIKE H.P. KWON Mike H.P. Kwon	Chairman of the Board (Director) and Chief Executive Officer (Principal Executive Officer)	October 15, 2004

/s/ DAVID MORASH David Morash	President, Chief Operating Officer and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 15, 2004

/s/ JAI BHAGAT Jai Bhagat	Director	October 15, 2004

/s/ HARRY CASARI Harry Casari	Director	October 15, 2004

/s/ HAYDN HSIEH Haydn Hsieh	Director	October 15, 2004

/s/ ERIC SCHULTZ Eric Schultz	Director	October 15, 2004

/s/ SEUNG TAIK YANG Seung Taik Yang	Director	October 15, 2004

INDEX OF EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

2.1	Corporate Combination Agreement by and between Miracom Industries, Inc. and Axesstel California effective July 16, 2002, incorporated herein by reference to the registrant’s Form 8-K filed with the Commission on September 16, 2002(2)

2.2	First Amendment to Corporate Combination Agreement by and between Miracom Industries, Inc. and Axesstel, Inc. dated August 22, 2004(8)

3.1	Articles of Incorporation of the registrant, as amended(5)

3.2	Amended and Restated Bylaws of the registrant, as amended(5)

4.1	Specimen Common Stock Certificate(5)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

10.1	Convertible Note Purchase Agreement dated January 8, 2004, by and among the registrant, North America Venture Fund II, L.P., Mike H.P. Kwon and Satoru Yukie(4)

10.2	Convertible Term Note issued January 8, 2004, by the registrant to North America Venture Fund II, L.P.(6)

10.3	Common Stock and Warrant Purchase Agreement dated January 8, 2004, by and among the registrant, the parties listed on the schedule of investors attached thereto, Mike H.P. Kwon and Satoru Yukie(7)

10.4	Form of Common Stock Purchase Warrant, exercise price $1.00, dated January 8, 2004(6)

10.5	Form of Common Stock Purchase Warrant, exercise price $2.00 subject to adjustment, dated January 8, 2004(6)

10.6	Securities Purchase Agreement dated March 16, 2004, by and between the registrant and Laurus Master Fund, Ltd.(7)

10.7	Convertible Term Note issued March 16, 2004, by the registrant to Laurus Master Fund, Ltd.(6)

10.8	Security Agreement dated March 12, 2004, by and among the registrant and Laurus Master Fund, Ltd.(6)

10.9	Common Stock Purchase Warrant issued March 16, 2004, by the registrant to Laurus Master Fund, Ltd.(6)

10.10	Registration Rights Agreement dated March 11, 2004, by and among the registrant and Laurus Master Fund, Ltd.(6)

10.11	Letter Agreement with North America Venture Fund II, L.P., dated April 15, 2004(3)

10.12	Lease Agreement for Office Space by and between Axesstel California and Smith Trust dated October 15, 2001(5)

10.13	Centerpark Plaza Office Lease with Mullrock Umbrella, LLC, dated May 28, 2004(11)

10.14	Form of Indemnity Agreement for directors and executive officers of the registrant(5)

10.15	Subscriber Unit License Agreement by and between Axesstel California and Qualcomm Incorporated dated November 14, 2000, as amended +(2)

10.16	Supply Agreement by and between TeleCard Limited and the registrant dated November 2003 +(2)

Exhibit Number	Description of Document
10.17	Supply Agreement by and between TeleCard Limited and the registrant dated November 2003 +(2)

10.18	Purchase order with Tata Teleservices (Maharashtra) Limited, dated April 20, 2004(3)

10.19	Purchase order with Tata Teleservices, Ltd., dated April 26, 2004(3)

10.20	Supply Agreement between BellSouth International, Inc. and Axesstel-California, dated March 18, 2004(4)

10.21	Form of Warrant issued to finder and its assignees, dated March 11, 2004, in connection with the March 2004 Convertible Note Financing(4)

10.22	Offer Letter for David Morash, dated December 3, 2003(4)

10.23	Offer Letter for Patrick Gray, dated February 11, 2004(4)

10.24	Offer Letter for Lixin Cheng, dated December 22, 2003(4)

10.25	Component Supply Agreement between QUALCOMM CDMA Technologies Asia-Pacific PTE LTD. and Axesstel-California, dated February 28, 2001, as amended*

10.26	DMSS5100 Software Agreement between QUALCOMM Incorporated and Axesstel-California, dated December 5, 2002, as amended*

10.27	DMSS5010 Software Agreement between QUALCOMM Incorporated and Axesstel-California, dated November 26, 2003*

10.28	AMSS6500 Software Agreement between QUALCOMM Incorporated and Axesstel-California, dated April 11, 2004*

10.29	Offer Letter for Alireza Saifi dated July 8, 2004*

10.30	Securities Purchase Agreement dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.31	Common Stock Purchase Warrant dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.32	Security Agreement dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.33	Registration Rights Agreement dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.34	Convertible Term Note dated as of August 18, 2004 between the registrant and Laurus Master Fund, Ltd.(9)

10.35	Form of Subscription Agreement dated October 12, 2004 between the registrant and certain investors affiliated with ComVentures(10)

14.1	Code of Ethics for Directors, Officers and Employees(2)

16.1	Letter dated December 8, 2003, from Kenny H. Lee CPA Group, Inc.(12)

21.1	Subsidiaries of registrant(1)

23.1	Consent of Gumbiner, Savett Finkel Fingleson & Rose, Inc.(1)

23.2	Consent of Kenny H. Lee CPA Group, Inc.(1)

23.3	Consent of Sheppard, Mullin, Richter & Hampton LLP, counsel to the registrant. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. See page II-9.

*	To be filed by amendment

+	Confidential treatment requested

(1)	Filed herewith

(2)	Filed with the 10-KSB/A for the period ending December 31, 2003, filed on August 16, 2004

(3)	Filed with the 10-QSB/A for the period ending June 30, 2004, filed on September 7, 2004

(4)	Filed with the 10-QSB/A for the period ending March 31, 2004, filed on September 7, 2004

(5)	Filed with the 10-KSB/A for the period ending December 31, 2003, filed on April 19, 2004

(6)	Filed with the 10-QSB for the period ending March 31, 2004, filed on May 24, 2004

(7)	Filed with the 8-K filed on March 25, 2004

(8)	Filed with 10-KSB/A for the period ending December 31, 2003 filed on October 13, 2004

(9)	Filed with the 8-K filed on August 20, 2004

(10)	Filed with the 8-K filed on October 15, 2004

(11)	Filed with the 10-QSB filed on August 16, 2004

(12)	Filed with the 8-K/A filed on December 9, 2003